Exhibit 99.1
ITEM 1. Business
The Walt Disney Company, together with its subsidiaries, is a diversified worldwide entertainment company with operations in the Disney Media and Entertainment Distribution (DMED) and Disney Parks, Experiences and Products (DPEP) segments.
The terms “Company”, “we”, “our” and “us” are used in this report to refer collectively to the parent company and the subsidiaries through which businesses are conducted.
COVID-19 Pandemic
During fiscal 2020 and continuing into fiscal 2021, the world has been, and continues to be, impacted by the novel coronavirus (COVID-19) pandemic. COVID-19 and measures to prevent its spread impacted our segments in a number of ways, most significantly at DPEP where our theme parks were closed or operating at significantly reduced capacity for a significant portion of the year, cruise ship sailings and guided tours were suspended since late in the second quarter and retail stores were closed for a significant portion of the year. We also had an adverse impact on our merchandise licensing business. We have delayed, or in some cases, shortened or cancelled, theatrical releases, and stage play performances have been suspended since late in the second quarter. We also had an adverse impact on advertising sales. Since March 2020, we have experienced significant disruptions in the production and availability of content, including the shift of key live sports programming from our third quarter to the fourth quarter and into fiscal 2021 as well as the suspension of production of most film and television content since late in the second quarter. Although most film and television production resumed beginning in the fourth quarter of fiscal 2020, we continue to see disruption of film and television production depending on local circumstances.
The impact of these disruptions and the extent of their adverse impact on our financial and operating results will be dictated by the length of time that such disruptions continue, which will, in turn, depend on the currently unknowable duration and severity of the impacts of COVID-19, and among other things, the impact of governmental actions imposed in response to COVID-19 and individuals’ and companies’ risk tolerance regarding health matters going forward. As some of our businesses have reopened, we have incurred additional costs to address government regulations and the safety of our employees, talent and guests. The reopening or closure of our businesses is dependent on applicable government requirements, which vary by location, are subject to ongoing changes, which could result if COVID-19 cases increase.
Human Capital
The Company’s key human capital management objectives are to attract, retain and develop the highest quality talent. To support these objectives, the Company’s human resources programs are designed to develop talent to prepare them for critical roles and leadership positions for the future; reward and support employees through competitive pay, benefit, and perquisite programs; enhance the Company’s culture through efforts aimed at making the workplace more engaging and inclusive; acquire talent and facilitate internal talent mobility to create a high-performing, diverse workforce; engage employees as brand ambassadors of the Company’s content, products and experiences; and evolve and invest in technology, tools, and resources to enable employees at work.
The Company employed approximately 203,000 people as of October 3, 2020. Our global workforce consists of approximately 80% full time and 20% part time employees, with nearly 1% of the part time population being seasonal employees. Of the total population as of October 3, 2020, approximately 155,000 of our employees worked in the DPEP segment.
Some examples of key programs and initiatives that are focused to attract, develop and retain our diverse workforce include:
•Diversity and inclusion (D&I). Our D&I objectives are to build teams that reflect the life experiences of our audiences, while employing and supporting a diverse array of voices in our creative and production content.
◦Established six pillars that serve as the foundation for our D&I commitments – transparency, accountability, representation, content, community, and culture
◦Created a pipeline of next-generation creative executives from underrepresented backgrounds through programs such as the Executive Incubator, Creative Talent Development and Inclusion (CTDI), and the Disney Launchpad: Shorts Incubator
◦Championed targeted development programs for underrepresented talent
◦Hosted a series of culture-changing, innovation and learning opportunities to spark dialogue among employees, leaders, Disney talent and external experts
◦Sponsored over 70 employee-led Business Employee Resource Groups (BERGs) that represent and support the diverse communities that make up our workforce. The BERGs facilitate networking and connections with peers, outreach and mentoring, leadership and skill development and cross-cultural business innovation

•Health, wellness and family resources. Disney’s benefit offerings are designed to meet the varied and evolving needs of a diverse workforce across businesses and geographies. Because we want our employees and their families to thrive, this year, we enhanced the ways we help our employees care for themselves and their families, especially in response to COVID-19
◦Healthcare options for employees in Florida and Southern California, aimed at reducing out-of-pocket costs
◦Coverage of all COVID-19 testing and treatment under all Company medical plans at no cost to the employees and dependents
◦Child care programs for employees, including access to onsite/community centers, enhanced back-up care choices to include personal caregivers, child care referral assistance and center discounts, homework help and a variety of parenting educational resources
◦Free mental and behavioral health resources, including on-demand access to the Employee Assistance Program (EAP) for employees and their dependents
•Disney Aspire. We support the long-term career aspirations of our hourly employees through education and personal development. We pay tuition costs at a network of schools and aim to help our hourly employees put their career goals within reach by equipping them with degree programs, coaching and job skills designed for a rapidly changing workplace and workforce
◦Investment of $150 million in Aspire’s first five years to cover 100% of tuition, books and education fees
◦Access to a wide variety of degree, certificate, high school completion, college start, language learning and trades programs
◦Chosen fields of study do not have to be related to an employee’s current position, and employees do not have to stay at the Company upon completion of their studies
•Talent Development. We prioritize and invest in creating opportunities to help employees grow and build their careers, through a multitude of training and development programs. These include online, instructor-led and on-the-job learning formats as well as executive talent and succession planning paired with an individualized development approach
•Community & Social Impact. We are committed to providing comfort to those in need and inspiration and opportunity to those who want to improve their world. One primary way we do this is through our unique employee volunteer program - Disney VoluntEARS. Throughout the year, employees make a positive impact in their local communities and have found a multitude of special ways to continue volunteering during the pandemic
Due to the current climate, including COVID-19 impacts, and changing environment in which we are operating, the Company has generated efficiencies in its staffing, including limiting hiring to critical business roles, furloughs and reductions-in-force. As part of these actions, the employment of approximately 32,000 employees primarily at DPEP will terminate in the first half of fiscal 2021. Additionally, as of October 3, 2020, approximately 37,000 employees who are not scheduled for employment termination were on furlough as a result of COVID-19’s impact on our businesses.
Direct-to-Consumer
In November 2019, the Company launched Disney+, a subscription-based direct-to-consumer (DTC) video streaming service with Disney, Pixar, Marvel, Star Wars and National Geographic branded content in the U.S. and four other countries and has expanded to select Western European countries in the Spring of 2020. In April 2020, paid subscribers of our Hotstar service in India were converted to Disney+Hotstar, and in June 2020, current subscribers of the Disney Deluxe service in Japan were converted to Disney+. In September 2020, Disney+ was launched in additional European countries and Disney+Hotstar was launched in Indonesia. In November 2020, Disney+ was launched in Latin America. Additional launches are planned for various Asia-Pacific territories in calendar 2021.
The Company also plans to launch a general entertainment DTC video streaming offering under the Star brand outside the U.S. in calendar year 2021.
TFCF Acquisition
On March 20, 2019, the Company acquired the outstanding capital stock of Twenty-First Century Fox, Inc., a diversified global media and entertainment company, which was subsequently renamed TFCF Corporation (TFCF). As a result of the acquisition, the Company’s ownership interest in Hulu, LLC (Hulu), a general entertainment DTC video streaming service, increased to 60% (67% as of October 3, 2020), and the Company started consolidating the results of Hulu as of the acquisition date. See Note 4 of the Consolidated Financial Statements for additional information on the TFCF and Hulu transactions.

DISNEY MEDIA AND ENTERTAINMENT DISTRIBUTION
The DMED segment encompasses the Company’s global film and episodic television content production and distribution activities. Content is distributed by a single organization across three significant lines of business: Linear Networks, Direct-to-Consumer and Content Sales/Licensing and is generally created by three production/content licensing groups: Studios, General Entertainment and Sports. The distribution organization has full accountability for the financial results of the entire media and entertainment business.
The operations in our significant lines of business are as follows:
•Linear Networks
◦Domestic Channels: ABC Television Network (ABC) and eight owned ABC television stations (Broadcasting), and Disney, ESPN, Freeform, FX and National Geographic branded domestic television networks (Cable)
◦International Channels: Disney, ESPN, Fox, National Geographic and Star branded television networks outside of the U.S.
◦A 50% equity investment in A+E Television Networks (A+E), which operates a variety of cable channels including A&E, HISTORY and Lifetime
•Direct-to-Consumer
◦Disney+, Disney+Hotstar, ESPN+, Hulu and Star+ DTC services
•Content Sales/Licensing
◦Sale of film and television content to third-party TV/SVOD services
◦Theatrical distribution
◦Home entertainment distribution (DVD, Blu-ray and electronic home video licenses)
◦Music distribution
◦Staging and licensing of live entertainment events on Broadway and around the world (Stage Plays)
DMED also includes the following activities that are reported with Content Sales/Licensing:
•Post-production services through Industrial Light & Magic and Skywalker Sound
•A 30% ownership interest in Tata Sky Limited, which operates a direct-to-home satellite distribution platform in India
The significant revenues of DMED are as follows:
•Affiliate fees - Fees charged by our Linear Networks to multi-channel video programming distributors (i.e. cable, satellite, telecommunications and digital over-the-top (e.g. Hulu, YouTube TV) service providers) (MVPDs) and to television stations affiliated with ABC for the right to deliver our programming to their customers
•Advertising - Sales of advertising time/space at Linear Networks and Direct-to-Consumer
•Subscription fees - Fees charged to customers/subscribers for our DTC services
•TV/SVOD distribution - Licensing fees and other revenue for the right to use our film and television productions and revenue from fees charged to customers to view our sports programming (“pay-per-view”) and Premier Access content. TV/SVOD distribution revenue is primarily reported in Content Sales/Licensing, except for pay-per-view and Premier Access revenue, which is reported in Direct-to-Consumer
•Theatrical distribution - Rentals from licensing our film productions to theaters
•Home entertainment - Sale of our film and television content to retailers and distributors in home video formats
•Other content sales/licensing revenue - Revenues from licensing our music, ticket sales from stage play performances and fees from licensing our intellectual properties for use in stage plays
•Other revenue - Fees from sub-licensing of sports programming rights (reported in Linear Networks) and sales of post-production services (reported with Content Sales/Licensing)
The significant expenses of DMED are as follows:
•Operating expenses consist primarily of programming and production costs, technical support costs, operating labor, distribution costs and costs of sales. Operating expenses also includes fees paid to Linear Networks from other DMED businesses for the right to air our linear networks and related services. Programming and production costs include amortization of acquired licensed programming rights (including sports rights), amortization of capitalized production costs (including participations and residuals) and production costs related to live programming such as news and sports. Programming and production costs are largely incurred across three content creation groups, as follows:
◦Studios - Primarily capitalized production costs related to films produced under the Walt Disney Pictures, Twentieth Century Studios, Marvel, Lucasfilm, Pixar and Searchlight Pictures banners

◦General Entertainment - Primarily acquisition of rights to and internal production of episodic television programs and news content. Internal content is generally produced by the following television studios: ABC Signature; 20th Television; Disney Television Animation, FX Productions and various studios for which we commission productions for our branded channels and DTC services
◦Sports - Primarily acquisition of professional and college sports programming rights and related production costs
•Selling, general and administrative costs
•Depreciation and amortization
Media and Entertainment Distribution Strategy
Shifting consumer preferences for consumption of video content, and in particular the increasingly widespread adoption of video streaming technology, has significantly disrupted the traditional means and patterns of distribution for film and television content. In general, film content was traditionally distributed first in the theatrical market, followed by the home entertainment market and then in the TV/SVOD market. Episodic television content was traditionally distributed at linear networks and then in the TV/SVOD market.
In response to these changes, the Company has significantly increased its focus on distribution of content via our own DTC services relative to distribution along traditional patterns. Although the Company continues to monetize a significant amount of its content in the traditional manner, our focus on our own DTC distribution has had a number of impacts including but not limited to:
•in some cases, we are producing exclusive content for our DTC services;
•rather than selling our content in the TV/SVOD market, we may choose to distribute it on our DTC services;
•in part because of the impact of COVID-19 on theatrical markets around the world, we may alter our traditional theatrical distribution approach, for example by making a film available on our DTC services at the same time it is in theaters; and
•we may choose to offer our content in pay-per-view format on our own DTC services (e.g. Premier Access) rather than distributing it in traditional home entertainment markets.
Over time, all else being equal, these impacts will tend to increase revenue at our Direct-to-Consumer line of business and reduce revenue at our Linear Networks and Content Sales/Licensing lines of business.
A more detailed discussion of our distribution businesses and production groups follows.
Linear Networks
The majority of Linear Networks revenue is derived from affiliate fees and advertising sales. Generally, the Company’s networks provide programming under multi-year licensing agreements with MVPDs that include contractually specified rates on a per subscriber basis. The amounts that we can charge to MVPDs for our networks is largely dependent on the quality and quantity of programming that we can provide and the competitive market for programming services. The ability to sell advertising time and the rates received are primarily dependent on the size and nature of the audience that the network can deliver to the advertiser as well as overall advertiser demand.
Linear Networks consist of our domestic and international branded television channels.
Domestic Channels
Our domestic channels include Cable networks operations comprising Disney, ESPN, Freeform, FX and National Geographic branded channels and Broadcasting operations comprising ABC and eight owned ABC affiliated television stations.
Cable
Disney Channels
Branded television channels include: Disney Channel; Disney Junior; and Disney XD (collectively Disney Channels). Disney Channels also includes the DisneyNOW App and website.
Disney Channel - the Disney Channel airs original series and movie programming 24 hours a day targeted to kids ages 2 to 14. The channel features live-action comedy series, animated programming and preschool series as well as original movies and theatrical films.
Disney Junior - the Disney Junior channel airs programming 24 hours a day targeted to kids ages 2 to 7 and their parents and caregivers. The channel features animated and live-action programming that blends Disney’s storytelling and characters with learning. Disney Junior also airs as a programming block on the Disney Channel.

Disney XD - the Disney XD channel airs programming 24 hours a day targeted to kids ages 6 to 11. The channel features a mix of live-action and animated programming.
ESPN
Branded television channels include nine 24-hour domestic television sports channels: ESPN and ESPN2 (both of which are dedicated to professional and college sports as well as sports news and original programming); ESPNU (which is devoted to college sports); ESPNEWS (which simulcasts weekday ESPN Radio programming, re-airs select ESPN studio shows and airs a variety of other programming); SEC Network (which is dedicated to Southeastern Conference college athletics); ESPN Classic (which airs rebroadcasts of famous sporting events, sports documentaries and sports-themed movies); Longhorn Network (which is dedicated to The University of Texas athletics); ESPN Deportes (which airs professional and college sports as well as studio shows in Spanish); and ACC Network (which is dedicated to Atlantic Coast Conference college athletics). In addition, ESPN programs the sports schedule on ABC, which is branded ESPN on ABC.
ESPN also includes the following:
•ESPN.com, which delivers sports news, information and video on internet-connected devices, with approximately 20 editions in three languages globally. In the U.S., ESPN.com also features live video streams of ESPN channels to authenticated MVPD subscribers. Non-subscribers have limited access to certain content.
•ESPN App, which delivers scores, news, stories, highlights, short form video, podcasts and live audio, with fourteen editions in three languages globally. In the U.S., the ESPN App also features live video streams of ESPN’s linear channels and exclusive events to authenticated MVPD subscribers. Non-subscribers have limited access to certain content. The ESPN App is available for download on various internet-connected devices.
•ESPN Radio, which delivers talk and play-by-play programming in the U.S. ESPN Radio network programming is carried on approximately 400 terrestrial stations, including four ESPN owned stations in New York, Los Angeles, Chicago and Dallas, and on satellite and internet radio.
In addition, ESPN owns and operates the following events: ESPYs (annual awards show); X Games (winter and summer action sports competitions); and a portfolio of collegiate sporting events including: bowl games, basketball games, softball games and post-season award shows.
ESPN is owned 80% by the Company and 20% by Hearst Corporation (Hearst).
Freeform
Freeform is a channel targeted to viewers ages 18 to 34 that airs original, Company owned (“library”) and licensed television series, films and holiday programming events. Freeform also includes the Freeform App and website.
FX Channels
Branded general entertainment television channels include: FX; FXM; and FXX (collectively FX Channels), which air a mix of original, library and licensed television series and films.
National Geographic Channels
Branded television channels include: National Geographic; Nat Geo Wild; and Nat Geo Mundo (collectively National Geographic Channels). National Geographic Channels air scripted and documentary programming on such topics as natural history, adventure, science, exploration and culture.
National Geographic, including the magazine and online business reported in Content Sales/licensing, is owned 73% by the Company and 27% by the National Geographic Society.

The number of domestic subscribers (in millions) for the Company’s significant cable channels, as estimated by Nielsen Media Research(1) as of September 2020 (except where noted), are as follows:

Subscribers(2)
Disney Channels
Disney Channel	85
Disney Junior	66
Disney XD	66
ESPN
ESPN	84
ESPN2	84
ESPNU	62
ESPNEWS	62
SEC Network(3)	57
Freeform	85
FX Channels
FX	86
FXX	83
FXM	57
National Geographic Channels
National Geographic	85
National Geographic Wild	60
(1)As a result of COVID-19, we understand there have been disruptions in Nielsen Media Research’s ability to collect in-home data, which may have had an impact on the estimated subscriber counts at September 2020.
(2)Estimates include traditional MVPD and the majority of digital OTT subscriber counts.
(3)Because Nielsen Media Research does not measure this channel, estimated subscribers are according to SNL Kagan as of December 2019.
Broadcasting
ABC
As of October 3, 2020, ABC had affiliation agreements with approximately 240 local television stations reaching almost 100% of U.S. television households. ABC broadcasts programs in the primetime, daytime, late night, news and sports “dayparts”. ABC is also available digitally through the ABC app and website to authenticated MVPD subscribers. Non-subscribers have more limited access to on-demand episodes.
ABC also produces a variety of primetime specials, national news and daytime programming.
ABC provides online access to in-depth worldwide news and certain other programming through various Company operated and third party distribution platforms.
Domestic Television Stations
The Company owns eight television stations, six of which are located in the top ten television household markets in the U.S. All of our television stations are affiliated with ABC and collectively reach approximately 20% of the nation’s television households. Generally, each owned station broadcasts three digital channels: news and other local programming produced by the station, ABC and syndicated programming; Localish (formerly the Live Well Network); and the LAFF Network.

The stations we own are as follows:

TV Station	Market	Television Market Ranking(1)
WABC	New York, NY	1
KABC	Los Angeles, CA	2
WLS	Chicago, IL	3
WPVI	Philadelphia, PA	4
KGO	San Francisco, CA	6
KTRK	Houston, TX	8
WTVD	Raleigh-Durham, NC	27
KFSN	Fresno, CA	55
(1)Based on Nielsen Media Research, U.S. Television Household Estimates, January 1, 2020.
International Channels
Our international channels focus on General Entertainment, Sports and/or Family programming and operate under four significant brands: Disney; ESPN; Fox; and Star. The channels air programming from the Company’s content production groups and locally produced and licensed programming.
The Company’s increased focus on DTC distribution in international markets is expected to negatively impact the International Channels business as we shift the primary means of monetizing our content from licensing of linear channels to distribution on our DTC platforms.
General Entertainment
The Company operates approximately 285 General Entertainment channels outside the U.S. primarily under the Fox, National Geographic and Star brands, which are broadcast in approximately 40 languages and 190 countries/territories.
Fox branded channels air a variety of scripted, reality and documentary programming. Channels are often thematically branded, focusing on such topics as movies, crime, comedy and cooking, and are broadcast in most regions internationally.
National Geographic branded channels air scripted and documentary programming on such topics as natural history, adventure, science, exploration and culture, and are broadcast in most regions internationally.
Star branded channels air a variety of scripted, reality and documentary programming primarily in India. Channels are also broadcast in other countries in Asia Pacific, Europe, the Middle East and Africa.
In addition, the Company operates UTV and Bindass branded channels in India. UTV Action and UTV Movies offer Bollywood movies as well as Hollywood, Asian and Indian regional movies dubbed in Hindi. Bindass is a youth entertainment channel.
Sports
The Company operates approximately 85 Sports channels outside the U.S. under the ESPN, Fox and Star brands, which are broadcast in approximately 15 languages and 100 countries/territories.
ESPN branded channels primarily operate in Latin America and Australia.
Fox branded sports channels primarily operate in Latin America, Asia Pacific and the Netherlands. Fox Sports Premium, a pay television service in Argentina, airs the matches of the professional soccer league in Argentina. In the Netherlands, the branded sports channels are operated through a joint venture, Eredivisie Media & Marketing CV (EMM), in which the Company has a 51% ownership interest. EMM has the media and sponsorship rights of the Dutch Premier League for soccer.
Star branded sports channels primarily operate in India and certain other countries in Asia Pacific.
Family
The Company operates approximately 115 Family channels outside the U.S. primarily under the Disney brand, which are broadcast in approximately 35 languages and 180 countries/territories.
Disney branded television channels include Disney Channel, Disney Junior, Disney XD and Disney International HD.
In addition, the Company operates the Hungama channel in India and the BabyTV channel.
At October 3, 2020, we adjusted the methodology used to determine the number of branded channels and the number of countries/territories in which we operate channels. The current year includes language feeds that were previously excluded but includes only one channel (rather than two) in markets where we have both high definition and standard definition feeds. In addition, the current year includes certain Fox and National Geographic branded channels in Africa and Eastern Europe that were previously excluded. On a comparable basis, the number of branded channels declined by approximately 30 primarily due to the closure of Disney and Fox branded channels.
As of September 2020, the estimated number of international subscribers (in millions) for the Company’s significant channels, based on internal management reports, are as follows:

Subscribers
Disney
Disney Channel	196
Disney Junior	166
Disney XD	105
ESPN(1)	53
Fox(1)	201
National Geographic(1)	317
Star
General Entertainment(1)	134
Sports(1)	80
(1)Reflects our estimate of each unique subscriber that has access to one or more of these branded channels.
Equity Investments
The Company has investments in media businesses that are accounted for under the equity method, which include A+E, CTV, Endemol Shine Group, Seven TV and Vice. The Company’s share of the financial results for these investments is reported as “Equity in the income (loss) of investees, net” in the Company’s Consolidated Statements of Operations.
A+E
A+E is owned 50% by the Company and 50% by Hearst. A+E operates the following channels:
•A&E – which offers entertainment programming including original reality and scripted series
•HISTORY – which offers original series and event-driven specials
•Lifetime and Lifetime Real Women – which offer female-focused programming
•Lifetime Movie Network (LMN) – which offers female-focused movies
•FYI – which offers contemporary lifestyle programming
A+E also has a 50% ownership interest in Viceland, a channel offering lifestyle-oriented documentaries and reality series aimed at millennial audiences.
A+E programming is available in approximately 200 countries and territories. A+E’s networks are distributed internationally under multi-year licensing agreements with MVPDs. A+E programming is also sold to international television broadcasters and SVOD services.
As of September 2020, the number of domestic subscribers (in millions) for A+E channels as estimated by Nielsen Media Research(1) are as follows:

Subscribers(2)
A&E	84
HISTORY	85
Lifetime	84
LMN	61
FYI	50
Viceland	63
(1)As a result of COVID-19, we understand there have been disruptions in Nielsen Media Research’s ability to collect in-home data, which may have had an impact on the estimated subscriber counts at September 2020.
(2)Estimates include traditional MVPD and the majority of digital OTT subscriber counts.

CTV
ESPN holds a 30% equity interest in CTV Specialty Television, Inc., which owns television channels in Canada, including The Sports Networks (TSN) 1-5, Le Réseau des Sports (RDS), RDS2, RDS Info, ESPN Classic Canada, Discovery Canada and Animal Planet Canada.
Endemol Shine Group
Endemol Shine Group produces both scripted and non-scripted content for distribution across multiple platforms. On July 2, 2020, the Company sold its 50% interest in Endemol Shine Group.
Seven TV
Seven TV operates an advertising-supported, free-to-air Disney Channel in Russia. The Company has a 20% ownership interest and a 49% economic interest in the business.
Vice
The Company has a 24% effective ownership (14% fully diluted) in Vice, which is a media company that targets millennial audiences. Vice operates Viceland, which is owned 50% by A+E and 50% by Vice.
Direct-to-Consumer
Our DTC businesses consist of subscription services that provide video streaming of general entertainment, family and sports programming (services are offered individually or in a bundle) and digital content distribution services. The subscription services are offered to customers directly or through third-party distributors on mobile and internet connected devices, and retail customers are generally billed a monthly or annual subscription fee.
Disney+ / Disney+Hotstar
Disney+ is a subscription based DTC video streaming service with Disney, Pixar, Marvel, Star Wars and National Geographic branded programming. Programming includes approximately 11,700 episodes and 700 movies from the Company’s television and film library and approximately 30 exclusive original series and 15 exclusive original movies and specials. Disney+ launched in November 2019 in the U.S. and four other countries and launched in other Western European countries in the Spring of 2020. In April 2020, paid subscribers of Hotstar streaming service in India were converted to Disney+Hotstar, and in June 2020, current subscribers of the Disney Deluxe service in Japan were converted to Disney+. In September 2020, Disney+ was launched in additional European countries and Disney+Hotstar was launched in Indonesia. In November 2020, Disney+ was launched in Latin America. Additional launches are planned for various Asia-Pacific territories in calendar 2021.
Disney+Hotstar is a subscription based DTC video streaming service with television shows, movies, sports, news and original series in approximately ten languages. The service incorporates gaming and social features. Disney+Hotstar has exclusive streaming rights to Home Box Office, Inc.’s original programming in India and also carries content from Showtime.
The majority of Disney+ and Disney+Hotstar revenue is derived from subscription fees. Disney+Hotstar also generates advertising revenue.
As of October 3, 2020, the estimated number of paid Disney+ and Disney+Hotstar subscribers, based on internal management reports, was approximately 74 million.
ESPN+
ESPN+ is a subscription based DTC video streaming service offering thousands of live sporting events, on-demand sports content and original programming not available on ESPN’s other networks. ESPN+ revenue is derived from subscription fees, pay-per-view fees and, to a lesser extent, advertising sales. Live events available through the service include mixed martial arts, soccer, hockey, boxing, baseball, college sports, tennis and cricket. ESPN+ is currently the exclusive distributor for UFC pay-per-view events in the U.S. As of October 3, 2020, the estimated number of paid ESPN+ subscribers, based on internal management reports, was approximately 10 million.
Hulu
Hulu is a subscription based DTC video streaming service with acquired, Company produced and original television and film content. Hulu’s revenue is primarily derived from subscription fees and advertising sales. Hulu offers four primary subscription services: an SVOD service with either limited commercial announcements or with no commercial announcements; and a digital OTT MVPD (Live TV) service that includes the SVOD service with either limited commercial announcements or with no commercial announcements. Live TV includes linear streams of cable networks and the major broadcast networks. In addition, Hulu offers subscriptions to premium services such as HBOMax, Cinemax, Starz and Showtime, which can be added to the Hulu service. As of October 3, 2020, the estimated number of paid Hulu subscribers, based on internal management reports, was approximately 37 million.
The Company has a 67% ownership interest in and full operational control of Hulu. NBCU owns the remaining 33% of Hulu. The Company has a put/call agreement with NBCU, which provides NBCU the option to require the Company to purchase NBCU’s interest in Hulu and the Company the option to require NBCU to sell its interest in Hulu to the Company, in both cases, beginning in January 2024 (see Note 4 of the Consolidated Financial Statements for additional information).
Star
The Company plans to launch a DTC general entertainment video streaming offering under the Star brand outside the U.S. in calendar year 2021.
Digital Content Distribution Services
BAMTech LLC (BAMTech) provides streaming technology services to third parties. BAMTech is owned 75% by the Company, 15% by Major League Baseball (MLB) and 10% by the National Hockey League (NHL), both of which have the right to sell their shares to the Company in the future (see Note 2 of the Consolidated Financial Statements for additional information).
BAMTech also operates the Company’s DTC sports business, which includes ESPN+ as well as DTC services for NHL programming. Hearst has a 20% interest in the Company’s DTC sports business.
Content Sales/Licensing and Other
The majority of Content Sales/Licensing revenue is derived from TV/SVOD, theatrical and home entertainment distribution. In addition, revenue is generated from music distribution and stage plays.
The Company also publishes National Geographic magazine, provides post-production services through Industrial Light & Magic and Skywalker Sound, develops online video content, primarily for distribution on YouTube, and provides online marketing services. These activities are reported with Content Sales/Licensing.
TV/SVOD Distribution
Content is licensed to third-party television networks, television stations and other video service providers, which may provide content to viewers on television or a variety of internet-connected devices, including through SVOD services (such as Netflix and Amazon). For films released theatrically, the television market generally is comprised of multiple pay TV and free TV windows, which can have license periods of various lengths generally following home entertainment distribution.
The Company has a significant library of films with over 5,000 films spanning approximately 95 years of production history, including acquired film libraries. We have approximately 5,000 live-action titles and 400 animation titles.
The Company has a significant library of television programming spanning approximately 70 years of production history. Series with four or more seasons include approximately 65 one-hour dramas, 40 half-hour comedies, 3 half-hour non-scripted series, 15 one-hour non-scripted series, 15 half-hour animated series and 10 half-hour live-action series.
Theatrical Distribution
The Company licenses full-length live-action and animated films from the Company’s Studio production group to theaters globally. Cumulatively through October 3, 2020, the Company has released approximately 1,100 full-length live-action film and 100 full-length animated films. In the domestic and most major international markets, we generally distribute and market our films directly. In certain international markets our films are distributed by independent companies or joint ventures. During fiscal 2021, we expect to release approximately 15 to 20 films, although the timing and number of these releases could be impacted by COVID-19, and certain films intended for theatrical release may be made available on Disney+ in certain territories.
The Company incurs significant marketing and advertising costs before and throughout the theatrical release of a film in an effort to generate public awareness of the film, to increase the public’s intent to view the film and to help generate consumer interest in the subsequent home entertainment and other ancillary markets. These costs are expensed as incurred, which may result in a loss on a film in the theatrical markets, including in periods prior to the theatrical release of the film.
Home Entertainment Distribution
We distribute the Company’s film and episodic television content in home entertainment markets in physical (DVD and Blu-ray) and electronic formats globally.
Domestically, films and episodic television content are distributed directly to retailers, wholesalers and consumers. Internationally, films and episodic television content are distributed directly and through independent distribution companies.

Physical formats of our films and episodic television content are generally sold to retailers, such as Walmart and Target, and electronic formats are sold through e-tailers, such as Apple and Amazon, and MVPDs, such as Comcast and DirectTV.
Film distribution typically starts three to six months after the theatrical release. Electronic formats may be released up to four weeks ahead of the physical release.
Episodic television content distribution includes sales of season passes that can be purchased prior to, during and after the broadcast season with individual episodes typically available to season pass customers shortly after the initial airing of the show in each territory. Individual episodes are also available for purchase shortly after their initial airing in each territory.
As of October 3, 2020, we have approximately 2,500 active produced and acquired film titles, including 2,200 live-action titles and 300 animated titles, in the domestic marketplace and approximately 2,400 active produced and acquired titles, including 2,000 live-action titles and 400 animated titles, in the international marketplace.
Concurrently with physical home entertainment distribution, we license titles to video-on-demand (VOD) services for electronic delivery to consumers for a specified rental period.
The Company also operates Disney Movie Club, which sells DVD/Blu-ray discs directly to consumers in the U.S. and Canada.
Disney Theatrical Group
Disney Theatrical Group develops, produces and licenses live entertainment events on Broadway and around the world. Productions include The Lion King, Aladdin, Frozen, The Little Mermaid, Beauty and the Beast, The Hunchback of Notre Dame, Mary Poppins (a co-production with Cameron Mackintosh Ltd), Newsies, Aida and TARZAN®.
Disney Theatrical Group also licenses the Company’s intellectual property to Feld Entertainment, the producer of Disney On Ice and Marvel Universe Live!.
Music Distribution
The Disney Music Group (DMG) commissions new music for the Company’s motion pictures and television programs and develops, produces, markets and distributes the Company’s music worldwide either directly or through license agreements. DMG also licenses the songs and recording copyrights to third parties for printed music, records, audio-visual devices, public performances and digital distribution and produces live musical concerts. DMG includes Walt Disney Records, Hollywood Records, Disney Music Publishing and Disney Concerts.
Equity Investment
Tata Sky
The Company has a 30% effective interest in Tata Sky Limited, which operates a direct-to-home satellite distribution platform in India.
Studios
The Studios group produces motion pictures under the Walt Disney Pictures, Twentieth Century Studios (previously Twentieth Century Fox), Marvel, Lucasfilm, Pixar and Searchlight Pictures (previously Fox Searchlight Pictures) banners. Costs to produce the films are generally capitalized and then allocated across the distribution platforms utilizing the content.
Marvel had licensed rights to produce and distribute Spider-Man films to Sony Pictures Entertainment (Sony) prior to the Company’s fiscal 2010 acquisition of Marvel. With the exception of a co-production relationship for the upcoming Spider-Man 3 (2021) film, Sony incurs the costs to produce and distribute Spider-Man films. For Spider-Man 3 (2021), the Company and Sony share in the cost to produce the film and proportionately share in revenues, adjusted for distribution fees retained by Sony. Sony distributes all the Spider-Man films and the Company licenses the merchandise rights to third parties. The Company pays Sony a licensing fee based on each film’s box office receipts, subject to specified limits. In general, the Company distributes all other Marvel-produced films.
During fiscal 2021, we expect to release approximately 15 to 20 films, although the timing and number of films could be impacted by COVID-19.
The Studios group will also produce original films and episodic television programming for distribution on our DTC platforms. During fiscal 2021, we expect to deliver approximately 15 to 20 titles, which include films, shorts and episodic television programs.
General Entertainment
Content produced by the General Entertainment group primarily consists of original episodic television programs and network news content as well as the acquisition of episodic television programming rights. Original content is generally produced by the following Company owned television studios: ABC Signature (previously ABC Studios); 20th Television (previously Twentieth Century Fox Television); Disney Television Animation; and FX Productions. Original content is also commissioned by the General Entertainment group and produced by various other third-party studios. Costs to produce original content are generally capitalized and then allocated across the distribution platforms utilizing the content. Program development is carried out in collaboration with writers, producers and creative teams.
Original episodic television productions planned in fiscal 2021 include the following:
•ABC - seven returning and two new one-hour dramas, three returning and one new half-hour comedies, and two returning non-scripted series. ABC Signature also produces Jimmy Kimmel Live.
•Disney Channels - eight returning and four new animated series and four returning, three new live action series/movies, and one new non-scripted series
•Disney+ - one returning and one new half-hour dramas, three new one-hour dramas, two new half-hour comedies, one new comedy/movie, two new animated series and one returning and seven new non-scripted series
•Freeform - four returning one-hour dramas and one returning and one new half-hour comedies
•FX Channels - six returning and one new one-hour dramas and six new half-hour comedies
•Hulu - one returning and one new half-hour dramas, two returning and four new one-hour dramas, and two returning and one new half-hour comedies. Certain programming from ABC, Freeform and FX Channels is also available on the Hulu SVOD service one day after airing on these channels.
•National Geographic Channels - two returning one-hour dramas and twenty-three returning and fourteen new non-scripted series
Programming produced by our television studios for third-party platforms include seven returning and one new one-hour dramas and eight returning and two new half-hour comedies. For many of these productions, the third parties have domestic linear distribution rights and the Company has SVOD and international distribution rights.
Sports
The Company has various professional and college sports programming rights, which the Sports group uses to produce content aired on our Linear Networks and distributed on our DTC platforms. The Sports group also produces sports news and original content for our Linear Networks and DTC services. In the U.S., rights include college football (including bowl games and the College Football Playoff) and basketball, the National Basketball Association (NBA), the National Football League (NFL), MLB, US Open Tennis, the Professional Golfers’ Association (PGA) Championship, the Women’s National Basketball Association (WNBA), various soccer rights, Top Rank Boxing, the Wimbledon Championships, the Masters golf tournament and mixed martial arts. Internationally, rights include cricket (for which the Company has the global distribution rights to certain events), English Premier League, La Liga, multiple UEFA leagues, various other soccer rights, various tennis rights, Bundesliga, motorsports programming, Combat sports, the NFL, MLB and field hockey.
Competition and Seasonality
The Company’s Linear Networks and DTC services compete for viewers primarily with other television networks, independent television stations and other media, such as other DTC services and video games. With respect to the sale of advertising time, we compete with other television networks and radio stations, independent television stations, MVPDs and other advertising media such as digital content, newspapers, magazines and billboards. Our television and radio stations primarily compete for audiences and advertisers in local market areas.
The Company’s Linear Networks compete with other networks for carriage by MVPDs. The Company’s contractual agreements with MVPDs are renewed or renegotiated from time to time in the ordinary course of business. Consolidation and other market conditions in the cable, satellite and telecommunication distribution industry and other factors may adversely affect the Company’s ability to obtain and maintain contractual terms for the distribution of its various programming services that are as favorable as those currently in place.
The Content Sales/Licensing businesses compete with all forms of entertainment. A significant number of companies produce and/or distribute theatrical and television content, distribute products in the home entertainment market, provide pay television and SVOD services, and produce music and live theater.
The success of the Content Sales/Licensing businesses is heavily dependent upon consumer taste and preferences. In addition, operating results fluctuate due to the timing and performance of releases in the theatrical, home entertainment and television markets. Release dates are determined by several factors, including competition and the timing of vacation and holiday periods.
The Company’s internet websites and digital products compete with other websites and entertainment products.

We also compete with other media and entertainment companies, independent production companies, SVOD providers and DTC services for the acquisition of sports rights, creative and performing talent, story properties, show concepts, scripted and other programming, advertiser support and exhibition outlets that are essential to the success of our DMED businesses.
Advertising revenues at Linear Networks and Direct-to-Consumer are subject to seasonal advertising patterns, changes in viewership levels and the demand for sports programming. In general, domestic advertising revenues are typically somewhat higher during the fall and somewhat lower during the summer months. In addition, advertising revenues generated from sports programming are impacted by the timing of sports seasons and events, which varies throughout the year or may take place periodically (e.g. biannually, quadrennially). Affiliate revenues vary with the subscriber trends of MVPDs.
Federal Regulation
Television and radio broadcasting are subject to extensive regulation by the Federal Communications Commission (FCC) under federal laws and regulations, including the Communications Act of 1934, as amended. Violation of FCC regulations can result in substantial monetary fines, limited renewals of licenses and, in egregious cases, denial of license renewal or revocation of a license. FCC regulations that affect our DMED segment include the following:
•Licensing of television and radio stations. Each of the television and radio stations we own must be licensed by the FCC. These licenses are granted for periods of up to eight years, and we must obtain renewal of licenses as they expire in order to continue operating the stations. We (and the acquiring entity in the case of a divestiture) must also obtain FCC approval whenever we seek to have a license transferred in connection with the acquisition or divestiture of a station. The FCC may decline to renew or approve the transfer of a license in certain circumstances and may delay renewals while permitting a licensee to continue operating. Although we have received such renewals and approvals in the past or have been permitted to continue operations when renewal is delayed, there can be no assurance that this will be the case in the future.
•Television and radio station ownership limits. The FCC imposes limitations on the number of television stations and radio stations we can own in a specific market, on the combined number of television and radio stations we can own in a single market and on the aggregate percentage of the national audience that can be reached by television stations we own. Currently:
◦FCC regulations may restrict our ability to own more than one television station in a market, depending on the size and nature of the market. We do not own more than one television station in any market.
◦Federal statutes permit our television stations in the aggregate to reach a maximum of 39% of the national audience. Pursuant to the most recent decision by the FCC as to how to calculate compliance with this limit, our eight stations reach approximately 20% of the national audience.
◦FCC regulations in some cases impose restrictions on our ability to acquire additional radio or television stations in the markets in which we own radio stations. We do not believe any such limitations are material to our current operating plans.
•Dual networks. FCC rules currently prohibit any of the four major broadcast television networks — ABC, CBS, Fox and NBC — from being under common ownership or control.
•Regulation of programming. The FCC regulates broadcast programming by, among other things, banning “indecent” programming, regulating political advertising and imposing commercial time limits during children’s programming. Penalties for broadcasting indecent programming can be over $400,000 per indecent utterance or image per station.
Federal legislation and FCC rules also limit the amount of commercial matter that may be shown on broadcast or cable channels during programming designed for children 12 years of age and younger. In addition, broadcast stations are generally required to provide an average of three hours per week of programming that has as a “significant purpose” meeting the educational and informational needs of children 16 years of age and younger. FCC rules also give television station owners the right to reject or refuse network programming in certain circumstances or to substitute programming that the licensee reasonably believes to be of greater local or national importance.
•Cable and satellite carriage of broadcast television stations. With respect to MVPDs operating within a television station’s Designated Market Area, FCC rules require that every three years each television station elect either “must carry” status, pursuant to which MVPDs generally must carry a local television station in the station’s market, or “retransmission consent” status, pursuant to which the MVPDs must negotiate with the television station to obtain the consent of the television station prior to carrying its signal. The ABC owned television stations have historically elected retransmission consent.
•Cable and satellite carriage of programming. The Communications Act and FCC rules regulate some aspects of negotiations regarding cable and satellite retransmission consent, and some cable and satellite distribution companies have sought regulation of additional aspects of the carriage of programming on cable and satellite systems. New legislation, court action or regulation in this area could have an impact on the Company’s operations.

The foregoing is a brief summary of certain provisions of the Communications Act, other legislation and specific FCC rules and policies. Reference should be made to the Communications Act, other legislation, FCC rules and public notices and rulings of the FCC for further information concerning the nature and extent of the FCC’s regulatory authority.
FCC laws and regulations are subject to change, and the Company generally cannot predict whether new legislation, court action or regulations, or a change in the extent of application or enforcement of current laws and regulations, would have an adverse impact on our operations.
DISNEY PARKS, EXPERIENCES AND PRODUCTS
Significant operations:
•Parks & Experiences:
◦Theme parks and resorts, which include: Walt Disney World Resort in Florida; Disneyland Resort in California; Disneyland Paris; Hong Kong Disneyland Resort (48% ownership interest); and Shanghai Disney Resort (43% ownership interest), all of which are consolidated in our results. Additionally, the Company licenses our intellectual property to a third party to operate Tokyo Disney Resort.
◦Disney Cruise Line, Disney Vacation Club, National Geographic Expeditions (73% ownership interest), Adventures by Disney and Aulani, a Disney Resort & Spa in Hawaii
•Consumer Products:
◦Licensing of our trade names, characters, visual, literary and other intellectual properties to various manufacturers, game developers, publishers and retailers throughout the world, for use on merchandise, published materials and games
◦Sale of branded merchandise through retail, online and wholesale businesses, and development and publishing of books, comic books and magazines (except National Geographic magazine, which is reported in DMED)
Significant revenues:
•Theme park admissions - Sales of tickets for admission to our theme parks
•Parks & Experiences merchandise, food and beverage - Sales of merchandise, food and beverages at our theme parks and resorts and cruise ships
•Resorts and vacations - Sales of room nights at hotels, sales of cruise and other vacations and sales and rentals of vacation club properties
•Merchandise licensing and retail:
◦Merchandise licensing - Royalties from licensing our intellectual properties for use on consumer goods
◦Retail - Sales of merchandise at The Disney Stores and through branded internet shopping sites as well as to wholesalers (including books, comic books and magazines)
•Parks licensing and other - Revenues from sponsorships and co-branding opportunities and real estate rent and sales. In addition, we earn royalties on Tokyo Disney Resort revenues.
Significant expenses:
•Operating expenses consisting primarily of operating labor, costs of goods sold, infrastructure costs, supplies, commissions and entertainment offerings. Infrastructure costs include information systems expense, repairs and maintenance, property taxes, utilities and fuel, retail occupancy costs, insurance and transportation
•Selling, general and administrative costs
•Depreciation and amortization
Significant capital investments:
•In recent years, over 70% of the Company’s capital spend has been at our parks and experiences business, which is principally for theme park and resort expansion, new attractions, cruise ships, capital improvements and systems infrastructure. The various investment plans discussed in the “Parks & Experiences” section are based on management’s current expectations. Actual investment may differ
Many of our DPEP businesses have been significantly impacted by COVID-19, including:
•Walt Disney World Resort closed from March 16, 2020 through July 10, 2020
•Disneyland Resort closed March 14, 2020 and continues to be closed, except for the Downtown Disney district which reopened on July 9, 2020
•Disneyland Paris closed from March 14, 2020 through July 14, 2020 and closed again on October 30, 2020

•Hong Kong Disneyland Resort closed from January 26, 2020 through June 17, 2020 and July 15, 2020 through September 24, 2020
•Shanghai Disney Resort closed from January 25, 2020 through May 10, 2020
•Tokyo Disney Resort closed from February 29, 2020 through June 30, 2020
•Disney Cruise Line sailings have been suspended since March 14, 2020
•Many of our retail stores were closed for most of the second half of our fiscal year although most have since reopened
Parks & Experiences
Walt Disney World Resort
The Walt Disney World Resort is located approximately 20 miles southwest of Orlando, Florida, on approximately 25,000 acres of land. The resort includes theme parks (the Magic Kingdom, Epcot, Disney’s Hollywood Studios and Disney’s Animal Kingdom); hotels; vacation club properties; a retail, dining and entertainment complex (Disney Springs); a sports complex; conference centers; campgrounds; golf courses; water parks; and other recreational facilities designed to attract visitors for an extended stay.
The Walt Disney World Resort is marketed through a variety of international, national and local advertising and promotional activities. A number of attractions and restaurants in each of the theme parks are sponsored or operated by other corporations under multi-year agreements.
Magic Kingdom — The Magic Kingdom consists of six themed areas: Adventureland, Fantasyland, Frontierland, Liberty Square, Main Street USA and Tomorrowland. Each land provides a unique guest experience featuring themed attractions, restaurants, merchandise shops and entertainment experiences.
Epcot — Epcot consists of two major themed areas: Future World and World Showcase. Future World dramatizes certain historical developments and addresses the challenges facing the world today through pavilions devoted to showcasing science and technology innovations, communication, transportation, use of imagination, nature and food production, the ocean environment and space. World Showcase presents a community of nations focusing on the culture, traditions and accomplishments of people around the world. Countries represented with pavilions include Canada, China, France, Germany, Italy, Japan, Mexico, Morocco, Norway, the United Kingdom and the U.S. Both areas feature themed attractions, restaurants, merchandise shops and entertainment experiences. Epcot is undergoing a multi-year transformation, which will include the addition of new attractions and experiences.
Disney’s Hollywood Studios — Disney’s Hollywood Studios consists of eight themed areas: Animation Courtyard, Commissary Lane, Echo Lake, Grand Avenue, Hollywood Boulevard, Star Wars: Galaxy’s Edge, Sunset Boulevard and Toy Story Land. The areas provide behind-the-scenes glimpses of Hollywood-style action through various shows and attractions and offer themed food service, merchandise shops and entertainment experiences.
Disney’s Animal Kingdom — Disney’s Animal Kingdom consists of a 145-foot tall Tree of Life centerpiece surrounded by five themed areas: Africa, Asia, DinoLand USA, Discovery Island and Pandora - The World of Avatar. Each themed area contains attractions, restaurants, merchandise shops and entertainment experiences. The park features more than 300 species of live mammals, birds, reptiles and amphibians and 3,000 varieties of vegetation.
Hotels, Vacation Club Properties and Other Resort Facilities — As of October 3, 2020, the Company owned and operated 18 resort hotels and vacation club facilities at the Walt Disney World Resort, with approximately 24,000 rooms and 3,500 vacation club units. Resort facilities include 500,000 square feet of conference meeting space and Disney’s Fort Wilderness camping and recreational area, which offers approximately 800 campsites. The Company is constructing a new Star Wars: Galactic Starcruiser hotel at the Walt Disney World Resort.
Disney Springs is an approximately 120-acre retail, dining and entertainment complex and consists of four areas: Marketplace, The Landing, Town Center and West Side. The areas are home to more than 150 venues including the 64,000-square-foot World of Disney retail store and NBA Experience. Most of the Disney Springs facilities are operated by third parties that pay rent to the Company.
Nine independently-operated hotels with approximately 6,000 rooms are situated on property leased from the Company.
ESPN Wide World of Sports Complex is a 230-acre center that hosts professional caliber training and competitions, festival and tournament events and interactive sports activities. The complex, which welcomes both amateur and professional athletes, accommodates multiple sporting events, including baseball, basketball, football, soccer, softball, tennis and track and field. It also includes a stadium as well as two venues designed for cheerleading, dance competitions and other indoor sports. In 2020, the complex hosted the remainder of the previously suspended NBA season, including the playoffs and finals.

Other recreational amenities and activities available at the Walt Disney World Resort include three championship golf courses, miniature golf courses, full-service spas, tennis, sailing, swimming, horseback riding and a number of other sports and leisure time activities. The resort also includes two water parks: Disney’s Blizzard Beach and Disney’s Typhoon Lagoon.
Disneyland Resort
The Company owns 486 acres and has rights under a long-term lease for use of an additional 55 acres of land in Anaheim, California. The Disneyland Resort includes two theme parks (Disneyland and Disney California Adventure), three resort hotels and a retail, dining and entertainment complex (Downtown Disney).
The Disneyland Resort is marketed through a variety of international, national and local advertising and promotional activities. A number of the attractions and restaurants in the theme parks are sponsored or operated by other corporations under multi-year agreements.
Disneyland — Disneyland consists of nine themed areas: Adventureland, Critter Country, Fantasyland, Frontierland, Main Street USA, Mickey’s Toontown, New Orleans Square, Star Wars: Galaxy’s Edge, and Tomorrowland. These areas feature themed attractions, restaurants, merchandise shops and entertainment experiences.
Disney California Adventure — Disney California Adventure is adjacent to Disneyland and includes seven themed areas: Buena Vista Street, Cars Land, Grizzly Peak, Hollywood Land, Pacific Wharf, Paradise Gardens Park and Pixar Pier. These areas include themed attractions, restaurants, merchandise shops and entertainment experiences. The Company is constructing a new themed area, Avengers Campus.
Hotels, Vacation Club Units and Other Resort Facilities — Disneyland Resort includes three Company owned and operated hotels and vacation club facilities with approximately 2,400 rooms, 50 vacation club units and 180,000 square feet of conference meeting space.
Downtown Disney is a themed 15-acre retail, entertainment and dining complex with approximately 30 venues located adjacent to both Disneyland and Disney California Adventure. Most of the Downtown Disney facilities are operated by third parties that pay rent to the Company.
Aulani, a Disney Resort & Spa
Aulani, a Disney Resort & Spa, is a Company-operated family resort on a 21-acre oceanfront property on Oahu, Hawaii featuring approximately 350 hotel rooms, an 18,000-square-foot spa and 12,000 square feet of conference meeting space. The resort also has approximately 480 vacation club units.
Disneyland Paris
Disneyland Paris is located on a 5,510-acre development in Marne-la-Vallée, approximately 20 miles east of Paris, France. The land is being developed pursuant to a master agreement with French governmental authorities. Disneyland Paris includes two theme parks (Disneyland Park and Walt Disney Studios Park); seven themed resort hotels; two convention centers; a shopping, dining and entertainment complex (Disney Village); and a 27-hole golf facility. Of the 5,510 acres comprising the site, approximately half have been developed to date, including a planned community (Val d’Europe) and an eco-tourism destination (Villages Nature).
Disneyland Park — Disneyland Park consists of five themed areas: Adventureland, Discoveryland, Fantasyland, Frontierland and Main Street USA. These areas include themed attractions, restaurants, merchandise shops and entertainment experiences.
Walt Disney Studios Park — Walt Disney Studios Park includes four themed areas: Backlot, Front Lot, Production Courtyard and Toon Studio. These areas each include themed attractions, restaurants, merchandise shops and entertainment experiences. The Company has announced plans for a multi-year expansion of Walt Disney Studios Park that will add new themed areas based on Marvel and Frozen.
Hotels and Other Facilities — Disneyland Paris operates seven resort hotels, with approximately 5,800 rooms and 210,000 square feet of conference meeting space. In addition, eight on-site hotels that are owned and operated by third parties provide approximately 2,575 rooms.
Disney Village is a 500,000-square-foot retail, dining and entertainment complex located between the theme parks and the hotels. A number of the Disney Village facilities are operated by third parties that pay rent to the Company.
Val d’Europe is a planned community near Disneyland Paris that is being developed in phases. Val d’Europe currently includes a regional train station, hotels and a town center consisting of a shopping center as well as office, commercial and residential space. Third parties operate these developments on land leased or purchased from the Company.

Villages Nature is a European eco-tourism resort that consists of recreational facilities, restaurants and 900 vacation units. The resort is a 50% joint venture between the Company and Pierre & Vacances-Center Parcs, who manages the venture.
Hong Kong Disneyland Resort
The Company owns a 48% interest in Hong Kong Disneyland Resort and the Government of the Hong Kong Special Administrative Region (HKSAR) owns a 52% interest. The resort is located on 310 acres on Lantau Island and is in close proximity to the Hong Kong International Airport and the Hong Kong-Zhuhai-Macau Bridge. Hong Kong Disneyland Resort includes one theme park and three themed resort hotels. A separate Hong Kong subsidiary of the Company is responsible for managing Hong Kong Disneyland Resort. The Company is entitled to receive royalties and management fees based on the operating performance of Hong Kong Disneyland Resort.
Hong Kong Disneyland — Hong Kong Disneyland consists of seven themed areas: Adventureland, Fantasyland, Grizzly Gulch, Main Street USA, Mystic Point, Tomorrowland and Toy Story Land. These areas feature themed attractions, restaurants, merchandise shops and entertainment experiences. The park is in the midst of a multi-year expansion project that will add a number of new guest offerings, including a transformed castle and a Frozen-themed area.
Hotels — Hong Kong Disneyland Resort includes three themed hotels with a total of 1,750 rooms and approximately 16,000 square feet of conference meeting space.
Shanghai Disney Resort
The Company owns a 43% interest in Shanghai Disney Resort and Shanghai Shendi (Group) Co., Ltd (Shendi) owns a 57% interest. The resort is located in the Pudong district of Shanghai on approximately 1,000 acres of land, which includes the Shanghai Disneyland theme park; two themed resort hotels; a retail, dining and entertainment complex (Disneytown); and an outdoor recreation area. A management company, in which the Company has a 70% interest and Shendi has a 30% interest, is responsible for operating the resort and receives a management fee based on the operating performance of Shanghai Disney Resort. The Company is also entitled to royalties based on the resort’s revenues.
Shanghai Disneyland — Shanghai Disneyland consists of seven themed areas: Adventure Isle, Fantasyland, Gardens of Imagination, Mickey Avenue, Tomorrowland, Toy Story Land and Treasure Cove. These areas feature themed attractions, restaurants, merchandise shops and entertainment experiences. The Company is constructing an eighth themed area based on the animated film Zootopia.
Hotels and Other Facilities — Shanghai Disneyland Resort includes two themed hotels with a total of 1,220 rooms. Disneytown is an 11-acre outdoor complex of dining, shopping and entertainment venues located adjacent to Shanghai Disneyland. Most Disneytown facilities are operated by third parties that pay rent to Shanghai Disney Resort.
Tokyo Disney Resort
Tokyo Disney Resort is located on 494 acres of land, six miles east of downtown Tokyo, Japan. The Company earns royalties on revenues generated by the Tokyo Disney Resort, which is owned and operated by Oriental Land Co., Ltd. (OLC), a third-party Japanese corporation. The resort includes two theme parks (Tokyo Disneyland and Tokyo DisneySea); four Disney-branded hotels; six other hotels (operated by third parties other than OLC); a retail, dining and entertainment complex (Ikspiari); and Bon Voyage, a Disney-themed merchandise location.
Tokyo Disneyland — Tokyo Disneyland consists of seven themed areas: Adventureland, Critter Country, Fantasyland, Tomorrowland, Toontown, Westernland and World Bazaar.
Tokyo DisneySea — Tokyo DisneySea is divided into seven “ports of call,” including American Waterfront, Arabian Coast, Lost River Delta, Mediterranean Harbor, Mermaid Lagoon, Mysterious Island and Port Discovery. OLC is expanding Tokyo DisneySea to include an eighth themed port, Fantasy Springs.
Hotels and Other Resort Facilities — Tokyo Disney Resort includes four Disney-branded hotels with a total of more than 2,400 rooms and a monorail, which links the theme parks and resort hotels with Ikspiari. OLC is currently constructing a 475-room Disney-branded hotel at Tokyo DisneySea, and a 600-room Toy Story themed hotel opening in 2021.
Disney Vacation Club (DVC)
DVC offers ownership interests in 15 resort facilities located at the Walt Disney World Resort; Disneyland Resort; Aulani; Vero Beach, Florida; and Hilton Head Island, South Carolina. Available units are offered for sale under a vacation ownership plan and are operated as hotel rooms when not occupied by vacation club members. The Company’s vacation club units range from deluxe studios to three-bedroom grand villas. Unit counts in this document are presented in terms of two-bedroom equivalents. DVC had approximately 4,300 vacation club units as of October 3, 2020. The Company also plans to build a new DVC property at Disneyland Resort with 135 units.

Disney Cruise Line
Disney Cruise Line is a four-ship vacation cruise line, which operates out of ports in North America and Europe. The Disney Magic and the Disney Wonder are approximately 85,000-ton 875-stateroom ships, and the Disney Dream and the Disney Fantasy are approximately 130,000-ton 1,250-stateroom ships. The ships cater to families, children, teenagers and adults, with distinctly-themed areas and activities for each group. Many cruise vacations include a visit to Disney’s Castaway Cay, a 1,000-acre private Bahamian island.
The Company is expanding its cruise business by adding three new ships. The first ship, the Disney Wish, is scheduled to launch in summer 2022 with the other two ships to be delivered from the shipyard in 2024 and 2025. These dates include impacts from shipyard delays due to COVID-19. Each new ship can be powered by liquefied natural gas and will be approximately 140,000 tons with 1,250 staterooms.
The Company has an agreement with the Government of The Bahamas to create and manage a destination at Lighthouse Point on the island of Eleuthera.
Adventures by Disney
Adventures by Disney offers guided tour packages predominantly at non-Disney sites around the world. Adventures by Disney offered approximately 20 different tour packages during 2020.
National Geographic Expeditions
National Geographic Expeditions offers guided tour packages around the world that explore cultures, landscapes and history. National Geographic offered approximately 190 different tour packages during 2020.
Walt Disney Imagineering
Walt Disney Imagineering provides master planning, real estate development, attraction, entertainment and show design, engineering support, production support, project management and research and development for the Company’s DPEP operations.
Consumer Products
Licensing
The Company’s merchandise licensing operations cover a diverse range of product categories, the most significant of which are: toys, apparel, games, home décor and furnishings, accessories, health and beauty, books, food, stationery, footwear, consumer electronics and magazines. The Company licenses characters from its film, television and other properties for use on third-party products in these categories and earns royalties, which are usually based on a fixed percentage of the wholesale or retail selling price of the products. Some of the major properties licensed by the Company include: Mickey and Minnie, Frozen, Star Wars, Disney Princess, Avengers, Spider-Man, Toy Story, Disney Channel characters, Winnie the Pooh, Cars and Disney Classics.
Retail
The Company sells Disney-, Marvel-, Pixar- and Lucasfilm-branded products through retail stores and internet sites globally. Retail stores operate under The Disney Store name and are generally located in leading shopping malls and other retail complexes. The Company owns and operates approximately 200 stores in North America, 60 stores in Europe, 45 stores in Japan and two stores in China. Internet sites are generally branded shopDisney.
The Company creates, distributes and publishes a variety of products in multiple countries and languages based on the Company’s branded franchises. The products include children’s books, comic books, digital comics and ebooks, learning products and storytelling apps.
Competition and Seasonality
The Company’s theme parks and resorts as well as Disney Cruise Line and Disney Vacation Club compete with other forms of entertainment, lodging, tourism and recreational activities. The profitability of the leisure-time industry may be influenced by various factors that are not directly controllable, such as economic conditions including business cycle and exchange rate fluctuations, the political environment, travel industry trends, amount of available leisure time, oil and transportation prices, weather patterns and natural disasters. The licensing and retail business compete with other licensors, retailers and publishers of character, brand and celebrity names as well as other licensors, publishers and developers of game software, online video content, internet websites, other types of home entertainment and retailers of toys and kids merchandise.
All of the theme parks and the associated resort facilities are operated on a year-round basis. Typically, theme park attendance and resort occupancy fluctuate based on the seasonal nature of vacation travel and leisure activities, the opening of new guest offerings and pricing and promotional offers. Peak attendance and resort occupancy generally occur during the summer months when school vacations occur and during early winter and spring holiday periods. The licensing, retail and wholesale businesses are influenced by seasonal consumer purchasing behavior, which generally results in higher revenues during the Company’s first and fourth fiscal quarter, and by the timing and performance of theatrical and game releases and cable programming broadcasts.
INTELLECTUAL PROPERTY PROTECTION
The Company’s businesses throughout the world are affected by its ability to exploit and protect against infringement of its intellectual property, including trademarks, trade names, copyrights, patents and trade secrets. Important intellectual property includes rights in the content of motion pictures, television programs, electronic games, sound recordings, character likenesses, theme park attractions, books and magazines, and merchandise. Risks related to the protection and exploitation of intellectual property rights are set forth in Item 1A – Risk Factors in the Company’s Annual Report on Form 10-K for the year ended October 3, 2020 filed on November 25, 2020.
AVAILABLE INFORMATION
Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports are available without charge on our website, www.disney.com/investors, as soon as reasonably practicable after they are filed electronically with the U.S. Securities and Exchange Commission (SEC). We are providing the address to our internet site solely for the information of investors. We do not intend the address to be an active link or to otherwise incorporate the contents of the website into this report.
ITEM 2. Properties
The Walt Disney World Resort, Disneyland Resort, retail store locations leased by the Company and other properties of the Company and its subsidiaries are described in Item 1 under the caption Disney Parks, Experiences and Products. Film and television library properties and television stations owned by the Company are described in Item 1 under the caption Disney Media and Entertainment Distribution.

The Company and its subsidiaries own and lease properties throughout the world. In addition to the properties noted above, the table below provides a brief description of other significant properties and the related business segment.

Location	Property / Approximate Size	Use	Business Segment
Burbank, CA & surrounding cities(1)	Land (201 acres) & Buildings (4,695,000 ft2)	Owned Office/Production/Warehouse (includes 239,000 ft2 sublet to third-party tenants)	Corporate/DMED/DPEP

Burbank, CA & surrounding cities(1)	Buildings (1,748,000 ft2)	Leased Office/Warehouse	Corporate/DMED/DPEP

Los Angeles, CA	Land (22 acres) & Buildings (600,000 ft2)	Owned Office/Production/Technical	DMED

Los Angeles, CA	Buildings (2,724,000 ft2)	Leased Office/Production/Technical/Theater (includes 376,000 ft2 sublet to third-party tenants)	DMED

New York, NY	Buildings (51,000 ft2)	Owned Office/Production/Technical	Corporate/DMED

New York, NY	Buildings (2,716,000 ft2)	Leased Office/Production/Theater/Warehouse (includes 676,000 ft2 sublet to third-party tenants)	Corporate/DMED/DPEP

Bristol, CT	Land (117 acres) & Buildings (1,174,000 ft2)	Owned Office/Production/Technical	DMED

Bristol, CT	Buildings (512,000 ft2)	Leased Office/Warehouse/Technical	DMED

Emeryville, CA	Land (20 acres) & Buildings (430,000 ft2)	Owned Office/Production/Technical	DMED

Emeryville, CA	Buildings (80,000 ft2)	Leased Office/Storage	DMED

San Francisco, CA	Buildings (646,000 ft2)	Leased Office/Production/Technical/Theater (includes 57,000 ft2 sublet to third-party tenants)	DMED/DPEP

USA & Canada	Land and Buildings (Multiple sites and sizes)	Owned and Leased Office/ Production/Transmitter/Theaters/Warehouse	Corporate/DMED/DPEP

Hammersmith, England	Building (284,000 ft2)	Leased Office	Corporate/DMED/DPEP

Europe, Asia, Australia & Latin America	Buildings (Multiple sites and sizes)	Leased Office/Warehouse/Retail/Residential	DMED/DPEP
(1)Surrounding cities include Glendale, CA, North Hollywood, CA and Sun Valley, CA

ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
CONSOLIDATED RESULTS
(in millions, except per share data)

				% Change Better (Worse)
	2020	2019	2018	2020 vs. 2019	2019 vs. 2018
Revenues:
Services	$59,265	$60,579	$50,869	(2) %	19%
Products	6,123	9,028	8,565	(32) %	5%
Total revenues	65,388	69,607	59,434	(6) %	17%
Costs and expenses:
Cost of services (exclusive of depreciation and amortization)	(39,406)	(36,493)	(27,528)	(8) %	(33) %
Cost of products (exclusive of depreciation and amortization)	(4,474)	(5,568)	(5,198)	20%	(7) %
Selling, general, administrative and other	(12,369)	(11,549)	(8,860)	(7) %	(30) %
Depreciation and amortization	(5,345)	(4,167)	(3,011)	(28) %	(38) %
Total costs and expenses	(61,594)	(57,777)	(44,597)	(7) %	(30) %
Restructuring and impairment charges	(5,735)	(1,183)	(33)	>(100) %	>(100) %
Other income, net	1,038	4,357	601	(76) %	>100%
Interest expense, net	(1,491)	(978)	(574)	(52) %	(70) %
Equity in the income (loss) of investees, net	651	(103)	(102)	nm	(1) %
Income (loss) from continuing operations before income taxes	(1,743)	13,923	14,729	nm	(5) %
Income taxes from continuing operations	(699)	(3,026)	(1,663)	77%	(82) %
Net income (loss) from continuing operations	(2,442)	10,897	13,066	nm	(17) %
Income (loss) from discontinued operations, net of income tax benefit (expense) of $10, ($39) and $0, respectively	(32)	687	—	nm	nm
Net income (loss)	(2,474)	11,584	13,066	nm	(11) %
Less: Net income from continuing operations attributable to noncontrolling and redeemable noncontrolling interests	(390)	(472)	(468)	17%	(1) %
Less: Net income from discontinued operations attributable to noncontrolling interests	—	(58)	—	100%	nm
Net income (loss) attributable to Disney	$(2,864)	$11,054	$12,598	nm	(12) %
Earnings (loss) per share attributable to Disney:
Diluted(1)
Continuing operations	$(1.57)	$6.26	$8.36	nm	(25) %
Discontinued operations	(0.02)	0.38	—	nm	nm
	$(1.58)	$6.64	$8.36	nm	(21) %

Basic(1)
Continuing operations	$(1.57)	$6.30	$8.40	nm	(25) %
Discontinued operations	(0.02)	0.38	—	nm	nm
	$(1.58)	$6.68	$8.40	nm	(20) %

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,808	1,666	1,507
Basic	1,808	1,656	1,499
(1)Total may not equal the sum of the column due to rounding.

Organization of Information
Management’s Discussion and Analysis provides a narrative on the Company’s financial performance and condition that should be read in conjunction with the accompanying financial statements. It includes the following sections:
•Significant Developments
•Consolidated Results and Non-Segment Items
•Business Segment Results - 2020 vs. 2019
•Business Segment Results - 2019 vs. 2018
•Corporate and Unallocated Shared Expenses
•Restructuring Activities
•Liquidity and Capital Resources
•Supplemental Guarantor Financial Information
•Contractual Obligations, Commitments and Off Balance Sheet Arrangements
•Critical Accounting Policies and Estimates
•Forward-Looking Statements
SIGNIFICANT DEVELOPMENTS
Strategic Reorganization
For an overview of our strategic reorganization see Item 8 - Financial Statements and Supplementary Data. In the first quarter of fiscal 2021, we revised our reporting to a new segment structure. All periods have been revised to reflect this change.
COVID-19 Pandemic
During fiscal 2020 and continuing into fiscal 2021, the world has been, and continues to be, impacted by COVID-19. COVID-19 and measures to prevent its spread impacted our segments in a number of ways, most significantly at DPEP where our theme parks were closed or operating at significantly reduced capacity for a significant portion of the year, cruise ship sailings and guided tours were suspended since late in the second quarter and retail stores were closed for a significant portion of the year. We also had an adverse impact on our merchandise licensing business. We have delayed, or in some cases, shortened or cancelled, theatrical releases, and stage play performances have been suspended since late in the second quarter. We also had an adverse impact on advertising sales. Since March 2020, we have experienced significant disruptions in the production and availability of content, including the shift of key live sports programming from our third quarter to the fourth quarter and into fiscal 2021 as well as the suspension of production of most film and television content since late in the second quarter. Although some film and television production resumed beginning in the fourth quarter of fiscal 2020, we continue to see disruption of film and television production depending on local circumstances.
We have taken a number of mitigation efforts in response to the impacts of COVID-19 on our businesses. We have significantly increased cash balances through the issuance of senior notes in March and May 2020, and we entered into an additional $5.0 billion credit facility in April 2020. The Company (or our Board of Directors, as applicable) did not declare a dividend with respect to fiscal 2020 operations; suspended certain capital projects; reduced certain discretionary expenditures (such as spending on marketing); reduced management compensation for several months and temporarily eliminated Board of Director retainers and committee fees. In addition, we furloughed over 120,000 of our employees (who continued to receive Company provided medical benefits), many of which have returned from furlough as certain business operations have reopened. At the end of September, the Company announced a workforce reduction plan that would primarily impact DPEP, and resulted in the termination of approximately 32,000 employees in the first half of fiscal 2021. We may take additional mitigation actions in the future such as raising additional financing; not declaring future dividends; reducing, or not making, certain payments, such as some contributions to our pension and postretirement medical plans; further suspending capital spending, reducing film and television content investments; or implementing additional furloughs or reductions in force. Some of these measures may have an adverse impact on our businesses.
The most significant impact of COVID-19 on fiscal 2020 operating results was an estimated detriment of approximately $6.9 billion on operating income at our DPEP segment due to revenue lost as a result of the closures or reduced operating capacities. The impacts at our DMED segment were less significant. Lower linear network advertising revenue was partially offset by lower programming costs, both of which included the impact from the deferral of sports programming to fiscal 2021 when we expect rescheduled events to occur. Lower theatrical distribution revenues due to the deferral or cancellation of significant film releases as a result of theater closures were partially offset by the related reduction in production cost amortization, marketing and distribution costs. In total, we estimate the net adverse impact of COVID-19 on our full year segment operating income across all of our businesses was approximately $7.4 billion, inclusive of the impact at DPEP. The estimated impact is net of approximately $500 million in government credits from the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) in the U.S. and a similar program in France, both primarily at our DPEP segment. The impact in fiscal 2020 is not necessarily indicative of the impact on future period results, including the impact of sports programming cost deferrals.
The impact of these disruptions and the extent of their adverse impact on our financial and operational results will be dictated by the length of time that such disruptions continue, which will, in turn, depend on the currently unknowable duration and severity of the impacts of COVID-19, and among other things, the impact and duration of governmental actions imposed in response to COVID-19 and individuals’ and companies’ risk tolerance regarding health matters going forward. While we cannot be certain as to the duration of the impacts of COVID-19, we currently expect COVID-19 to adversely impact our financial results at least through fiscal 2021.
Some of our businesses have reopened with limited operations. We have incurred and will continue to incur additional costs to address government regulations and the safety of our employees, talent and guests. For example, as we reopened theme parks and retail stores, we incurred and will continue to incur costs for such things as additional custodial services, personal protection equipment, temperature screenings and testing, sanitizer and cleaning supplies and signage, among other items. As we resume production of film and television content, including live sporting events, we anticipate incurring similar costs and productions may take longer to complete. The timing, duration and extent of these costs will depend on the timing and scope of the resumption of our operations. We currently estimate these costs may total approximately $1 billion in fiscal 2021. Some of these costs may be capitalized and amortized over future periods. With the unknown duration of COVID-19 and yet to be determined timing of the phased reopening of certain businesses, it is not possible to precisely estimate the impact of COVID-19 on our operations in future quarters. As we reopen our businesses, we will no longer benefit from certain savings related to the closure of those businesses, such as related furloughs. The reopening or closure of our businesses is dependent on applicable government requirements, which vary by location, are subject to ongoing changes, which could result if COVID-19 cases increase.
Additionally, see Part II., Item 1A. Risk Factors - The adverse impact of COVID-19 on our businesses will continue for an unknown length of time and may continue to impact certain of our key sources of revenue set forth in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended January 2, 2021 filed on February 11, 2021.
Direct-to-Consumer
In November 2019, the Company launched Disney+, a subscription based DTC video streaming service with Disney, Pixar, Marvel, Star Wars and National Geographic branded programming in the U.S. and four other countries and expanded to certain Western European countries in the Spring of 2020. In April 2020, paid subscribers of our Hotstar service in India were converted to Disney+Hotstar, and in June 2020, current subscribers of the Disney Deluxe service in Japan were converted to Disney+. In September 2020, Disney+ was launched in additional European countries and Disney+ Hotstar was launched in Indonesia. In November 2020, Disney+ was launched in Latin America. Additional launches are planned for various Asia-Pacific territories in calendar year 2021.
The Company also plans to launch a general entertainment DTC video streaming offering under the Star brand outside the U.S. in calendar year 2021.
As we will use our branded film and television content on our DTC offerings, we are forgoing certain licensing revenue from the sale of this content to third parties in TV/SVOD markets. We also expect to forgo revenue as we shut down channels in certain markets as a result of investment in our DTC offerings. In addition, we are increasing programming and production investments to create exclusive content for our DTC offerings.
CONSOLIDATED RESULTS AND NON-SEGMENT ITEMS
Fiscal 2019 includes the consolidated results of TFCF and Hulu for the period March 20, 2019 through September 28, 2019, whereas the fiscal 2020 results include the consolidated results of TFCF and Hulu for the full year. We refer to the impact of the approximately six month non-comparable period as “the consolidation of TFCF and Hulu”.
The Company’s fiscal year end is on the Saturday closest to September 30 and consists of fifty-two weeks with the exception that approximately every six years, we have a fifty-three week year. Fiscal 2020 is a fifty-three week year, which began on September 29, 2019 and ended on October 3, 2020. We estimate that the additional week of operations in fiscal 2020 resulted in a benefit to pre-tax income of approximately $200 million, primarily at the DMED segment.
2020 vs. 2019
Revenues for fiscal 2020 decreased 6%, or $4.2 billion, to $65.4 billion; net income attributable to Disney decreased $13.9 billion, to a loss of $2.9 billion; and diluted earnings per share from continuing operations attributable to Disney decreased to a loss of $1.57 compared to income of $6.26 in the prior year. The EPS decrease for the year was due to lower segment operating income, goodwill and intangible asset impairments at our International Channels business, the comparison to a prior-year non-cash gain in connection with the acquisition of Hulu (Hulu gain), higher amortization of intangible assets and fair value step-up on film and television costs from the TFCF acquisition and the consolidation of Hulu (TFCF and Hulu acquisition amortization) and higher interest expense. These decreases were partially offset by an investment gain in the current year and the comparison to investment impairments and a charge for the extinguishment of debt recorded in the prior year. The decrease in segment operating income was due to lower results at DPEP. Segment operating results for fiscal 2020 include a $0.5 billion net benefit from the consolidation of TFCF and Hulu.
Revenues
Service revenues for fiscal 2020 decreased 2%, or $1.3 billion, to $59.3 billion, driven by lower volumes at our theme parks, resorts and cruise line, a decrease in theatrical distribution and stage play revenues, lower advertising revenue and a decrease in sales of our television and film programs to third parties. These decreases were partially offset by the consolidation of TFCF and Hulu and an increase in subscription revenue from Disney+/Disney+Hotstar and Hulu. Theme park, resort, cruise line, theatrical distribution, stage play and advertising revenue were adversely impacted by COVID-19.
Product revenues for fiscal 2020 decreased 32%, or $2.9 billion, to $6.1 billion, due to lower volumes at our theme parks and resorts, which were impacted by being closed or operating at reduced capacity for a significant part of the year as a result of COVID-19.
Costs and expenses
Cost of services for fiscal 2020 increased 8%, or $2.9 billion, to $39.4 billion, due to the consolidation of TFCF and Hulu and an increase in programming and production costs, partially offset by lower theatrical and TV/SVOD production cost amortization and distribution costs and decreased volumes at our theme parks, resorts and cruise line. The increase in programming and production costs reflected costs for Disney+ programming, partially offset by a decrease due to a shift in timing of major sporting events to fiscal 2021.
Cost of products for fiscal 2020 decreased 20%, or $1.1 billion, to $4.5 billion, due to lower volumes at our theme parks and resorts.
Selling, general, administrative and other costs for fiscal 2020 increased 7%, or $0.8 billion, to $12.4 billion, due to the consolidation of TFCF and Hulu, partially offset by lower marketing costs. The decrease in marketing costs reflected lower spending at the theatrical distribution and theme parks and resorts businesses, partially offset by increased spend for Disney+.
Depreciation and amortization costs increased 28%, or $1.2 billion, to $5.3 billion due to TFCF and Hulu acquisition amortization and, to a lesser extent, higher depreciation for new attractions at our domestic parks and resorts.
Restructuring and Impairment Charges
Restructuring and impairment charges of $5.7 billion for fiscal 2020 were due to $4,953 million of impairment charges for goodwill and intangible assets at our International Channels business and $782 million of restructuring costs. Restructuring costs were primarily for severance costs and contract termination charges in connection with the acquisition and integration of TFCF and severance in connection with the reduction-in-force at our DPEP segment.
Restructuring and impairment charges of $1.2 billion in fiscal 2019 were primarily for severance and equity-based compensation costs in connection with the acquisition and integration of TFCF.
Other Income, net

(in millions)	2020	2019	% Change Better (Worse)
DraftKings Gain	$973	$—	nm
Gain on sale of an investment	65	—	nm
Hulu Gain	—	4,794	nm
Insurance recoveries related to legal matters	—	46	nm
Gain recognized in connection with the acquisition of TFCF	—	28	nm
Charge for the extinguishment of a portion of the debt originally assumed in the TFCF acquisition	—	(511)	nm
Other income, net	$1,038	$4,357	(76) %

In fiscal 2020, the Company recognized a non-cash gain of $973 million to adjust its investment in DraftKings, Inc. to fair value (DraftKings gain). In addition, the Company recognized a gain of $65 million on the sale of an investment.
In fiscal 2019, the Company recognized the $4,794 million Hulu gain, recorded insurance recoveries of $46 million in connection with the settlement of legal matters, and recorded a gain of $28 million on the deemed settlement of preexisting relationships with TFCF pursuant to acquisition accounting guidance. In addition, the Company recorded a charge of $511 million for the extinguishment of a portion of the debt originally assumed in the TFCF acquisition.
Interest Expense, net

(in millions)	2020	2019	% Change Better (Worse)
Interest expense	$(1,647)	$(1,246)	(32) %
Interest income, investment income and other	156	268	(42) %
Interest expense, net	$(1,491)	$(978)	(52) %
The increase in interest expense was due to higher average debt balances, partially offset by lower average interest rates.
The decrease in interest income, investment income and other was due to a lower benefit from pension and postretirement benefit costs, other than service cost and higher net investment impairments, partially offset by higher imputed interest income on long-term receivables for film and television program sales driven by the consolidation of TFCF.
Equity in the Income (Loss) of Investees
Equity in the income (loss) of investees reflected income of $651 million in the current year compared to a loss of $103 million in the prior year. The change reflected the comparison to impairments in the prior year on our investment in Vice Group Holding Inc. and on an investment in a cable channel at A+E Television Networks and lower equity losses from Hulu as a result of our consolidation of Hulu following the TFCF acquisition.
Effective Income Tax Rate

	2020	2019	Change Better (Worse)
Effective income tax rate - continuing operations	(40.1)%	21.7%	(61.8)	ppt
The change in effective income tax rate is due to the fiscal 2020 impairment of International Channels goodwill, which is not tax deductible, and foreign losses in fiscal 2020 for which we are unable to recognize a tax benefit.
Noncontrolling Interests

(in millions)	2020	2019	% Change Better (Worse)
Net income from continuing operations attributable to noncontrolling interests	$(390)	$(472)	17%
The decrease in net income from continuing operations attributable to noncontrolling interests was due to lower results at Hong Kong Disneyland Resort and Shanghai Disney Resort, partially offset by a higher adverse impact from the accretion of the Hulu redeemable noncontrolling interest due to the consolidation of Hulu.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes, as applicable.
Discontinued Operations
Net income from discontinued operations in fiscal 2019 reflected the operations of the RSNs.
2019 vs. 2018
Revenues for fiscal 2019 increased 17%, or $10.2 billion, to $69.6 billion; net income attributable to Disney decreased 12%, or $1.5 billion, to $11.1 billion; and diluted earnings per share from continuing operations attributable to Disney (EPS) decreased 25%, or $2.10 to $6.26. The decrease in EPS was due to the comparison to a benefit in fiscal 2018 from U.S. federal income tax legislation (Tax Act), which was enacted in fiscal 2018 (See Note 10 to the Consolidated Financial Statements), TFCF and Hulu acquisition amortization, an increase in shares outstanding and restructuring costs incurred in connection with the acquisition and integration of TFCF. The increase in shares outstanding was due to shares that were issued in connection with the acquisition of TFCF. Additionally, the decrease in EPS reflected lower segment operating income, which included a

$0.5 billion adverse impact from the consolidation of TFCF and Hulu in fiscal 2019, the comparison to a gain recognized in fiscal 2018 on the sale of real estate, a charge in fiscal 2019 for the extinguishment of debt and higher interest expense. These decreases were partially offset by the Hulu Gain. Segment operating income from our legacy operations decreased due to higher losses at DMED, partially offset by growth at DPEP.
Revenues
Service revenues for fiscal 2019 increased 19%, or $9.7 billion, to $60.6 billion, due to the consolidation of TFCF and Hulu and to a lesser extent, growth at our legacy operations. The increase at our legacy operations was due to higher guest spending at our theme parks and resorts, an increase in affiliate fees, higher theatrical distribution revenue and growth in merchandise licensing. These increases were partially offset by lower television program sales. Service revenue reflected an approximate 1 percentage point decrease due to the movement of the U.S. dollar against major currencies including the impact of our hedging program (Foreign Exchange Impact).
Product revenues for fiscal 2019 increased 5%, or $0.5 billion, to $9.0 billion, due to the consolidation of TFCF and growth at our legacy operations. The increase at our legacy operations was due to guest spending growth at our theme parks and resorts, partially offset by lower home entertainment volumes. Product revenue reflected an approximate 1 percentage point decrease due to an unfavorable Foreign Exchange Impact.
Costs and expenses
Cost of services for fiscal 2019 increased 33%, or $9.0 billion, to $36.5 billion, due to the consolidation of TFCF and Hulu and higher costs at our legacy operations. The increase in costs at our legacy operations reflected higher programming and production costs, labor cost inflation at our theme parks and resorts and an increase in film cost amortization. Cost of services reflected an approximate 1 percentage point decrease due to a favorable Foreign Exchange Impact.
Cost of products for fiscal 2019 increased 7%, or $0.4 billion, to $5.6 billion, due to the consolidation of TFCF and higher costs at our legacy operations. The increase in costs at our legacy operations was due to higher sales of food, beverage and merchandise and labor cost inflation at our theme parks and resorts, partially offset by a decrease in home entertainment volumes. Cost of products reflected an approximate 1 percentage point decrease due to a favorable Foreign Exchange Impact.
Selling, general, administrative and other costs for fiscal 2019 increased 30%, or $2.7 billion, to $11.5 billion, due to the consolidation of TFCF and Hulu, and increases in marketing and compensation costs at our legacy operations. Selling, general, administrative and other costs reflected an approximate 2 percentage point decrease due to a favorable Foreign Exchange Impact.
Depreciation and amortization costs increased 38%, or $1.2 billion, to $4.2 billion due to TFCF and Hulu acquisition amortization.
Restructuring and Impairment Charges
The Company recorded $1.2 billion and $33 million of restructuring and impairment charges in fiscal 2019 and 2018, respectively. Charges in fiscal 2019 were due to severance in connection with the acquisition and integration of TFCF. Charges in fiscal 2018 were due to severance costs.
Other Income, net

(in millions)	2019	2018	% Change Better (Worse)
Hulu Gain	$4,794	$—	nm
Insurance recoveries related to legal matters	46	38	21%
Charge for the extinguishment of a portion of the debt originally assumed in the TFCF acquisition	(511)	—	nm
Gain on sale of real estate, property rights and other	28	563	(95) %
Other income, net	$4,357	$601	>100%

In fiscal 2019, the Company recognized a non-cash gain of $4,794 million in connection with the acquisition of a controlling interest in Hulu.
In fiscal 2019 and fiscal 2018, the Company recorded insurance recoveries of $46 million and $38 million, respectively, in connection with the settlement of legal matters.
In fiscal 2019, the Company recorded a charge of $511 million for the extinguishment of a portion of the debt originally assumed in TFCF acquisition.

In fiscal 2019, the Company recorded a gain of $28 million on the deemed settlement of preexisting relationships with TFCF pursuant to acquisition accounting guidance. In fiscal 2018, the Company recorded gains of $560 million in connection with the sales of real estate and property rights in New York City and a $3 million adjustment to a fiscal 2017 non-cash net gain of $255 million recorded in connection with the acquisition of a controlling interest in BAMTech.
Interest Expense, net

(in millions)	2019	2018	% Change Better (Worse)
Interest expense	$(1,246)	$(682)	(83)%
Interest income, investment income and other	268	108	>100%
Interest expense, net	$(978)	$(574)	(70)%

The increase in interest expense was due to higher average debt balances as a result of the TFCF acquisition and to a lesser extent, higher average interest rates. These increases were partially offset by higher capitalized interest and a benefit from market value adjustments on pay-floating interest rate swap options.
The increase in interest income, investment income and other for fiscal 2019 was due to a $102 million benefit related to pension and postretirement benefit costs, other than service cost, and higher interest income on cash balances. The comparable benefit related to pension and postretirement benefit costs of $30 million in fiscal 2018 was reported in “Costs and expenses.”
Equity in the Loss of Investees
Equity in the loss of investees of $103 million was comparable to the prior year as higher impairments in the current year were offset by lower equity losses from Hulu as a result of our consolidation of Hulu following the TFCF acquisition.
Effective Income Tax Rate

	2019	2018	Change Better (Worse)
Effective income tax rate - continuing operations	21.7%	11.3%	(10.4)	ppt

The increase in the effective income tax rate was due to the impact of the Tax Act, of which the most significant impact was a $1.7 billion net benefit (11 percentage points) that was recognized in fiscal 2018, partially offset by a fiscal 2019 benefit from a reduction in the Company’s U.S. statutory federal income tax rate to 21% in fiscal 2019 from 24.5% in fiscal 2018.
Noncontrolling Interests

(in millions)	2019	2018	% Change Better (Worse)
Net income from continuing operations attributable to noncontrolling interests	$(472)	$(468)	(1)%

Net income from continuing operations attributable to noncontrolling interests was comparable to the prior year as the accretion of the redeemable noncontrolling interest in Hulu (see Note 4 to the Consolidated Financial Statements) and a lower loss allocation to the noncontrolling interest holders of BAMTech were offset by a higher loss from our DTC sports business.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes, as applicable.

Certain Items Impacting Results in Fiscal 2020, 2019 and 2018
Results for fiscal 2020 were impacted by the following:
•Goodwill and intangible asset impairments of $4,953 million and restructuring charges of $782 million
•TFCF and Hulu acquisition amortization of $2,846 million
•The DraftKings gain of $973 million
•A gain of $65 million on the sale of an investment
Results for fiscal 2019 were impacted by the following:
•The Hulu Gain of $4,794 million
•A benefit of $74 million consisting of $46 million from insurance recoveries related to a legal matter and a gain of $28 million recognized on the settlement of preexisting relationships with TFCF pursuant to acquisition accounting guidance
•A benefit of $34 million from U.S. federal income tax legislation enacted in fiscal 2018
•TFCF and Hulu acquisition amortization of $1,595 million
•Restructuring and impairment charges of $1,183 million
•Impairments of $538 million on equity investments
•A charge of $511 million for the extinguishment of a portion of debt originally assumed in the TFCF acquisition
Results for fiscal 2018 were impacted by the following:
•A benefit of $1.7 billion from the Tax Act Deferred Remeasurement, net of the Deemed Repatriation Tax
•A benefit of $601 million comprising $560 million in gains from the sales of real estate and property rights, $38 million from insurance recoveries in connection with the settlement of a fiscal 2017 litigation matter and $3 million from an adjustment related to a non-cash gain recognized in fiscal 2017 for the acquisition of a controlling interest in BAMTech
•Impairments of $210 million for Vice and Villages Nature equity investments
•Restructuring and impairment charges of $33 million

A summary of the impact of these items on EPS is as follows:

(in millions, except per share data)	Pre-Tax Income (Loss)	Tax Benefit (Expense)(1)	After-Tax Income (Loss)	EPS Favorable (Adverse)(2)
Year Ended October 3, 2020:
Restructuring and impairment charges	$(5,735)	$571	$(5,164)	$(2.86)
TFCF and Hulu acquisition amortization(3)	(2,846)	662	(2,184)	(1.17)
DraftKings gain	973	(227)	746	0.41
Gain on sale of an investment	65	(15)	50	0.03
Total	$(7,543)	$991	$(6,552)	$(3.59)

Year Ended September 28, 2019:
Hulu Gain	$4,794	$(1,103)	$3,691	$2.22
Insurance recoveries and gains on the settlement of preexisting relationships	74	(17)	57	0.03
Benefit from the Tax Act	—	34	34	0.02
TFCF and Hulu acquisition amortization(3)	(1,595)	355	(1,240)	(0.74)
Restructuring and impairment charges	(1,183)	273	(910)	(0.55)
Impairment of equity investments	(538)	123	(415)	(0.25)
Charge for the extinguishment of debt	(511)	118	(393)	(0.24)
Total	$1,041	$(217)	$824	$0.50

Year Ended September 29, 2018:
Net benefit from the Tax Act	$—	$1,701	$1,701	$1.11
Gain from sale of real estate, property rights and other	601	(158)	443	0.30
Impairment of equity investments	(210)	49	(161)	(0.11)
Restructuring and impairment charges	(33)	7	(26)	(0.02)
Total	$358	$1,599	$1,957	$1.28
(1)Tax benefit/expense adjustments are determined using the tax rate applicable to the individual item affecting comparability.
(2)EPS is net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(3)For fiscal 2020, amortization of intangible assets, fair value step-up on film and television costs and intangibles related to TFCF equity investees were $1,921 million, $899 million and $26 million respectively. For fiscal 2019, amortization of intangible assets, fair value step-up on film and television costs and intangibles related to TFCF equity investees were $1,043 million, $537 million and $15 million, respectively.
BUSINESS SEGMENT RESULTS — 2020 vs. 2019
Below is a discussion of the major revenue and expense categories for our business segments. Costs and expenses for each segment consist of operating expenses, selling, general, administrative and other costs, and depreciation and amortization. Selling, general, administrative and other costs include third-party and internal marketing expenses.
Our DMED segment primarily generates revenue across three significant lines of business/distribution platforms: Linear Networks, Direct-to-Consumer and Content Sales/Licensing. Programming and production costs to support these businesses/distribution platforms are largely incurred across three content creation groups: Studios, General Entertainment and Sports. Programming and production costs include amortization of acquired licensed programming rights (including sports rights), amortization of capitalized production costs (including participations and residuals) and production costs related to live programming such as news and sports.
The Linear Networks business generates revenue from affiliate fees and advertising sales and from fees from sub-licensing of sports programming to third parties. Operating expenses include programming and production costs, technical support costs, operating labor and distribution costs.
The Direct-to-Consumer business generates revenue from subscription fees, advertising sales and pay-per-view and Premier Access fees. Operating expenses include programming and production costs, technology support costs, operating labor and distribution costs. Operating expenses also includes fees paid to Linear Networks from other DMED businesses for the right to air the linear networks feed and other services.
The Content Sales/Licensing business generates revenue from the sale of film and episodic television content in the TV/SVOD and home entertainment markets, distribution of films in the theatrical market, licensing of our music rights, sales of tickets to stage play performances and licensing of our intellectual properties for use in stage plays. Operating expenses include programming and production costs, distribution expenses and costs of sales.
Our DPEP segment primarily generates revenue from the sale of admissions to theme parks, the sale of food, beverage and merchandise at our theme parks and resorts, charges for room nights at hotels, sales of cruise vacations, sales and rentals of vacation club properties, royalties from licensing our intellectual properties for use on consumer goods and the sale of branded merchandise. Revenues are also generated from sponsorships and co-branding opportunities, real estate rent and sales, and royalties from Tokyo Disney Resort. Significant expenses include operating labor, costs of goods sold, infrastructure costs, depreciation and other operating expenses. Infrastructure costs include information systems expense, repairs and maintenance, utilities and fuel, property taxes, retail occupancy costs, insurance and transportation. Other operating expenses include costs for such items as supplies, commissions and entertainment offerings.
The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income as a measure of the overall performance of the operating businesses. Total segment operating income is not a financial measure defined by GAAP, should be reviewed in conjunction with the relevant GAAP financial measure and may not be comparable to similarly titled measures reported by other companies. The Company believes that information about total segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from factors other than business operations that affect net income.
The following table reconciles income (loss) from continuing operations before income taxes to total segment operating income:

				% Change Better (Worse)
(in millions)	2020	2019	2018	2020 vs. 2019	2019 vs. 2018
Income (loss) from continuing operations before income taxes	(1,743)	13,923	$14,729	nm	(5) %
Add/(subtract):
Corporate and unallocated shared expenses	817	987	744	17%	(33) %
Restructuring and impairment charges	5,735	1,183	33	>(100) %	>(100) %
Other income, net	(1,038)	(4,357)	(601)	(76) %	>100%
Interest expense, net	1,491	978	574	(52) %	(70) %
TFCF and Hulu acquisition amortization	2,846	1,595	—	(78) %	nm
Impairment of equity investments	—	538	210	100%	>(100) %
Total segment operating income	$8,108	$14,847	$15,689	(45) %	(5) %

The following is a summary of segment revenue and operating income:

				% Change Better (Worse)
(in millions)	2020	2019	2018	2020 vs. 2019	2019 vs. 2018
Revenues:
Disney Media and Entertainment Distribution	$48,350	$42,821	$34,177	13%	25%
Disney Parks, Experiences and Products	17,038	26,786	25,257	(36) %	6%
	$65,388	$69,607	$59,434	(6) %	17%
Segment operating income (loss):
Disney Media and Entertainment Distribution	$7,653	$7,528	$9,038	2%	(17) %
Disney Parks, Experiences and Products	455	7,319	6,651	(94) %	10%
	$8,108	$14,847	$15,689	(45) %	(5) %

Disney Media and Entertainment Distribution
Revenue and operating results for the Disney Media and Entertainment Distribution segment are are follows:

(in millions)	2020	2019	% Change Better (Worse)
Revenues:
Linear Networks	$27,583	$25,918	6%
Direct-to-Consumer	10,552	3,575	>100%
Content Sales/Licensing and Other	10,977	13,581	(19) %
Elimination of Intrasegment Revenue(1)	(762)	(253)	>(100) %
	$48,350	$42,821	13%
Segment operating income (loss):
Linear Networks	$9,413	$7,769	21%
Direct-to-Consumer	(2,913)	(2,223)	(31) %
Content Sales/Licensing and Other	1,153	1,982	(42) %
	$7,653	$7,528	2%
(1)Reflects fees received by the Linear Networks from other DMED businesses for the right to air our linear networks and related services.
Linear Networks
Operating results for Linear Networks are as follows:

(in millions)	2020	2019	% Change Better (Worse)
Revenues
Affiliate fees	$18,691	$16,185	15%
Advertising	8,252	9,055	(9) %
Other	640	678	(6) %
Total revenues	27,583	25,918	6%
Operating expenses	(15,309)	(15,463)	1%
Selling, general, administrative and other	(3,330)	(3,140)	(6) %
Depreciation and amortization	(262)	(256)	(2) %
Equity in the income of investees	731	710	3%
Operating Income	$9,413	$7,769	21%

Revenues
Affiliate revenue is as follows:

(in millions)	2020	2019	% Change Better (Worse)
Domestic Channels	$15,018	$13,433	12%
International Channels	3,673	2,752	33%
	$18,691	$16,185	15%
The increase in affiliate revenue at our Domestic Channels was due to increases of 8% from higher contractual rates, 6% from the consolidation of TFCF and 2% from the benefit of an additional week in fiscal 2020, partially offset by a decrease of 4% from fewer subscribers. The subscriber decline was net of a benefit from the ACC Network which launched in August 2019.
The increase in affiliate revenue at our International Channels was due to an increase of 44% from the consolidation of TFCF, partially offset by decreases of 9% from fewer subscribers driven by channel closures and the expiration of certain carriage agreements, both primarily in Europe, and 3% from an unfavorable Foreign Exchange Impact.
Advertising revenue is as follows:

(in millions)	2020	2019	% Change Better (Worse)
Cable	$3,648	$4,108	(11) %
Broadcasting	3,278	3,511	(7) %
Domestic Channels	6,926	7,619	(9) %
International Channels	1,326	1,436	(8) %
	$8,252	$9,055	(9) %
The decrease in Cable advertising revenue was due to a decrease of 19% from lower impressions reflecting lower average viewership due to the impact COVID-19 had on live sports events. This decrease was partially offset by increases of 6% from the consolidation of TFCF and 3% from the benefit of an additional week of operations, which included MLB and NBA events.
The decrease in Broadcasting advertising revenue was due to decreases of 9% from lower network impressions reflecting lower average viewership and 3% from the owned television stations. These decreases were partially offset by increases of 3% from higher network rates and 2% from the benefit of an additional week of operations.
The decrease in International Channels advertising revenue was due to decreases of 46% from lower impressions, 4% from an unfavorable Foreign Exchange Impact and 2% from lower rates. These decreases were partially offset by increases of 40% from the consolidation of TFCF and 4% from the benefit of an additional week of operations. The decrease in impressions reflected the impact of COVID-19, including a shift in the timing of Indian Premier League (IPL) cricket matches to fiscal 2021 and the comparison to the fiscal 2019 broadcast of International Cricket Council World Cup (ICC WC) matches. In fiscal 2019, IPL matches commenced in late March 2019, while ICC WC matches commenced in May 2019. The ICC WC is held every four years.
Other revenue decreased $38 million, to $640 million from $678 million, primarily due to the comparison to sub-licensing of ICC WC rights in fiscal 2019, partially offset by the consolidation of TFCF and a favorable Foreign Exchange Impact.

Costs and Expenses
Operating expenses are as follows:

(in millions)	2020	2019	% Change Better (Worse)
Programming and production costs
Cable	$(8,538)	$(8,841)	3%
Broadcasting	(2,605)	(2,706)	4%
Domestic Channels	(11,143)	(11,547)	3%
International Channels	(2,693)	(2,514)	(7) %
	(13,836)	(14,061)	2%
Other operating expenses	(1,473)	(1,402)	(5) %
	$(15,309)	$(15,463)	1%
The decrease in programming and production costs at Cable was due to the deferral of costs for NBA, MLB and college football programming, which shifted from fiscal 2020 to fiscal 2021 and lower programming cost amortization for FX, Disney and National Geographic Channels. These decreases were partially offset by the consolidation of TFCF and contractual increases for college football, NFL and NBA programming and costs for the ACC Network. The lower cost amortization for FX Channels reflected fewer hours of original series and Disney and National Geographic Channels reflected an allocation of costs to Disney+, which initially launched in November 2019. The decrease in programming and production costs at Broadcasting was due to production shutdowns and delays as a result of COVID-19.
The increase in programming and production costs at International Channels was due to the consolidation of TFCF, partially offset by the comparison to the ICC WC in fiscal 2019 and the shift in timing of IPL.
Other operating expenses, which include distribution costs, increased due to the consolidation of TFCF, partially offset by lower costs at our international and domestic channels.
Selling, general administrative and other costs increased $190 million, to $3,330 million from $3,140 million, driven by the consolidation of TFCF, partially offset by lower marketing costs at ABC, FX Channels and ESPN due to the impact of COVID-19.
Equity in the Income of Investees
Income from equity investees increased $21 million, to $731 million from $710 million, due to the absence of equity losses from Vice as Vice was fully impaired in fiscal 2019 and higher income from A+E Television Networks, partially offset by an impairment of our investment in Seven TV. The increase at A+E was due to lower programming costs and higher program sales, partially offset by lower advertising revenue.
Operating Income from Linear Networks
Operating income from Linear Networks increased $1,644 million, to $9,413 million from $7,769 million, due to the consolidation of TFCF and higher operating income at the FX Channels, ESPN and ABC, partially offset by a decrease at our international channels.
The following table provides supplemental revenue and operating income detail for Linear Networks:

(in millions)	2020	2019	% Change Better (Worse)
Supplemental revenue detail
Domestic Channels	$22,244	$21,301	4%
International Channels	5,339	4,617	16%
	$27,583	$25,918	6%
Supplemental operating income detail
Domestic Channels	$7,708	$6,383	21%
International Channels	974	676	44%
Equity in the income of investees	731	710	3%
	$9,413	$7,769	21%

Direct-to-Consumer
Operating results for Direct-to-Consumer are as follows:

(in millions)	2020	2019	% Change Better (Worse)
Revenues
Subscription fees	$7,645	$2,115	>100%
Advertising	2,357	1,162	>100%
TV/SVOD distribution and other	550	298	85%
Total revenues	10,552	3,575	>100%
Operating expenses	(10,078)	(4,396)	>(100) %
Selling, general, administrative and other	(3,126)	(996)	>(100) %
Depreciation and amortization	(260)	(187)	(39) %
Equity in the loss of investees	(1)	(219)	100%
Operating Loss	$(2,913)	$(2,223)	(31) %
Revenues
The increase in subscription fees was due to the launch of Disney+ starting in November 2019, the consolidation of Hulu, subscriber growth at Hulu and to a lesser extent, increased subscribers at ESPN+.
Higher advertising revenue was due to the consolidation of Hulu and higher impressions, partially offset by lower rates. The increase in impressions was due to growth at Hulu, partially offset by the timing of cricket programming. The decrease in rates was primarily due to lower rates at Hulu. Cricket programming included a shift in the timing of IPL cricket matches to fiscal 2021 due to COVID-19 and the comparison to the fiscal 2019 broadcast of ICC WC matches.
The increase in TV/SVOD distribution and other revenue was due to higher Ultimate Fighting Championship (UFC) pay-per-view fees and Disney+ Premier Access revenues from Mulan, partially offset by lower revenue from streaming technology services.
The following table presents the number of paid subscribers(1) (in millions) for Disney+, ESPN+ and Hulu as of:

	October 3, 2020	September 28, 2019	% Change Better (Worse)
Disney+(3)	73.7	—	nm
ESPN+	10.3	3.5	>100%
Hulu
SVOD Only	32.5	25.6	27%
Live TV + SVOD	4.1	2.9	41%
Total Hulu	36.6	28.5	28%
The following table presents the average monthly revenue per paid subscriber(2) for the year ended:

	2020	2019	% Change Better (Worse)
Disney+(3)(4)	$4.80	$—	nm
ESPN+(5)	$4.35	$5.12	(15) %
Hulu(6)
SVOD Only	$12.24	$13.09	(6) %
Live TV + SVOD	$67.24	$55.98	20%
(1)A subscriber for which we recognized subscription revenue. A subscriber ceases to be a paid subscriber as of their effective cancellation date or as a result of a failed payment method. A subscription bundle is considered a paid subscriber for each service included in the bundle. Subscribers include those who receive the service through wholesale arrangements in which we receive a fee for the distribution of Disney+ to each subscriber to an existing content distribution tier. When we aggregate the total number of paid subscribers across our DTC services, whether acquired individually, through a wholesale arrangement or via the bundle, we refer to them as paid subscriptions.

(2)Revenue per paid subscriber is calculated based upon the average of the monthly average paid subscribers for each month in the period. The monthly average paid subscribers is calculated as the sum of the beginning of the month and end of the month paid subscriber count, divided by two. Disney+ average monthly revenue per paid subscriber is calculated using a daily average of paid subscribers for the period. The average revenue per subscriber is net of discounts offered on bundled services. The discount is allocated to each service based on the relative retail price of each service on a standalone basis. In general, wholesale arrangements have a lower average monthly revenue per paid subscriber than subscribers that we acquire directly or through third party platforms like Apple.
(3)Disney+ Hotstar launched on April 3, 2020 and September 5, 2020 in India and Indonesia, respectively, (as a conversion of the preexisting Hotstar service) and is included in the number of paid subscribers and average monthly revenue per paid subscriber. The average monthly revenue per paid subscriber for Disney+ Hotstar is significantly lower than the average monthly revenue per paid subscriber for Disney+ in other markets.
(4)Excludes Premier Access revenue
(5)Excludes Pay-Per-View revenue
(6)Hulu’s average monthly revenue per paid subscriber for the period September 30, 2018 to March 19, 2019 is not reflected in the Company’s prior-year revenues, but is included in the average monthly revenue per paid subscriber reported in the table. Includes advertising revenue (including amounts generated during free trial subscription periods).
The average monthly revenue per paid subscriber for ESPN+ decreased from $5.12 to $4.35 due to to the introduction of a bundled subscription package offering of Disney+, ESPN+ and Hulu beginning in November 2019 and lower per-subscriber advertising revenue, partially offset by an increase in retail pricing in August 2020. The bundled offering has a lower retail price than the aggregate standalone retail prices of the individual services.
The average monthly revenue per paid subscriber for the Hulu SVOD Only service decreased from $13.09 to $12.24 driven by a decrease in retail pricing, lower per-subscriber advertising revenue and the introduction of the bundled offering, partially offset by a lower mix of promotional and wholesale subscribers. The average monthly revenue per paid subscriber for the Hulu Live TV + SVOD service increased from $55.98 to $67.24 due to an increase in retail pricing in December 2019 and higher per-subscriber Live TV advertising and premium add-on revenue, partially offset by the introduction of the bundled offering.
Costs and Expenses
Operating expenses are as follows:

(in millions)	2020	2019	% Change Better (Worse)
Programming and production costs	$(8,124)	$(3,615)	>(100) %
Other operating expenses	(1,954)	(781)	>(100) %
	$(10,078)	$(4,396)	>(100) %

The increase in programming and production costs was due to the consolidation of Hulu, the fiscal 2020 launch of Disney+, higher costs at Hulu and, to a lesser extent, increased sports programming costs. The increase in costs at Hulu was driven by higher subscriber-based fees for programming on the Live TV service. Higher sports programming costs were due to increased costs for UFC programming rights, partially offset by the comparison to the ICC WC in fiscal 2019 and the shift in timing of IPL. Other operating expenses, which include technical support and distribution costs, increased due to the fiscal 2020 launch of Disney+ and the consolidation of Hulu.
Selling, general, administrative and other costs increased $2,130 million, to $3,126 million from $996 million, due to the fiscal 2020 launch of Disney+ and the consolidation of Hulu.
Depreciation and amortization increased $73 million, to $260 million from $187 million, due to the consolidation of Hulu and the fiscal 2020 launch of Disney+.
Equity in the Loss of Investees
Loss from equity investees in fiscal 2019 of $219 million improved by $218 million to a loss of $1 million, due to the consolidation of Hulu. In fiscal 2020, Hulu’s results are reported in revenues and expenses. In fiscal 2019, prior to March 20, 2019, the Company recognized its ownership share of Hulu’s results in equity in the loss of investees.
Operating Loss from Direct-to-Consumer
The operating loss from Direct-to-Consumer increased $690 million, to $2,913 million from $2,223 million, due to the launch of Disney+, partially offset by improved results at ESPN+.

Content Sales/Licensing and Other
Operating results for Content Sales/Licensing and Other are as follows:

(in millions)	2020	2019	% Change Better (Worse)
Revenues
TV/SVOD distribution	$5,673	$5,190	9%
Theatrical distribution	2,134	4,726	(55) %
Home entertainment	1,802	1,961	(8) %
Other	1,368	1,704	(20) %
Total revenues	10,977	13,581	(19) %
Operating expenses	(6,871)	(7,903)	13%
Selling, general, administrative and other	(2,628)	(3,460)	24%
Depreciation and amortization	(291)	(208)	(40) %
Equity in the loss of investees	(34)	(28)	(21) %
Operating Income	$1,153	$1,982	(42) %
Revenues
The increase in TV/SVOD distribution revenue was due to the consolidation of TFCF, partially offset by lower sales of episodic television and film content at our legacy operations. The decrease in episodic television content sales was driven by sales of Jessica Jones and The Punisher to Netflix in fiscal 2019, lower sales of Criminal Minds and Disney Channels content in fiscal 2020. The decrease in film content sales was due to lower sales in the pay and free television windows.
The decrease in theatrical distribution revenue was due to fewer significant releases, which included the impact of theater closures as a result of COVID-19, partially offset by the consolidation of TFCF. Significant titles in the fiscal 2020 included Frozen II, Star Wars: The Rise of Skywalker and Maleficent: Mistress of Evil. Significant titles in fiscal 2019 included Avengers: Endgame, The Lion King, Captain Marvel, Toy Story 4, Aladdin, Ralph Breaks the Internet, Mary Poppins Returns and Dumbo.
The decrease in home entertainment revenue was due to decreases of 20% from lower unit sales of both new releases and catalog titles and 3% from lower average net effective pricing, partially offset by an increase of 12% from the consolidation of TFCF. We released fewer new titles in the current year as fiscal 2020 included Frozen II, Star Wars: The Rise of Skywalker, The Lion King and Toy Story 4, whereas fiscal 2019 included Avengers: Endgame, Incredibles 2, Captain Marvel, Ant-Man and The Wasp, Ralph Breaks The Internet, Avengers: Infinity War, Bohemian Rhapsody and Aladdin. The decrease in average net effective pricing was primarily due to a lower mix of new release titles.
The decrease in other revenue was driven by lower stage plays revenues reflecting the impact of theater closures in response to COVID-19.
Costs and Expenses
Operating expenses are as follows:

(in millions)	2020	2019	% Change Better (Worse)
Programming and production costs	$(5,729)	$(6,244)	8%
Distribution costs and cost of goods sold	(1,142)	(1,659)	31%
	$(6,871)	$(7,903)	13%
The decrease in programming and production costs was due to lower revenues at our legacy operations, partially offset by the consolidation of TFCF.
The decrease in distribution costs and cost of goods sold was due to fewer theatrical releases and stage play performances, partially offset by the consolidation of TFCF.
Selling, general administrative, and other costs decreased $832 million, to $2,628 million from $3,460 million, due to lower theatrical and home entertainment marketing costs, partially offset by the consolidation of TFCF.
Depreciation and amortization increased $83 million, to $291 million from $208 million, primarily due to increased investments in technology and the consolidation of TFCF.

Operating Income from Content Sales/Licensing and Other
Operating income from Content Sales/Licensing and Other decreased $829 million, to $1,153 million from $1,982 million, due to lower TV/SVOD and theatrical distribution results at our legacy operations and a decrease in stage play results, partially offset by the consolidation of TFCF.
Items Excluded from Segment Operating Income Related to Disney Media and Entertainment Distribution
The following table presents supplemental information for items related to the Disney Media and Entertainment Distribution segment that are excluded from segment operating income:

(in millions)	2020	2019	% Change Better (Worse)
TFCF and Hulu acquisition amortization(1)	$(2,838)	$(1,591)	(78) %
Restructuring and impairment charges(2)	(5,394)	(780)	>(100) %
(1)In the current year, amortization of step-up on film and television costs was $899 million and amortization of intangible assets was $1,913 million. In the prior year, amortization of step-up on film and television costs was $537 million and amortization of intangible assets was $1,039 million.
(2)The current year includes goodwill and intangible asset impairments at our International Channels business ($4,953 million) and $441 million of restructuring costs. Restructuring costs were primarily for severance costs and contract termination charges in connection with the acquisition and integration of TFCF and severance in connection with the reduction-in-force. The prior year includes restructuring costs primarily for severance and equity-based compensation costs in connection with the acquisition and integration of TFCF.
Disney Parks, Experiences and Products
Operating results for the Disney Parks, Experiences and Products segment are as follows:

(in millions)	2020	2019	% Change Better (Worse)
Revenues
Theme park admissions	$4,038	$7,540	(46) %
Parks & Experiences merchandise, food and beverage	3,441	5,963	(42) %
Resorts and vacations	3,402	6,266	(46) %
Merchandise licensing and retail	4,721	5,080	(7) %
Parks licensing and other	1,436	1,937	(26) %
Total revenues	17,038	26,786	(36) %
Operating expenses	(11,485)	(14,015)	18%
Selling, general, administrative and other	(2,642)	(3,133)	16%
Depreciation and amortization	(2,437)	(2,306)	(6) %
Equity in the loss of investees	(19)	(13)	(46) %
Operating Income	$455	$7,319	(94) %
COVID-19
Revenues at the Disney Parks, Experiences and Products segment were adversely impacted by COVID-19, which resulted in the closure/reduced operating capacity of our theme parks and resorts and the suspension of our cruise line sailings. We estimate that the adverse impact of COVID-19 on current year segment operating income was approximately $6.9 billion, which is net of cost reductions from initiatives to mitigate the impacts of COVID-19.
Revenues
The decrease in theme park admissions revenue was due to a decrease of 49% from lower attendance, partially offset by an increase of 3% from higher average ticket prices.
Parks & Experiences merchandise, food and beverage revenue was lower compared to fiscal 2019 due to a decrease of 48% from lower volumes, partially offset by an increase of 4% from higher average guest spending.
The decrease in resorts and vacations revenue was due to decreases of 22% from lower occupied room nights and 15% from fewer passenger cruise days driven by the suspension of cruise ship sailings.

Merchandise licensing and retail revenue was lower due to decreases of 4% from retail and 3% from merchandise licensing. The decrease in revenues at retail was driven by the closure of our retail stores for a significant portion of fiscal 2020 as a result of COVID-19 and the comparison to the sale of rights to a video game in fiscal 2019, partially offset by higher online sales. The decrease at merchandise licensing was primarily due to lower minimum guarantee shortfall recognition and a decrease in sales of merchandise based on Disney Classics, Toy Story and Avengers, partially offset by higher sales of Frozen merchandise. Merchandise licensing revenues for fiscal 2020 were adversely impacted by COVID-19.
The decrease in parks licensing and other revenue was primarily due to lower sponsorship revenue driven by park closures and a decrease in royalties from Tokyo Disney Resort, which was closed or operating at reduced capacity for a significant portion of fiscal 2020.
The following table presents supplemental park and hotel statistics:

	Domestic		International(1)		Total
	2020	2019	2020	2019	2020	2019
Parks
Increase (decrease)
Attendance(2)	(47) %	— %	(53) %	(7) %	(49) %	(2) %
Per Capita Guest Spending(3)	8%	7%	(3) %	13%	7%	8%
Hotels
Occupancy(4)	43%	90%	35%	81%	41%	88%
Available Room Nights (in thousands)(5)	11,114	10,030	3,207	3,182	14,321	13,212
Per Room Guest Spending(6)	$367	$353	$312	$316	$356	$345
(1)Per capita guest spending growth rate is stated on a constant currency basis. Per room guest spending is stated at the average foreign exchange rate for the same period in the prior year.
(2)Attendance is used to analyze volume trends at our theme parks and is based on the number of unique daily entries, i.e. a person visiting multiple theme parks in a single day is counted only once. Our attendance count includes complimentary entries but excludes entries by children under the age of three.
(3)Per capita guest spending is used to analyze guest spending trends and is defined as total revenue from ticket sales and sales of food, beverage and merchandise in our theme parks, divided by total theme park attendance.
(4)Occupancy is used to analyze the usage of available capacity at hotels and is defined as the number of room nights occupied by guests as a percentage of available hotel room nights.
(5)Available hotel room nights are defined as the total number of room nights that are available at our hotels and at DVC properties located at our theme parks and resorts that are not utilized by DVC members. Available hotel room nights include rooms temporarily taken out of service.
(6)Per room guest spending is used to analyze guest spending at our hotels and is defined as total revenue from room rentals and sales of food, beverage and merchandise at our hotels, divided by total occupied hotel room nights.
Costs and Expenses
Operating expenses are as follows:

(in millions)	2020	2019	% Change Better (Worse)
Operating labor	$(4,870)	$(6,174)	21%
Infrastructure costs	(2,422)	(2,469)	2%
Cost of goods sold and distribution costs	(2,202)	(2,918)	25%
Other operating expenses	(1,991)	(2,454)	19%
	$(11,485)	$(14,015)	18%
The decrease in operating labor was due to furloughs in response to lower volumes and the benefit of government credits for certain employee costs, partially offset by inflation and new guest offerings. The decrease in infrastructure costs was due to lower operations support costs reflecting reduced volumes, partially offset by the write-down of assets at our retail stores and costs for new guest offerings. Lower cost of goods sold and distribution costs were due to lower volumes. The decrease in other operating expenses, which include costs for such items as supplies, commissions/fees and entertainment offerings, was due to lower volumes, partially offset by higher charges for capital project abandonments.
Selling, general, administrative and other costs decreased $491 million from $3,133 million to $2,642 million due to marketing and general and administrative cost reduction initiatives to mitigate the impacts of COVID-19.
Depreciation and amortization increased $131 million from $2,306 million to $2,437 million, primarily due to new attractions at our domestic parks and resorts.
Segment Operating Income
Segment operating income decreased $6,864 million from $7,319 million to $455 million due to decreases at our domestic and international parks and experiences and, to a lesser extent, our retail and merchandise licensing businesses.
The following table presents supplemental revenue and operating income detail for the Disney Parks, Experiences and Products segment:

(in millions)	2020	2019	% Change Better (Worse)
Supplemental revenue detail
Parks & Experiences
Domestic	$10,226	$17,369	(41) %
International	2,020	4,223	(52) %
Consumer Products	4,792	5,194	(8) %
	$17,038	$26,786	(36) %
Supplemental operating income detail
Parks & Experiences
Domestic	$(623)	$4,412	nm
International	(1,073)	507	nm
Consumer Products	2,151	2,400	(10) %
	$455	$7,319	(94) %
Items Excluded from Segment Operating Income Related to Disney Parks, Experiences and Products
The following table presents supplemental information for items related to the Disney Parks, Experiences and Products segment that are excluded from segment operating income:

(in millions)	2020	2019	% Change Better (Worse)
Restructuring and impairment charges	$(265)	$(13)	>(100) %
Amortization of TFCF intangible assets	(8)	(4)	(100) %

BUSINESS SEGMENT RESULTS – 2019 vs. 2018
Disney Media and Entertainment Distribution
Revenue and operating results for the Disney Media and Entertainment Distribution segment are are follows:

(in millions)	2019	2018	% Change Better (Worse)
Revenues:
Linear Networks	$25,918	$21,465	21%
Direct-to-Consumer	3,575	445	>100%
Content Sales/Licensing and Other	13,581	12,267	11%
Elimination of Intrasegment Revenue(1)	(253)	—	nm
	$42,821	$34,177	25%
Segment operating income (loss):
Linear Networks	$7,769	$7,235	7%
Direct-to-Consumer	(2,223)	(919)	>(100) %
Content Sales/Licensing and Other	1,982	2,722	(27) %
	$7,528	$9,038	(17) %
(1)Reflects fees received by the Linear Networks from other DMED businesses for the right to air our linear networks and related services.
Linear Networks
Operating results for Linear Networks are as follows:

(in millions)	2019	2018	% Change Better (Worse)
Revenues
Affiliate fees	$16,185	$13,279	22%
Advertising	9,055	7,730	17%
Other	678	456	49%
Total revenues	25,918	21,465	21%
Operating expenses	(15,463)	(12,259)	(26) %
Selling, general, administrative and other	(3,140)	(2,405)	(31) %
Depreciation and amortization	(256)	(245)	(4) %
Equity in the income of investees	710	679	5%
Operating Income	$7,769	$7,235	7%
Revenues
Affiliate revenue is as follows:

(in millions)	2019	2018	% Change Better (Worse)
Domestic Channels	$13,433	$11,907	13%
International Channels	2,752	1,372	>100%
	$16,185	$13,279	22%
The increase in affiliate revenue at our Domestic Channels was due to increases of 8% from the consolidation of TFCF and 7% from higher contractual rates, partially offset by a decrease of approximately 2 and one-half percent from fewer subscribers.
The increase in affiliate revenue at our International Channels was due to increases of 105% from the consolidation of TFCF and 4% from higher rates at our legacy operations, partially offset by a decrease of 10% from an unfavorable Foreign Exchange Impact.

Advertising revenue is as follows:

(in millions)	2019	2018	% Change Better (Worse)
Cable	$4,108	$3,744	10%
Broadcasting	3,511	3,601	(2) %
Domestic Channels	7,619	7,345	4%
International Channels	1,436	385	>100%
	$9,055	$7,730	17%
The increase in Cable advertising revenue was due to increases of 9% from the consolidation of TFCF and 1% from higher impressions reflecting higher units delivered, partially offset by lower average viewership.
The decrease in Broadcasting advertising revenue was due to a decrease of 9% from average network viewership, partially offset by an increase of 6% from higher network rates and 1% from the owned television stations.
The increase in International Channels advertising revenue was due to the consolidation of TFCF.
Other revenue increased $222 million, to $678 million from $456 million, due to the consolidation of TFCF.
Costs and Expenses
Operating expenses are as follows:

(in millions)	2019	2018	% Change Better (Worse)
Programming and production costs
Cable	$(8,841)	$(7,848)	(13) %
Broadcasting	(2,706)	(2,624)	(3) %
Domestic Channels	(11,547)	(10,472)	(10) %
International Channels	(2,514)	(692)	>(100) %
	(14,061)	(11,164)	(26) %
Other operating expenses	(1,402)	(1,095)	(28) %
	$(15,463)	$(12,259)	(26) %
The increase in programming and production costs at Cable was due to the consolidation of TFCF and contractual rate increases for college sports, NFL, NBA and MLB programming. The increase in programming and production costs at the International Channels was due to the consolidation of TFCF.
Other operating expenses, which include distribution costs, increased primarily due to the consolidation of TFCF.
Selling, general administrative and other costs increased $735 million, to $3,140 million from $2,405 million, due to the consolidation of TFCF, partially offset by a favorable Foreign Exchange Impact.
Equity in the Income of Investees
Income from equity investees increased $31 million, to $710 million from $679 million, primarily due to lower equity losses from Vice as Vice was fully impaired in fiscal 2019.
Operating Income from Linear Networks
Operating income from Linear Networks increased $534 million, to $7,769 million from $7,235 million, due to the consolidation of TFCF and to a lesser extent, an increase at the owned television stations, partially offset by lower results at ABC and ESPN.

The following table provides supplemental revenue and operating income detail for Linear Networks:

(in millions)	2019	2018	% Change Better (Worse)
Supplemental revenue detail
Domestic Channels	$21,301	$19,580	9%
International Channels	4,617	1,885	>100%
	$25,918	$21,465	21%
Supplemental operating income detail
Domestic Channels	$6,383	$6,202	3%
International Channels	676	354	91%
Equity in the income of investees	710	679	5%
	$7,769	$7,235	7%

Direct-to-Consumer
Operating results for Direct-to-Consumer are as follows:

(in millions)	2019	2018	% Change Better (Worse)
Revenues
Subscription fees	$2,115	$97	>100%
Advertising	1,162	—	nm
TV/SVOD distribution and other	298	348	(14) %
Total revenues	3,575	445	>100%
Operating expenses	(4,396)	(473)	>(100) %
Selling, general, administrative and other	(996)	(242)	>(100) %
Depreciation and amortization	(187)	(101)	(85) %
Equity in the loss of investees	(219)	(548)	60%
Operating Loss	$(2,223)	$(919)	>(100) %
Revenues
The increase in subscription fees was due to the consolidation of Hulu and, to a lesser extent, higher subscription fees for ESPN+, which launched in April 2018.
Advertising revenue increased due to the consolidation of Hulu.
The decrease in TV/SVOD distribution and other revenue included lower revenue from streaming technology services, partially offset by higher UFC pay-per-view fees at ESPN+.
Costs and Expenses
Operating expenses are as follows:

(in millions)	2019	2018	% Change Better (Worse)
Programming and production costs	$(3,615)	$(210)	>(100) %
Other operating expenses	(781)	(263)	>(100) %
	$(4,396)	$(473)	>(100) %
The increase in programming and production costs was due to the consolidation of Hulu and, to a lesser extent, the ramp up of our investment in ESPN+. Other operating expenses, which includes technical support and distribution costs, increased due to the consolidation of Hulu and, to a lesser extent, cost incurred in advance of the fiscal 2020 launch of Disney+.
Selling, general, administrative and other costs increased $754 million, to $996 million from $242 million, due to the consolidation of Hulu and, to a lesser extent, cost incurred in advance of the fiscal 2020 launch of Disney+.

Depreciation and amortization increased $86 million, to $187 million from $101 million, due to the consolidation of Hulu and increased investments in technology.
Equity in the Loss of Investees
Loss from equity investees decreased $329 million, from $548 million to $219 million, due to the consolidation of Hulu.
Operating Loss from Direct-to-Consumer
The operating loss from Direct-to-Consumer increased $1,304 million, to $2,223 million from $919 million, due to the consolidation of Hulu, the ramp up of our investment in ESPN+ and costs incurred in advance of the fiscal 2020 launch of Disney+.
Content Sales/Licensing and Other
Operating results for Content Sales/Licensing and Other are as follows:

(in millions)	2019	2018	% Change Better (Worse)
Revenues
TV/SVOD distribution	$5,190	$4,674	11%
Theatrical distribution	4,726	4,303	10%
Home entertainment	1,961	1,859	5%
Other	1,704	1,431	19%
Total revenues	13,581	12,267	11%
Operating expenses	(7,903)	(6,668)	(19) %
Selling, general, administrative and other	(3,460)	(2,720)	(27) %
Depreciation and amortization	(208)	(157)	(32) %
Equity in the loss of investees	(28)	—	nm
Operating Income	$1,982	$2,722	(27) %
Revenues
The increase in TV/SVOD distribution revenue was due to the consolidation of TFCF, partially offset by lower sales of episodic television content at our legacy operations. The decrease in episodic television content sales reflects the fiscal 2018 sales of Daredevil, Luke Cage and Iron Fist, partially offset by the fiscal 2019 sale of The Punisher.
The increase in theatrical distribution revenue was due to the consolidation of TFCF and the comparison of four significant Disney live-action titles, Lion King, Aladdin, Mary Poppins Returns and Dumbo in fiscal 2019 to no significant Disney live-action titles in fiscal 2018. These increases were partially offset by two Marvel titles, Avengers: Endgame and Captain Marvel and no Star Wars title in fiscal 2019 compared to four Marvel titles, Avengers: Infinity War, Black Panther, Thor: Ragnarok and Ant-Man and the Wasp, and two Star Wars titles, Star Wars: The Last Jedi and Solo: A Star Wars Story in fiscal 2018. Fiscal 2019 also included Toy Story 4 and Ralph Breaks the Internet, while fiscal 2018 included Incredibles 2 and Coco.
The increase in home entertainment revenue was due to an increase of 14% from the consolidation of TFCF, partially offset by decreases of 8% from lower unit sales and 1% from lower net effective pricing at our legacy operations. The decrease in unit sales was due to the release of Star Wars: The Last Jedi in fiscal 2018 compared to no Star Wars release in fiscal 2019. Other significant titles in release included Avengers: Endgame, Incredibles 2, Captain Marvel, Ant-Man and the Wasp, and Ralph Breaks the Internet in fiscal 2019 and Avengers: Infinity War, Black Panther, Thor: Ragnarok, Coco and Cars 3 in fiscal 2018.
The increase in other revenue was due to the consolidation of TFCF, partially offset by a decrease at Lucasfilm’s special effects business due to fewer projects.

Costs and Expenses
Operating expenses are as follows:

(in millions)	2019	2018	% Change Better (Worse)
Programming and production costs	$(6,244)	$(5,310)	(18) %
Distribution costs and cost of goods sold	(1,659)	(1,358)	(22) %
	$(7,903)	$(6,668)	(19) %
The increase in programming and production costs was due to the consolidation of TFCF, partially offset by lower         TV/SVOD distribution revenue at our legacy operations.
The increase in distribution costs and cost of goods sold was primarily due to the consolidation of TFCF, partially offset by fewer projects at Lucasfilm’s special effects business.
Selling, general administrative, and other costs increased $740 million, to $3,460 million from $2,720 million, due to the consolidation of TFCF.
Depreciation and amortization increased $51 million, to $208 million from $157 million, due to increased investments in technology and the consolidation of TFCF.
Equity in the Loss of Investees
Loss from equity investments of $28 million in fiscal 2019 was due to the consolidation of TFCF.
Operating Income from Content Sales/Licensing and Other
Operating income from Content Sales/Licensing and Other decreased $740 million, to $1,982 million from $2,722 million, due to lower TV/SVOD and home entertainment distribution results at our legacy operations.
Items Excluded from Segment Operating Income Related to Disney Media and Entertainment Distribution
The following table presents supplemental information for items related to the Disney Media and Entertainment Distribution segment that are excluded from segment operating income:

(in millions)	2019	2018	% Change Better (Worse)
TFCF and Hulu acquisition amortization(1)	$(1,591)	$—	nm
Restructuring and impairment charges(2)	(780)	(10)	>(100) %
(1)Amortization of step-up on film and television costs was $537 million and amortization of intangible assets was $1,039 million.
(2)Fiscal 2019 includes restructuring costs primarily for severance and equity-based compensation costs in connection with the acquisition and integration of TFCF

Disney Parks, Experiences and Products
Operating results for the Disney Parks, Experiences and Products segment are as follows:

(in millions)	2019	2018	% Change Better (Worse)
Revenues
Theme park admissions	$7,540	$7,183	5%
Parks & Experiences merchandise, food and beverage	5,963	5,674	5%
Resorts and vacations	6,266	5,938	6%
Merchandise licensing and retail	5,080	4,805	6%
Parks licensing and other	1,937	1,657	17%
Total revenues	26,786	25,257	6%
Operating expenses	(14,015)	(13,326)	(5) %
Selling, general, administrative and other	(3,133)	(2,930)	(7) %
Depreciation and amortization	(2,306)	(2,327)	1%
Equity in the loss of investees	(13)	(23)	43%
Operating Income	$7,319	$6,651	10%
Revenues
The increase in theme park admissions revenue was due to an increase of 8% from higher average ticket prices, partially offset by decreases of 2% from lower attendance and 1% from an unfavorable Foreign Exchange Impact. The decrease in attendance was due to lower attendance at Shanghai Disney Resort. Attendance at our domestic theme parks in fiscal 2019 was comparable to fiscal 2018.
Parks & Experiences merchandise, food and beverage revenue growth was due to an increase of 6% from higher average guest spending, partially offset by a decrease of 1% from lower volumes.
The increase in resorts and vacations revenue was primarily due to increases of 2% from higher average daily hotel room rates, 1% from an increase in average ticket prices for cruise line sailings and 1% from the consolidation of TFCF.
Merchandise licensing and retail revenue growth was due to increases of 5% from merchandise licensing and 1% from a favorable Foreign Exchange Impact. The increase in merchandise licensing was driven by higher revenues from products based on Toy Story, an increase in guaranteed shortfall recognition, higher revenues from Frozen, Spider-Man, Avengers and Disney Classics merchandise and the consolidation of TFCF. These increases were partially offset by lower revenues from products based on Star Wars and Cars.
The increase in parks licensing and other revenue was due to the adoption of ASC 606 and higher real estate sales. The adoption of ASC 606 required certain cost reimbursements from licensees to be recognized as revenue rather than recorded as an offset to operating expenses.

The following table presents supplemental park and hotel statistics:

	Domestic		International (1)		Total
	2019	2018	2019	2018	2019	2018
Parks
Increase (decrease)
Attendance(2)	— %	4%	(7) %	4%	(2) %	4%
Per Capita Guest Spending(3)	7%	6%	13%	5%	8%	6%
Hotels
Occupancy(4)	90%	88%	81%	84%	88%	87%
Available Room Nights (in thousands)(5)	10,030	10,045	3,182	3,179	13,212	13,224
Per Room Guest Spending(6)	$353	$345	$330	$315	$348	$338
(1)Per capita guest spending growth rate is stated on a constant currency basis. Per room guest spending is stated at the average foreign exchange rate for fiscal 2018.
(2)Attendance is used to analyze volume trends at our theme parks and is based on the number of unique daily entries, i.e. a person visiting multiple theme parks in a single day is counted only once. Our attendance count includes complimentary entries but excludes entries by children under the age of three.
(3)Per capita guest spending is used to analyze guest spending trends and is defined as total revenue from ticket sales and sales of food, beverage and merchandise in our theme parks, divided by total theme park attendance.
(4)Occupancy is used to analyze the usage of available capacity at hotels and is defined as the number of room nights occupied by guests as a percentage of available hotel room nights.
(5)Available hotel room nights are defined as the total number of room nights that are available at our hotels and at DVC properties located at our theme parks and resorts that are not utilized by DVC members. Available hotel room nights include rooms temporarily taken out of service.
(6)Per room guest spending is used to analyze guest spending at our hotels and is defined as total revenue from room rentals and sales of food, beverage and merchandise at our hotels, divided by total occupied hotel room nights.
Costs and Expenses
Operating expenses are as follows:

(in millions)	2019	2018	% Change Better (Worse)
Operating labor	$(6,174)	$(5,937)	(4) %
Infrastructure costs	(2,469)	(2,370)	(4) %
Cost of goods sold and distribution costs	(2,918)	(2,764)	(6) %
Other operating expenses	(2,454)	(2,255)	(9) %
	$(14,015)	$(13,326)	(5) %
The increase in operating labor was due to inflation, including the impact of wage increases for union employees, partially offset by the comparison to a special domestic employee bonus that was recognized in fiscal 2018. The increase in cost of sales and distribution costs was driven by higher sales of food, beverage and merchandise at our theme parks and resorts. Higher infrastructure costs were due to an increase in technology spending and costs for new guest offerings, including expenses associated with Star Wars: Galaxy’s Edge. Other operating expenses, which include costs for such items as supplies, commissions and entertainment offerings, increased due to the recognition of certain cost reimbursements from licensees as revenue rather than recorded as an offset to operating expenses.
Selling, general, administrative and other costs increased $203 million from $2,930 million to $3,133 million primarily due to inflation and higher marketing spend at our parks and resorts.
Segment Operating Income
Segment operating income increased $668 million, to $7,319 million from $6,651 million due to growth at our domestic theme parks and resorts and our consumer products businesses.

The following table presents supplemental revenue and operating income detail for the Disney Parks, Experiences and Products segment to provide continuity with our legacy reporting:

(in millions)	2019	2018	% Change Better (Worse)
Supplemental revenue detail
Parks & Experiences
Domestic	$17,369	$16,161	7%
International	4,223	4,135	2%
Consumer Products	5,194	4,961	5%
	$26,786	$25,257	6%
Supplemental operating income detail
Parks & Experiences
Domestic	$4,412	$4,013	10%
International	507	456	11%
Consumer Products	2,400	2,182	10%
	$7,319	$6,651	10%

CORPORATE AND UNALLOCATED SHARED EXPENSES
Corporate and unallocated shared expenses are as follows:

				% Change Better (Worse)
(in millions)	2020	2019	2018	2020 vs. 2019	2019 vs. 2018
Corporate and unallocated shared expenses	$(817)	$(987)	$(744)	17%	(33) %
The decrease in corporate and unallocated shared expenses from fiscal 2019 to fiscal 2020 was due to lower costs related to TFCF and lower compensation costs, partially offset by the absence of a benefit from amortization of a deferred gain on a sale leaseback due to the adoption of new lease accounting guidance. The decrease in costs related to TFCF was due to lower acquisition and integration costs, partially offset by the consolidation of TFCF.
The increase in corporate and unallocated shared expenses from fiscal 2018 to fiscal 2019 was due to costs incurred in connection with the acquisition of TFCF and higher compensation costs.
RESTRUCTURING ACTIVITIES
See Note 19 to the Consolidated Financial Statements for information regarding the Company’s restructuring activities in connection with the acquisition and integration of TFCF and a workforce reduction plan, primarily at the Disney Parks, Experiences and Products segment.

LIQUIDITY AND CAPITAL RESOURCES
The change in cash, cash equivalents and restricted cash is as follows:

(in millions)	2020	2019	2018
Cash provided by operations - continuing operations	$7,616	$5,984	$14,295
Cash used in investing activities - continuing operations	(3,850)	(15,096)	(5,336)
Cash provided by (used in) financing activities - continuing operations	8,480	(464)	(8,843)
Cash provided by operations - discontinued operations	2	622	—
Cash provided by investing activities - discontinued operations	213	10,978	—
Cash used in financing activities - discontinued operations	—	(626)	—
Impact of exchange rates on cash, cash equivalents and restricted cash	38	(98)	(25)
Change in cash, cash equivalents and restricted cash	$12,499	$1,300	$91
Operating Activities
Continuing operations
Cash provided by operating activities for fiscal 2020 increased 27% or $1.6 billion to $7.6 billion compared to fiscal 2019, due to lower tax payments, driven by the payment of approximately $7.6 billion of tax obligations that arose from the spin-off of Fox Corporation in connection with the TFCF acquisition and the sale of the RSNs acquired with TFCF in the prior year, higher current year operating cash flow at Disney Media and Entertainment Distribution, partially offset by lower operating cash flow at Disney Parks, Experiences and Products. The increase at Disney Media and Entertainment Distribution was due to higher operating cash receipts driven by an increase in revenue, partially offset by higher operating cash disbursements due to higher operating expenses and higher film and television spending. Higher revenue, operating expenses and film and television spending was driven by the consolidation of TFCF and Hulu and the launch of Disney+. Lower operating cash flows at Disney Parks, Experiences and Products was due to lower operating cash receipts driven by decreased revenues, partially offset by lower operating cash disbursements. Lower operating cash disbursements were due to lower operating expenses driven by reductions in operating labor as a result of lower volumes and the benefit of government credits for certain employee costs.
Cash provided by operating activities for fiscal 2019 decreased 58% or $8.3 billion to $6.0 billion compared to fiscal 2018 due to the payment of approximately $7.6 billion of tax obligations that arose from the spin-off of Fox Corporation in connection with the TFCF acquisition and the sale of the RSNs acquired with TFCF, higher pension plan contributions and higher interest payments. At our operating segments, lower operating cash flow from Disney Media and Entertainment Distribution was largely offset by an increase at Disney Parks, Experiences and Products. The decrease at Disney Media and Entertainment Distribution was due to higher operating cash disbursements driven by higher operating expenses and higher film and television spending, partially offset by higher operating cash receipts driven by an increase in revenue. The increase at Disney Parks, Experiences and Products was due to higher operating cash receipts driven by increases in revenues, partially offset by higher operating cash disbursements driven by cost inflation and higher marketing expenses.
Depreciation expense is as follows:

(in millions)	2020	2019	2018
Disney Media and Entertainment Distribution	$638	$479	$360
Disney Parks, Experiences and Products
Domestic	1,634	1,474	1,449
International	694	724	768
Total Disney Parks, Experiences and Products	2,328	2,198	2,217
Corporate	174	167	181
Total depreciation expense	$3,140	$2,844	$2,758

Amortization of intangible assets is as follows:

(in millions)	2020	2019	2018
Disney Media and Entertainment Distribution	$175	$172	$143
Disney Parks, Experiences and Products	109	108	110
TFCF and Hulu	1,921	1,043	—
Total amortization of intangible assets	$2,205	$1,323	$253
Produced and licensed content costs
The Disney Media and Entertainment Distribution segment incurs costs to produce and license film and television content. Film and television production costs include all internally produced content such as live-action and animated films, television series, television specials and theatrical stage plays. Programming costs include film or television content rights licensed from third parties for use on the Company’s Linear Networks and DTC services. Programming assets are generally recorded when the programming becomes available to us with a corresponding increase in programming liabilities.
The Company’s film and television production and programming activity for fiscal 2020 and 2019 are as follows:

(in millions)	2020	2019	2018
Beginning balances:
Production and programming assets	$27,407	$9,202	$8,759
Programming liabilities	(4,061)	(1,178)	(1,106)
	23,346	8,024	7,653
Spending:
Television program licenses and rights	12,077	10,517	7,770
Film and television production	8,104	7,104	5,590
	20,181	17,621	13,360
Amortization:
Television program licenses and rights	(11,241)	(10,608)	(7,966)
Film and television production	(9,337)	(6,471)	(4,871)
	(20,578)	(17,079)	(12,837)
Change in film and television production and programming costs	(397)	542	523
Film and television production costs from the TFCF acquisition and consolidation of Hulu, net of programming liabilities assumed	—	14,769	—
Other non-cash activity	145	11	(152)
Ending balances:
Production and programming assets	27,193	27,407	9,202
Programming liabilities	(4,099)	(4,061)	(1,178)
	$23,094	$23,346	$8,024
Discontinued operations
Cash provided by operating activities for discontinued operations in fiscal 2019 reflected the operations of the RSNs.

Investing Activities
Continuing operations
Investing activities consist principally of investments in parks, resorts and other property and acquisition and divestiture activity. The Company’s investments in parks, resorts and other property for fiscal 2020 and 2019 are as follows:

(in millions)	2020	2019	2018
Disney Media and Entertainment Distribution	$783	$520	$406
Disney Parks, Experiences and Products
Domestic	2,145	3,294	3,223
International	759	852	677
Total Disney Parks, Experiences and Products	2,904	4,146	3,900
Corporate	335	210	159
	$4,022	$4,876	$4,465
Capital expenditures at Disney Media and Entertainment Distribution primarily reflect investments in technology and in facilities and equipment for expanding and upgrading broadcast centers, production facilities and television station facilities. The increases in fiscal 2020 compared to fiscal 2019 and in fiscal 2019 compared to fiscal 2018 were due to spending on technology to support our streaming services.
Capital expenditures for the Disney Parks, Experiences and Products segment are principally for theme park and resort expansion, new attractions, cruise ships, capital improvements and systems infrastructure. The decrease in capital expenditures at our domestic parks and resorts in fiscal 2020 compared to fiscal 2019 was primarily due to lower spend on Star Wars: Galaxy’s Edge at both the Walt Disney World and Disneyland resorts. Capital spending in fiscal 2020 also reflected the suspension of certain capital projects as a result of COVID-19. The increase in capital expenditures at our domestic parks and resorts in fiscal 2019 compared to fiscal 2018 was due to higher spending on new attractions at Walt Disney World Resort, partially offset by lower spending on new attractions at Disneyland Resort, The increase in capital expenditures at our international parks and resorts in fiscal 2019 compared to fiscal 2018 was due to higher spending at Disneyland Paris.
Capital expenditures at Corporate primarily reflect investments in facilities, information technology infrastructure and equipment. The increases in fiscal 2020 compared to fiscal 2019 and in fiscal 2019 compared to fiscal 2018 was due to higher spending on facilities.
As of November 2020, we estimated fiscal 2021 capital expenditures would be approximately $0.6 billion higher than fiscal 2020 capital expenditures of $4.0 billion due to increased spending on facilities at Corporate and spending on technology at Direct-to-Consumer, partially offset by lower investments at our domestic parks and resorts, in part reflecting a reduction in spending in response to COVID-19.
Other Investing Activities
The fiscal 2019 spending of $9.9 billion on acquisitions reflects $35.7 billion of cash paid to acquire TFCF less $25.7 billion of cash acquired in the transaction (See Note 4 to the Consolidated Financial Statements). The fiscal 2018 spending of $1.6 billion on acquisitions was for the September 2017 acquisition of an additional 42% interest in BAMTech.
Cash provided by other investing activities of $172 million in fiscal 2020 reflects the proceeds from the sale of an investment. Cash used in other investing activities of $319 million in fiscal 2019 reflects contributions of $347 million to Hulu prior to the consolidation of Hulu. Cash provided by other investing activities of $710 million in fiscal 2018 reflected $1.2 billion of cash received in connection with the sales of real estate and property rights, partially offset by contributions of $442 million to Hulu.
Discontinued operations
Cash provided by investing activities from discontinued operations in fiscal 2019 reflects the sale of the RSNs.
Financing Activities
Continuing operations
Cash provided by financing activities was $8.5 billion in fiscal 2020 compared to cash used in financing activities of $0.5 billion in fiscal 2019. Cash provided by financing activities in fiscal 2020 was due to borrowings, partially offset by dividend payments and settlement of acquisition related obligations. The increase in cash provided by financing activities in fiscal 2020 compared to fiscal 2019 was from higher cash proceeds from net borrowings ($11.2 billion in fiscal 2020 compared to $3.7 billion in fiscal 2019).

Cash used in financing activities was $0.5 billion in fiscal 2019 compared to $8.8 billion in fiscal 2018. The net use of cash in fiscal 2019 was due to $2.9 billion in dividends and $1.4 billion in acquisitions of noncontrolling interests, partially offset by proceeds from borrowings of $3.7 billion. The decrease in cash used in financing activities in fiscal 2019 compared to fiscal 2018 was due to a net increase in borrowings in fiscal 2019 compared to net repayments in fiscal 2018 ($3.7 billion of borrowings in fiscal 2019 compared to $2.6 billion of repayments in fiscal 2018) and the absence of common stock repurchases in fiscal 2019 (compared to $3.6 billion in fiscal 2018), partially offset by $1.4 billion in payments for acquisitions of noncontrolling interests in fiscal 2019.
Discontinued operations
Cash used in financing activities by discontinued operations in fiscal 2019 was due to redemption of noncontrolling interests of the RSNs.
Borrowings activities and other
During the year ended October 3, 2020, the Company’s borrowing activity was as follows:

(in millions)	September 28, 2019	Borrowings	Payments	Other Activity	October 3, 2020
Commercial paper with original maturities less than three months(1)	$1,934	$—	$(1,961)	$27	$—
Commercial paper with original maturities greater than three months	3,408	11,500	(12,893)	8	2,023
U.S. dollar denominated notes(2)	39,424	16,968	(3,405)	(251)	52,736
Asia Theme Parks borrowings	1,114	175	(88)	102	1,303
Foreign currency denominated debt and other(3)	1,106	977	(40)	523	2,566
	$46,986	$29,620	$(18,387)	$409	$58,628
(1)Borrowings and reductions of borrowings are reported net.
(2)The other activity is primarily due to the amortization of purchase price adjustments on debt assumed in the TFCF acquisition and debt issuance fees.
(3)The other activity is due to market value adjustments for debt with qualifying hedges.
See Note 9 to the Consolidated Financial Statements for information regarding the Company’s bank facilities. The Company may use commercial paper borrowings up to the amount of its unused $12.25 billion bank facilities maturing in March 2021, March 2023 and March 2025, unused availability under the $5.0 billion bank facility maturing in April 2021, incremental term debt issuances and operating cash flows, to retire or refinance other borrowings before or as they come due.
See Note 12 to the Consolidated Financial Statements for a summary of the Company’s dividends in fiscal 2020 and 2019. The Company did not repurchase any of its shares in fiscal 2020 or 2019.
The Company’s operating cash flow and access to the capital markets can be impacted by factors outside of its control, including COVID-19, which has affected our segment operations in a number of ways, and as a result, had an adverse impact on the Company’s operating cash flows. We have taken a number of measures to mitigate the impact on the Company’s financial position. We have significantly increased the Company’s cash balances through the issuance of senior notes in March and May 2020. In addition, we entered into an additional $5.0 billion credit facility in April 2020, bringing the total capacity of our bank facilities to $17.25 billion. See Significant Developments for the impact COVID-19 had on our operations and mitigating measures.
Despite the impact of COVID-19, we believe that the Company’s financial condition remains strong and that its cash balances, other liquid assets, operating cash flows, access to debt and equity capital markets and borrowing capacity under current bank facilities, taken together, provide adequate resources to fund ongoing operating requirements and upcoming debt maturities as well as future capital expenditures related to the expansion of existing businesses and development of new projects, although certain of these activities have been scaled back or suspended in light of COVID-19. In addition to measures the Company has already taken in response to COVID-19, there are a number of additional mitigating actions the Company may take in the future such as not declaring dividends (which the Board of Directors did not declare with respect to fiscal 2020 operations); reducing, or not making certain payments, such as some contributions to our pension and postretirement medical plans; raising additional financing; further suspending capital spending; reducing film and television content investments; or implementing additional furloughs or reductions in force.
The Company’s borrowing costs can also be impacted by short- and long-term debt ratings assigned by nationally recognized rating agencies, which are based, in significant part, on the Company’s performance as measured by certain credit metrics such as leverage and interest coverage ratios. As of October 3, 2020, Moody’s Investors Service’s long- and short-term debt ratings for the Company were A2 and P-1, respectively, Standard and Poor’s long- and short-term debt ratings for the Company were A- and A-2, respectively, and Fitch’s long- and short-term debt ratings for the Company were A- and F2, respectively. In addition, Fitch has placed the Company’s long-term debt rating on Negative Outlook. On November 18, 2020, Standard and Poor’s lowered the Company’s long-term rating to BBB+ and placed the Company’s long-term ratings on Negative Outlook. The Company’s bank facilities contain only one financial covenant, relating to interest coverage, which the Company met on October 3, 2020, by a significant margin. The Company’s bank facilities also specifically exclude certain entities, including the Asia Theme Parks, from any representations, covenants or events of default.
The duration of business closures and other impacts related to COVID-19, and the corresponding duration of the impacts to our operating cash flows, are subject to substantial uncertainty. These impacts to our operating cash flows may require us to rely more heavily on external funding sources, such as debt and other types of financing.
SUPPLEMENTAL GUARANTOR FINANCIAL INFORMATION
On March 20, 2019, as part of the acquisition of TFCF, The Walt Disney Company (“TWDC”) became the ultimate parent of TWDC Enterprises 18 Corp. (formerly known as The Walt Disney Company) (“Legacy Disney”). Legacy Disney and TWDC are collectively referred to as “Obligor Group”, and individually, as a “Guarantor”. Concurrent with the close of the TFCF acquisition, $16.8 billion of TFCF’s assumed public debt (which then constituted 96% of such debt) was exchanged for senior notes of TWDC (the “exchange notes”) issued pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an Indenture, dated as of March 20, 2019, between TWDC, Legacy Disney, as guarantor, and Citibank, N.A., as trustee (the “TWDC Indenture”) and guaranteed by Legacy Disney. On November 26, 2019, $14.0 billion of the outstanding exchange notes were exchanged for new senior notes of TWDC registered under the Securities Act, issued pursuant to the TWDC Indenture and guaranteed by Legacy Disney. In addition, contemporaneously with the closing of the March 20, 2019 exchange offer, TWDC entered into a guarantee of the registered debt securities issued by Legacy Disney under the Indenture dated as of September 24, 2001 between Legacy Disney and Wells Fargo Bank, National Association, as trustee (the “2001 Trustee”) (as amended by the first supplemental indenture among Legacy Disney, as issuer, TWDC, as guarantor, and the 2001 Trustee, as trustee).
Other subsidiaries of the Company do not guarantee the registered debt securities of either TWDC or Legacy Disney (such subsidiaries are referred to as the “non-Guarantors”). The par value and carrying value of total outstanding and guaranteed registered debt securities of the Obligor Group at October 3, 2020 was as follows:

	TWDC		Legacy Disney
(in millions)	Par Value	Carrying Value	Par Value	Carrying Value
Registered debt with unconditional guarantee	$38,646	$41,077	$12,541	$12,751
The guarantees by TWDC and Legacy Disney are full and unconditional and cover all payment obligations arising under the guaranteed registered debt securities. The guarantees may be released and discharged upon (i) as a general matter, the indebtedness for borrowed money of the consolidated subsidiaries of TWDC in aggregate constituting no more than 10% of all consolidated indebtedness for borrowed money of TWDC and its subsidiaries (subject to certain exclusions), (ii) upon the sale, transfer or disposition of all or substantially all of the equity interests or all or substantially all, or substantially as an entirety, the assets of Legacy Disney to a third party, and (iii) other customary events constituting a discharge of a guarantor’s obligations. In addition, in the case of Legacy Disney’s guarantee of registered debt securities issued by TWDC, Legacy Disney may be released and discharged from its guarantee at any time Legacy Disney is not a borrower, issuer or guarantor under certain material bank facilities or any debt securities.
Operations are conducted almost entirely through the Company’s subsidiaries. Accordingly, the Obligor Group’s cash flow and ability to service its debt, including the public debt, are dependent upon the earnings of the Company’s subsidiaries and the distribution of those earnings to the Obligor Group, whether by dividends, loans or otherwise. Holders of the guaranteed registered debt securities have a direct claim only against the Obligor Group.
Set forth below are summarized financial information for the Obligor Group on a combined basis after elimination of (i) intercompany transactions and balances between TWDC and Legacy Disney and (ii) equity in the earnings from and investments in any subsidiary that is a non-Guarantor. This summarized financial information has been prepared and presented pursuant to the Securities and Exchange Commission Regulation S-X Rule 13-01, “Financial Disclosures about Guarantors and Issuers of Guaranteed Securities” and is not intended to present the financial position or results of operations of the Obligor Group in accordance with U.S. GAAP.

Results of operations (in millions)	Fiscal Year Ended October 3, 2020
Revenues	$—
Costs and expenses	—
Net income (loss) from continuing operations	(1,158)
Net income (loss)	(1,158)
Net income (loss) attributable to TWDC shareholders	(1,158)

Balance Sheet (in millions)	October 3, 2020	September 28, 2019
Current assets	$12,899	$1,145
Noncurrent assets	2,076	1,398
Current liabilities	6,155	9,405
Noncurrent liabilities (excluding intercompany to non-Guarantors)	57,809	41,728
Intercompany payables to non-Guarantors	146,748	143,574

CONTRACTUAL OBLIGATIONS, COMMITMENTS AND OFF BALANCE SHEET ARRANGEMENTS
The Company has various contractual obligations, which are recorded as liabilities in our consolidated financial statements. Other items, such as certain purchase commitments and other executory contracts, are not recognized as liabilities in our consolidated financial statements but are required to be disclosed in the footnotes to the financial statements. For example, the Company is contractually committed to acquire broadcast programming and make certain minimum lease payments for the use of property under operating lease agreements.
The following table summarizes our significant contractual obligations and commitments on an undiscounted basis at October 3, 2020 and the future periods in which such obligations are expected to be settled in cash. In addition, the table reflects the timing of principal and interest payments on outstanding borrowings based on their contractual maturities. Additional details regarding these obligations are provided in the Notes to the Consolidated Financial Statements, as referenced in the table:

	Payments Due by Period
(in millions)	Total	Less than 1 Year	1-3 Years	4-5 Years	More than 5 Years
Borrowings (Note 9)(1)	$87,273	$7,718	$8,743	$10,064	$60,748
Operating lease commitments (Note 16)	4,211	840	1,129	677	1,565
Finance lease obligations (Note 16)	720	56	107	75	482
Sports programming commitments (Note 15)	40,578	9,492	12,649	9,271	9,166
Broadcast programming commitments (Note 15)	5,800	2,551	2,013	759	477
Total programming commitments	46,378	12,043	14,662	10,030	9,643
Other(2)	12,390	3,051	3,279	2,323	3,737
Total contractual obligations(3)	$150,972	$23,708	$27,920	$23,169	$76,175
(1)Excludes market value adjustments, which increased borrowings by $509 million. Includes interest payments based on contractual terms for fixed rate debt and on current interest rates for variable rate debt. In 2023, the Company has the ability to call a debt instrument prior to its scheduled maturity, which if exercised by the Company would reduce future interest payments by $1.0 billion.
(2)Primarily contracts for the construction of three new cruise ships, creative talent and employment agreements and unrecognized tax benefits. Creative talent and employment agreements include obligations to actors, producers, sports, television and radio personalities and executives.
(3)Contractual commitments include the following:

Liabilities recorded on the balance sheet	$65,524
Commitments not recorded on the balance sheet	85,448
$150,972
The Company also has obligations with respect to its pension and postretirement medical benefit plans. See Note 11 to the Consolidated Financial Statements.

Contingent Commitments and Contractual Guarantees
See Notes 4, 7 and 15 to the Consolidated Financial Statements for information regarding the Company’s contingent commitments and contractual guarantees.
Legal and Tax Matters
As disclosed in Notes 10 and 15 to the Consolidated Financial Statements, the Company has exposure for certain tax and legal matters.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
We believe that the application of the following accounting policies, which are important to our financial position and results of operations, require significant judgments and estimates on the part of management. For a summary of our significant accounting policies, including the accounting policies discussed below, see Note 2 to the Consolidated Financial Statements.
Produced and Acquired/Licensed Content Costs
At the beginning of fiscal 2020, the Company adopted on a prospective basis, new Financial Accounting Standards Board (FASB) guidance that updates the accounting for film and television content costs. Under that new guidance, we amortize and test for impairment capitalized film and television production costs based on whether the content is predominantly monetized individually or as a group. See Note 8 to the Consolidated Financial Statements for further discussion.
Production costs that are classified as individual are amortized based upon the ratio of the current period’s revenues to the estimated remaining total revenues (Ultimate Revenues).
With respect to produced films intended for theatrical release, the most sensitive factor affecting our estimate of Ultimate Revenues is theatrical performance. Revenues derived from other markets subsequent to the theatrical release are generally highly correlated with theatrical performance. Theatrical performance varies primarily based upon the public interest and demand for a particular film, the popularity of competing films at the time of release and the level of marketing effort. Upon a film’s release and determination of the theatrical performance, the Company’s estimates of revenues from succeeding windows, including intersegment content transactions, and markets are revised based on historical relationships and an analysis of current market trends.
With respect to capitalized television production costs that are classified as individual, the most sensitive factors affecting estimates of Ultimate Revenues are program ratings of the content on our licensees’ platforms. Program ratings, which are an indication of market acceptance, directly affect the program’s ability to generate advertising and subscriber revenues and are correlated with the license fees we can charge for the content in subsequent windows and for subsequent seasons.
Ultimate Revenues are reassessed each reporting period and the impact of any changes on amortization of production cost is accounted for as if the change occurred at the beginning of the current fiscal year. If our estimate of Ultimate Revenues decreases, amortization of costs may be accelerated or result in an impairment. Conversely, if our estimate of Ultimate Revenues increases, cost amortization may be slowed.
Produced content costs that are part of a group and acquired/licensed content costs are amortized based on projected usage typically resulting in an accelerated or straight-line amortization pattern. The determination of projected usage requires judgement and is reviewed periodically for changes. If projected usage changes we may need to accelerate or slow the recognition of amortization expense.
The amortization of multi-year sports rights is based on our projections of revenues over the contract period, which include advertising revenue and an allocation of affiliate revenue (relative value). If the annual contractual payments related to each season approximate each season’s estimated relative value, we expense the related contractual payments during the applicable season. If estimated relative values by year were to change significantly, amortization of our sports rights costs may be accelerated or slowed.
Revenue Recognition
The Company has revenue recognition policies for its various operating segments that are appropriate to the circumstances of each business. Refer to Note 2 to the Consolidated Financial Statements for our revenue recognition policies.
Pension and Postretirement Medical Plan Actuarial Assumptions
The Company’s pension and postretirement medical benefit obligations and related costs are calculated using a number of actuarial assumptions. Two critical assumptions, the discount rate and the expected return on plan assets, are important elements of expense and/or liability measurement, which we evaluate annually. Other assumptions include the healthcare cost trend rate and employee demographic factors such as retirement patterns, mortality, turnover and rate of compensation increase.

The discount rate enables us to state expected future cash payments for benefits as a present value on the measurement date. A lower discount rate increases the present value of benefit obligations and increases pension and postretirement medical expense. The guideline for setting this rate is a high-quality long-term corporate bond rate. We reduced our discount rate to 2.82% at the end of fiscal 2020 from 3.22% at the end of fiscal 2019 to reflect market interest rate conditions at our fiscal 2020 year-end measurement date. The Company’s discount rate was determined by considering yield curves constructed of a large population of high-quality corporate bonds and reflects the matching of the plans’ liability cash flows to the yield curves. A one percentage point decrease in the assumed discount rate would increase total benefit expense for fiscal 2021 by approximately $351 million and would increase the projected benefit obligation at October 3, 2020 by approximately $4.0 billion. A one percentage point increase in the assumed discount rate would decrease total benefit expense and the projected benefit obligation by approximately $303 million and $3.4 billion, respectively.
To determine the expected long-term rate of return on the plan assets, we consider the current and expected asset allocation as well as historical and expected returns on each plan asset class. Our expected return on plan assets is 7.00%. A lower expected rate of return on plan assets will increase pension and postretirement medical expense. A one percentage point change in the long-term asset return assumption would impact fiscal 2021 annual expense by approximately $164 million.
Goodwill, Other Intangible Assets, Long-Lived Assets and Investments
The Company is required to test goodwill and other indefinite-lived intangible assets for impairment on an annual basis and if current events or circumstances require, on an interim basis.
Goodwill is allocated to various reporting units, which are an operating segment or one level below the operating segment. To test goodwill for impairment, the Company first performs a qualitative assessment to determine if it is more likely than not that the carrying amount of a reporting unit exceeds its fair value. If it is, a quantitative assessment is required. Alternatively, the Company may bypass the qualitative assessment and perform a quantitative impairment test.
The qualitative assessment requires the consideration of factors such as recent market transactions, macroeconomic conditions, and changes in projected future cash flows of the reporting unit.
The quantitative assessment compares the fair value of each goodwill reporting unit to its carrying amount, and to the extent the carrying amount exceeds the fair value, an impairment of goodwill is recognized for the excess up to the amount of goodwill allocated to the reporting unit.
The Company performed a qualitative assessment for the fiscal 2020 required annual goodwill impairment test.
The impairment test for goodwill requires judgment related to the identification of reporting units, the assignment of assets and liabilities to reporting units including goodwill, and the determination of fair value of the reporting units. To determine the fair value of our reporting units, we apply what we believe to be the most appropriate valuation methodology for each of our reporting units. We generally use a present value technique (discounted cash flows) corroborated by market multiples when available and as appropriate. The discounted cash flow analyses are sensitive to our estimates of future revenue growth and margins for these businesses as well as the discount rates used to calculate the present value of future cash flows. In times of adverse economic conditions in the global economy, the Company’s long-term cash flow projections are subject to a greater degree of uncertainty than usual.
To test its other indefinite-lived intangible assets for impairment, the Company first performs a qualitative assessment to determine if it is more likely than not that the carrying amount of each of its indefinite-lived intangible assets exceeds its fair value. If it is, a quantitative assessment is required. Alternatively, the Company may bypass the qualitative assessment and perform a quantitative impairment test.
The qualitative assessment requires consideration of recent market transactions, macroeconomic conditions, and changes in projected future cash flows.
The quantitative assessment compares the fair value of an indefinite-lived intangible asset to its carrying amount. If the carrying amount of an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized for the excess. Fair values of indefinite-lived intangible assets are determined based on discounted cash flows or appraised values, as appropriate.
The Company tests long-lived assets, including amortizable intangible assets, for impairment whenever events or changes in circumstances (triggering events) indicate that the carrying amount may not be recoverable. Once a triggering event has occurred, the impairment test employed is based on whether the Company’s intent is to hold the asset for continued use or to hold the asset for sale. The impairment test for assets held for use requires a comparison of the estimated undiscounted future cash flows expected to be generated over the useful life of an asset group to the carrying amount of the asset group. An asset group is generally established by identifying the lowest level of cash flows generated by a group of assets that are largely independent of the cash flows of other assets. If the carrying amount of an asset group exceeds the estimated undiscounted future cash flows, an impairment is measured as the difference between the fair value of the asset group and the carrying amount of the asset group. For assets held for sale, to the extent the carrying amount is greater than the asset’s fair value less costs to sell, an impairment loss is recognized for the difference. Determining whether a long-lived asset is impaired requires various estimates and assumptions, including whether a triggering event has occurred, the identification of asset groups, estimates of future cash flows and the discount rate used to determine fair values.
The Company has investments in equity securities. For equity securities that do not have a readily determinable fair value, we consider forecasted financial performance of the investee companies as well as volatility inherit in the external markets for these investments. If these forecasts are not met, impairment charges may be recorded.
The Company recorded non-cash impairment charges of $5.2 billion and $0.6 billion in fiscal 2020 and 2019, respectively.
The fiscal 2020 impairment charges primarily related to impairments of MVPD agreement intangibles assets ($1.9 billion) and goodwill ($3.1 billion) at the International Channels’ business as discussed below under “Impacts of COVID-19 on Accounting Policies and Estimates.”
The fiscal 2019 charges primarily related to impairments of investments accounted for under the equity method of accounting recorded in “Equity in the income (loss) of investees” in the Consolidated Statements of Operations.
Allowance for Credit Losses
We evaluate our allowance for credit losses and estimate collectability of accounts receivable based on our analysis of historical bad debt experience in conjunction with our assessment of the financial condition of individual companies with which we do business. In times of domestic or global economic turmoil, including COVID-19, our estimates and judgments with respect to the collectability of our receivables are subject to greater uncertainty than in more stable periods. If our estimate of uncollectible accounts is too low, costs and expenses may increase in future periods, and if it is too high, costs and expenses may decrease in future periods.
Contingencies and Litigation
We are currently involved in certain legal proceedings and, as required, have accrued estimates of the probable and estimable losses for the resolution of these proceedings. These estimates are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies and have been developed in consultation with outside counsel as appropriate. From time to time, we are also involved in other contingent matters for which we accrue estimates for a probable and estimable loss. It is possible, however, that future results of operations for any particular quarterly or annual period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to legal proceedings or our assumptions regarding other contingent matters. See Note 15 to the Consolidated Financial Statements for more detailed information on litigation exposure.
Income Tax
As a matter of course, the Company is regularly audited by federal, state and foreign tax authorities. From time to time, these audits result in proposed assessments. Our determinations regarding the recognition of income tax benefits are made in consultation with outside tax and legal counsel, where appropriate, and are based upon the technical merits of our tax positions in consideration of applicable tax statutes and related interpretations and precedents and upon the expected outcome of proceedings (or negotiations) with taxing and legal authorities. The tax benefits ultimately realized by the Company may differ from those recognized in our future financial statements based on a number of factors, including the Company’s decision to settle rather than litigate a matter, relevant legal precedent related to similar matters and the Company’s success in supporting its filing positions with taxing authorities.
Impacts of COVID-19 on Accounting Policies and Estimates
In light of the currently unknown ultimate duration and severity of COVID-19, we face a greater degree of uncertainty than normal in making the judgments and estimates needed to apply our significant accounting policies. As COVID-19 continues to develop, we may make changes to these estimates and judgments over time, which could result in meaningful impacts to our financial statements in future periods. A more detailed discussion of the impact of COVID-19 on the Accounting Policies and Estimates follows.
Produced and Acquired/Licensed Content Costs
Certain of our completed or in progress film and television productions have had their initial release dates delayed or cancelled. The duration of the delay, market conditions when we release the content, or a change in our release strategy (e.g. bypassing certain distribution windows) could have an impact on Ultimate Revenues, which may accelerate amortization or result in an impairment of capitalized film and television production costs.

Given the ongoing uncertainty around the resumption and continuation of live sporting events, the amount and timing of revenues derived from the broadcast of these events may differ from the projections of revenues that support our amortization pattern of the rights costs we pay for these events. Such changes in revenues could result in an acceleration or slowing of the amortization of our sports rights costs.
Revenue Recognition
Certain of our affiliate contracts contain commitments with respect to the content to be aired on our television networks (e.g. live sports or original content). If there are delays or cancellations of live sporting events or disruptions to film and television content production activities, we may need to assess the impact on our contractual obligations and adjust the revenue that we recognize related to these contracts.
Goodwill, Other Intangible Assets, Long-Lived Assets and Investments
Given the ongoing impacts of COVID-19 across our businesses, the projected cash flows that we use to assess the fair value of our businesses and assets for purposes of impairment testing are subject to greater uncertainty than normal. If in the future we reduce our estimate of cash flow projections, we may need to impair some of these assets.
Prior to the Company’s reorganization in October 2020, the former Direct-to-Consumer & International segment included the former International Channels reporting unit, which was comprised of the Company’s international television networks. Our international television networks primarily derive revenues from affiliate fees charged to MVPDs for the right to deliver our programming under multi-year licensing agreements and the sales of advertising time/space on the networks. A majority of the operations in this reporting unit were acquired in the TFCF acquisition and therefore the fair value of these businesses approximated the carrying value at the date of the acquisition of TFCF.
The International Channels business has been negatively impacted by the COVID-19 pandemic resulting in decreased viewership and lower advertising revenue related to the availability of content, including the deferral or cancellation of certain live sporting events. The Company’s increased focus on DTC distribution in international markets is expected to negatively impact the International Channels business as we shift the primary means of monetizing our film and television content from licensing of linear channels to distribution on our DTC platforms because the International Channels reporting unit valuation does not include the value derived from this shift, which is reflected in other reporting units. In addition, the industry shift to DTC, including by us and many of our distributors, who are pursuing their own DTC strategies, has changed the competitive dynamics for the International Channels business and resulted in unfavorable affiliation renewal terms for certain of our distribution agreements.
In the third quarter of fiscal 2020, we assessed the International Channels’ long-lived assets and goodwill for impairment and recorded impairments of $1.9 billion primarily related to MVPD agreement intangible assets and $3.1 billion related to goodwill.
See Note 19 to the Consolidated Financial Statements for discussion of the impairment tests performed in the third quarter of fiscal 2020.
Risk Management Contracts
The Company employs a variety of financial instruments (derivatives) including interest rate and cross-currency swap agreements and forward and option contracts to manage its exposure to fluctuations in interest rates, foreign currency exchange rates and commodity prices.
Changes to our hedged cash flows from a decrease in projected revenues of the Company or reductions of projected usage of commodities as compared to our projections when we entered into hedges may cause us to recognize gains or losses on our hedging instruments in our income statement prior to when the hedged transaction was projected to occur.
New Accounting Pronouncements
See Note 20 to the Consolidated Financial Statements for information regarding new accounting pronouncements.
FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor for “forward-looking statements” made by or on behalf of the Company. We may from time to time make written or oral statements that are “forward-looking,” including statements contained in this report and other filings with the Securities and Exchange Commission and in reports to our shareholders. Such statements may, for example, express expectations, projections, estimates or future impacts; actions that we may take (or not take); or developments beyond our control, including changes in domestic or global economic conditions. All forward-looking statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made and the Company does not undertake any obligation to update its disclosure relating to forward-looking matters. Actual results may differ materially from those expressed or implied. Significant factors affecting these expectations are set forth under Part I Item 1A – Risk Factors in the Company’s Annual Report on Form 10-K for the year ended October 3, 2020 filed on November 25, 2020 and Part II Item 1A – Risk Factors in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended January 2, 2021 filed on February 11, 2021 as well as in this Report in Item 7 - Management’s Discussion and Analysis and Item 1 - Business.
ITEM 8. Financial Statements and Supplementary Data
See Index to Financial Statements and Supplemental Data on page 59.

THE WALT DISNEY COMPANY AND SUBSIDIARIES

All schedules are omitted for the reason that they are not applicable or the required information is included in the financial statements or notes.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). The Company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.
Internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements prepared for external purposes in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Under the supervision and with the participation of management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. Based on our evaluation under the framework in Internal Control - Integrated Framework, management concluded that our internal control over financial reporting was effective as of October 3, 2020.
The effectiveness of our internal control over financial reporting as of October 3, 2020 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report, which is included herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of The Walt Disney Company
Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the accompanying consolidated balance sheets of The Walt Disney Company and its subsidiaries (the “Company”) as of October 3, 2020 and September 28, 2019, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the three years in the period ended October 3, 2020, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company’s internal control over financial reporting as of October 3, 2020, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of October 3, 2020 and September 28, 2019, and the results of its operations and its cash flows for each of the three years in the period ended October 3, 2020 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of October 3, 2020, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.
Change in Accounting Principle
As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in fiscal year 2020.
Basis for Opinions
The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.
Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.
Goodwill – Interim Impairment Assessment for International Channels Reporting Unit
As described in Notes 2, 4 and 19 to the consolidated financial statements, the Company’s consolidated goodwill balance was $77.7 billion as of October 3, 2020. Management tests goodwill for impairment on an annual basis, and if current events or circumstances require, on an interim basis. In the third quarter of fiscal 2020, management performed an impairment test of the International Channels’ goodwill. The carrying value of the International Channels exceeded the fair value and management recorded a non-cash impairment charge of $3.1 billion to fully impair the International Channels reporting unit goodwill. The fair value was determined using a discounted cash flow analysis. The determination of fair value required management to make assumptions and estimates about how market participants would value the International Channels. The more sensitive inputs used in the discounted cash flow analysis include future revenue growth and projected margins as well as the discount rates used to calculate the present value of future cash flows.
The principal considerations for our determination that performing procedures relating to the goodwill interim impairment assessment of the International Channels reporting unit is a critical audit matter are the significant judgment required of management when determining the fair value of the International Channels reporting unit, which in turn led to a high degree of auditor judgment, subjectivity, and effort in performing procedures to evaluate management’s significant assumptions related to future revenue growth, projected margins, and the discount rates used in the fair value measurement of the International Channels reporting unit. In addition, the audit effort involved the use of professionals with specialized skill and knowledge.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management’s goodwill interim impairment assessment, including controls over the valuation of the International Channels reporting unit. These procedures also included, among others, testing management’s process for determining the fair value estimates, which included (i) evaluating the appropriateness of the discounted cash flow model; (ii) testing the completeness and accuracy of underlying data used in the model; and (iii) evaluating the significant assumptions used by management related to the future revenue growth, projected margins and discount rates. Evaluating management’s assumptions related to future revenue growth and projected margins involved evaluating whether the assumptions used by management were reasonable considering (i) the current and past performance of the reporting unit, (ii) the consistency with external market and industry data, and (iii) whether these assumptions were consistent with evidence obtained in other areas of the audit. Professionals with specialized skill and knowledge were used to assist in the evaluation of the Company’s discount rates.
Amortization of Produced Content Cost – Predominantly Monetized as a Group
As described in Note 8 to the consolidated financial statements, the Company produces content for its Direct-to-Consumer (“DTC”) streaming services and linear television networks. The Company generally classifies the content that is initially intended for use on their DTC services or on their linear television networks as group assets. Production costs predominantly monetized as a group are amortized based on projected usage (which may be, for example, derived from historical viewership patterns), typically resulting in an accelerated or straight-line amortization pattern. For the year ended October 3, 2020, the Company recognized $5.0 billion of amortization expense related to produced content cost predominantly monetized as a group, which is primarily included in “Cost of services” in the Consolidated Statements of Operations.
The principal considerations for our determination that performing procedures relating to amortization of produced content costs predominantly monetized as a group is a critical audit matter are the high degree of auditor subjectivity and effort in performing procedures and evaluating audit evidence relating to management’s estimate of projected usage used in the amortization calculation.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to amortization of produced content costs predominantly monetized as a group including controls over the estimation of projected usage. These procedures also included, among others, evaluating the content amortization method and testing the completeness and accuracy of the historical viewership data used to calculate the estimate of projected usage.
/s/ PricewaterhouseCoopers LLP
Los Angeles, California
November 25, 2020 except for the change in composition of reportable segments discussed in Note 1 to the consolidated financial statements, as to which the date is April 1, 2021
We have served as the Company’s auditor since 1938.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	2020	2019	2018
Revenues:
Services	$59,265	$60,579	$50,869
Products	6,123	9,028	8,565
Total revenues	65,388	69,607	59,434
Costs and expenses:
Cost of services (exclusive of depreciation and amortization)	(39,406)	(36,493)	(27,528)
Cost of products (exclusive of depreciation and amortization)	(4,474)	(5,568)	(5,198)
Selling, general, administrative and other	(12,369)	(11,549)	(8,860)
Depreciation and amortization	(5,345)	(4,167)	(3,011)
Total costs and expenses	(61,594)	(57,777)	(44,597)
Restructuring and impairment charges	(5,735)	(1,183)	(33)
Other income, net	1,038	4,357	601
Interest expense, net	(1,491)	(978)	(574)
Equity in the income (loss) of investees	651	(103)	(102)
Income (loss) from continuing operations before income taxes	(1,743)	13,923	14,729
Income taxes on continuing operations	(699)	(3,026)	(1,663)
Net income (loss) from continuing operations	(2,442)	10,897	13,066
Income (loss) from discontinued operations, net of income tax benefit (expense) of $10, ($39) and $0, respectively	(32)	687	—
Net income (loss)	(2,474)	11,584	13,066
Net income from continuing operations attributable to noncontrolling and redeemable noncontrolling interests	(390)	(472)	(468)
Net income from discontinued operations attributable to noncontrolling interests	—	(58)	—
Net income (loss) attributable to The Walt Disney Company (Disney)	$(2,864)	$11,054	$12,598

Earnings (loss) per share attributable to Disney(1):
Diluted
Continuing operations	$(1.57)	$6.26	$8.36
Discontinued operations	(0.02)	0.38	—
	$(1.58)	$6.64	$8.36

Basic
Continuing operations	$(1.57)	$6.30	$8.40
Discontinued operations	(0.02)	0.38	—
	$(1.58)	$6.68	$8.40

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,808	1,666	1,507
Basic	1,808	1,656	1,499

(1)Total may not equal the sum of the column due to rounding.
See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in millions)

	2020	2019	2018
Net income (loss)	$(2,474)	$11,584	$13,066
Other comprehensive income (loss), net of tax:
Market value adjustments, primarily for hedges	(251)	(37)	214
Pension and postretirement medical plan adjustments	(1,476)	(2,446)	434
Foreign currency translation and other	115	(396)	(289)
Other comprehensive income (loss)	(1,612)	(2,879)	359
Comprehensive income (loss)	(4,086)	8,705	13,425
Net income from continuing operations attributable to noncontrolling interests	(390)	(530)	(468)
Other comprehensive income (loss) attributable to noncontrolling interests	(93)	65	72
Comprehensive income (loss) attributable to Disney	$(4,569)	$8,240	$13,029
See Notes to Consolidated Financial Statements

CONSOLIDATED BALANCE SHEETS
(in millions, except share data)

	October 3, 2020	September 28, 2019
ASSETS
Current assets
Cash and cash equivalents	$17,914	$5,418
Receivables	12,708	15,481
Inventories	1,583	1,649
Licensed content costs and advances	2,171	4,597
Other current assets	875	979
Total current assets	35,251	28,124
Produced and licensed content costs	25,022	22,810
Investments	3,903	3,224
Parks, resorts and other property
Attractions, buildings and equipment	62,111	58,589
Accumulated depreciation	(35,517)	(32,415)
	26,594	26,174
Projects in progress	4,449	4,264
Land	1,035	1,165
	32,078	31,603
Intangible assets, net	19,173	23,215
Goodwill	77,689	80,293
Other assets	8,433	4,715
Total assets	$201,549	$193,984

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$16,801	$17,762
Current portion of borrowings	5,711	8,857
Deferred revenue and other	4,116	4,722
Total current liabilities	26,628	31,341
Borrowings	52,917	38,129
Deferred income taxes	7,288	7,902
Other long-term liabilities	17,204	13,760
Commitments and contingencies (Note 15)
Redeemable noncontrolling interests	9,249	8,963
Equity
Preferred stock	—	—
Common stock, $.01 par value, Authorized – 4.6 billion shares, Issued – 1.8 billion shares	54,497	53,907
Retained earnings	38,315	42,494
Accumulated other comprehensive loss	(8,322)	(6,617)
Treasury stock, at cost, 19 million shares	(907)	(907)
Total Disney Shareholders’ equity	83,583	88,877
Noncontrolling interests	4,680	5,012
Total equity	88,263	93,889
Total liabilities and equity	$201,549	$193,984
See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	2020	2019	2018
OPERATING ACTIVITIES
Net income (loss) from continuing operations	$(2,442)	$10,897	$13,066
Depreciation and amortization	5,345	4,167	3,011
Goodwill and intangible asset impairments	4,953	—	—
Net gain on investments, acquisitions and dispositions	(920)	(4,733)	(560)
Deferred income taxes	(392)	117	(1,573)
Equity in the (income) loss of investees	(651)	103	102
Cash distributions received from equity investees	774	754	775
Net change in produced and licensed content costs and advances	397	(542)	(523)
Net change in operating lease right of use assets / liabilities	31	—	—
Equity-based compensation	525	711	393
Other	641	154	441
Changes in operating assets and liabilities, net of business acquisitions:
Receivables	1,943	55	(720)
Inventories	14	(223)	(17)
Other assets	(157)	932	(927)
Accounts payable and other liabilities	(2,293)	191	235
Income taxes	(152)	(6,599)	592
Cash provided by operations - continuing operations	7,616	5,984	14,295

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(4,022)	(4,876)	(4,465)
Acquisitions	—	(9,901)	(1,581)
Other	172	(319)	710
Cash used in investing activities - continuing operations	(3,850)	(15,096)	(5,336)

FINANCING ACTIVITIES
Commercial paper borrowings (payments), net	(3,354)	4,318	(1,768)
Borrowings	18,120	38,240	1,056
Reduction of borrowings	(3,533)	(38,881)	(1,871)
Dividends	(1,587)	(2,895)	(2,515)
Repurchases of common stock	—	—	(3,577)
Proceeds from exercise of stock options	305	318	210
Contributions from / sales of noncontrolling interests	94	737	399
Acquisition of noncontrolling and redeemable noncontrolling interests	—	(1,430)	—
Other	(1,565)	(871)	(777)
Cash provided by (used in) financing activities - continuing operations	8,480	(464)	(8,843)

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash provided by operations - discontinued operations	2	622	—
Cash provided by investing activities - discontinued operations	213	10,978	—
Cash used in financing activities - discontinued operations	—	(626)	—
Cash provided by discontinued operations	215	10,974	—

Impact of exchange rates on cash, cash equivalents and restricted cash	38	(98)	(25)

Change in cash, cash equivalents and restricted cash	12,499	1,300	91
Cash, cash equivalents and restricted cash, beginning of year	5,455	4,155	4,064
Cash, cash equivalents and restricted cash, end of year	$17,954	$5,455	$4,155

Supplemental disclosure of cash flow information:
Interest paid	$1,559	$1,142	$631
Income taxes paid	$738	$9,259	$2,503
See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in millions)

	Equity Attributable to Disney
	Shares	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Disney Equity	Non-controlling Interests(1)	Total Equity
Balance at September 30, 2017	1,517	$36,248	$72,606	$(3,528)	$(64,011)	$41,315	$3,689	$45,004
Comprehensive income	—	—	12,598	431	—	13,029	425	13,454
Equity compensation activity	6	518	—	—	—	518	—	518
Common stock repurchases	(35)	—	—	—	(3,577)	(3,577)	—	(3,577)
Dividends	—	14	(2,529)	—	—	(2,515)	—	(2,515)
Contributions	—	—	—	—	—	—	488	488
Distributions and other	—	(1)	4	—	—	3	(543)	(540)
Balance at September 29, 2018	1,488	$36,779	$82,679	$(3,097)	$(67,588)	$48,773	$4,059	$52,832
Comprehensive income	—	—	11,054	(2,814)	—	8,240	371	8,611
Equity compensation activity	7	912	—	—	—	912	—	912
Dividends	—	18	(2,913)	—	—	(2,895)	—	(2,895)
Contributions	—	—	—	—	—	—	737	737
Acquisition of TFCF	307	33,774	—	—	—	33,774	10,408	44,182
Adoption of new accounting guidance:
Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income	—	—	691	(691)	—	—	—	—
Intra-Entity Transfers of Assets Other Than Inventory	—	—	192	—	—	192	—	192
Revenues from Contracts with Customers	—	—	(116)	—	—	(116)	—	(116)
Other	—	—	22	(15)	—	7	—	7
Retirement of treasury stock	—	(17,563)	(49,118)	—	66,681	—	—	—
Reclassification to redeemable noncontrolling interest	—	—	—	—	—	—	(7,770)	(7,770)
Redemption of noncontrolling interest	—	—	—	—	—	—	(1,430)	(1,430)
Sales of the RSNs	—	—	—	—	—	—	(744)	(744)
Distributions and other	—	(13)	3	—	—	(10)	(619)	(629)
Balance at September 28, 2019	1,802	$53,907	$42,494	$(6,617)	$(907)	$88,877	$5,012	$93,889
Comprehensive income (loss)	—	—	(2,864)	(1,705)	—	(4,569)	198	(4,371)
Equity compensation activity	8	590	—	—	—	590	—	590
Dividends	—	9	(1,596)	—	—	(1,587)	—	(1,587)
Contributions	—	—	—	—	—	—	94	94
Adoption of new lease accounting guidance	—	—	197	—	—	197	—	197
Distributions and other	—	(9)	84	—	—	75	(624)	(549)
Balance at October 3, 2020	1,810	$54,497	$38,315	$(8,322)	$(907)	$83,583	$4,680	$88,263
(1)Excludes redeemable noncontrolling interest
See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in millions, except where noted and per share amounts)
1Description of the Business and Segment Information
The Walt Disney Company, together with the subsidiaries through which businesses are conducted (the Company), is a diversified worldwide entertainment company with operations in the Disney Media and Entertainment Distribution (DMED) and Disney Parks, Experiences and Products (DPEP) segments.
The terms “Company”, “we”, “our” and “us” are used in this report to refer collectively to the parent company and the subsidiaries through which various businesses are conducted. The term “TWDC” is used to refer to the parent company.
Media and Entertainment Reorganization
In October 2020, the Company reorganized its media and entertainment operations, which were previously reported in three segments: Media Networks, Studio Entertainment and Direct-to-Consumer & International. Under this reorganization, a single group is responsible for distributing all of the Company’s media and entertainment content across all platforms globally and has full accountability for the financial results of the media and entertainment businesses. Content in support of the distribution platforms is generally created by three production groups: Studios, General Entertainment and Sports.
As a result of the reorganization, the operations of the media and entertainment businesses are reported as one segment, DMED, with financial results reported across three significant lines of business/distribution platforms: Direct-to-Consumer, Linear Networks and Content Sales/Licensing.
Impact of COVID-19
During fiscal 2020 and continuing into fiscal 2021, the world has been, and continues to be, impacted by the novel coronavirus (COVID-19) pandemic. COVID-19 and measures to prevent its spread impacted our segments in a number of ways, most significantly at DPEP where our theme parks were closed or operating at significantly reduced capacity for a significant portion of the year, cruise ship sailings and guided tours were suspended since late in the second quarter and retail stores were closed for a significant portion of the year. We also had an adverse impact on our merchandise licensing business. At DMED, we have delayed, or in some cases, shortened or cancelled, theatrical releases, and stage play performances have been suspended since late in the second quarter. We also had adverse impacts on advertising sales. Since March 2020, we have experienced significant disruptions in the production and availability of content, including the shift of key live sports programming from our third quarter to the fourth quarter and into fiscal 2021 as well as the suspension of production of most film and television content since late in the second quarter, although most film and television production resumed in the fourth quarter.
The impact of these disruptions and the extent of their adverse impact on our financial and operating results will be dictated by the length of time that such disruptions continue, which will, in turn, depend on the currently unknowable duration and severity of the impacts of COVID-19, and among other things, the impact of governmental actions imposed in response to COVID-19 and individuals’ and companies’ risk tolerance regarding health matters going forward. As some of our businesses have reopened, we have incurred additional costs to address government regulations and the safety of our employees, talent and guests.
In fiscal 2020, the Company recorded goodwill and intangible asset impairments totaling $5.0 billion, in part due to the negative impact COVID-19 has had on the International Channels business (see Note 19).
Acquisition of TFCF
On March 20, 2019, the Company acquired Twenty-First Century Fox, Inc., a diversified global media and entertainment company, which was subsequently renamed TFCF Corporation (TFCF). Prior to the acquisition, TFCF and a newly-formed subsidiary of TFCF (New Fox) entered into a separation agreement, pursuant to which TFCF transferred to New Fox a portfolio of TFCF’s news, sports and broadcast businesses and certain other assets. TFCF retained all of the assets and liabilities not transferred to New Fox, the most significant of which were the Twentieth Century Fox film and television studios, certain cable networks (primarily FX and National Geographic), TFCF’s international television businesses (including Star) and TFCF’s 30% interest in Hulu LLC (Hulu). Under the terms of the agreement governing the acquisition, the Company will generally phase-out Fox brands by 2024, but has perpetual rights to certain Fox brands, including Twentieth Century Fox and Fox Searchlight, although these have been rebranded to Twentieth Century Studios and Searchlight Pictures, respectively.
As a result of the acquisition, the Company’s ownership in Hulu LLC (Hulu) increased from 30% to 60% (67% as of October 3, 2020 and September 28, 2019). The acquired TFCF operations and Hulu have been consolidated since the acquisition.
In order to obtain regulatory approval for the acquisition, the Company agreed to sell TFCF’s domestic regional sports networks (RSNs) (sold in August 2019 for approximately $11 billion) and sports media operations in Brazil and Mexico. In addition, the Company agreed to divest its interest in certain European cable channels that were controlled by A+E Television Networks (A+E) (sold in April 2019 for an amount that was not material). In the third quarter of fiscal 2020, the Company received regulatory approval to retain the sports media operation in Brazil. The RSNs and sports media operation in Mexico, along with certain other businesses to be divested, are presented as discontinued operations in the Consolidated Statements of Operations. At October 3, 2020 and September 28, 2019, the assets and liabilities of the businesses held for sale are not material and are included in other assets and other liabilities in the Consolidated Balance Sheets. The sports media operation in Brazil was previously presented as discontinued operations, with its assets and liabilities considered held for sale, but is now reported as continuing operations in the current and prior periods. The impact on the previously reported Consolidated Statements of Operations, Consolidated Balance Sheets and Consolidated Statements of Cash Flows was not material.
See Note 4 for additional information on these transactions.
DESCRIPTION OF THE BUSINESS
Disney Media and Entertainment Distribution
•Significant operations:
◦Linear Networks
▪Domestic Channels: ABC Television Network and eight owned ABC television stations (Broadcasting), and Disney, ESPN (80% interest), Freeform, FX and National Geographic (73% interest) branded domestic television networks (Cable)
▪International Channels: Disney, ESPN (80% interest), Fox, National Geographic (73% interest) and Star branded television networks outside the U.S.
▪A 50% equity investment in A+E Television Networks (A+E), which operates a variety of cable channels including A&E, HISTORY and Lifetime
◦Direct-to-Consumer
▪Disney+, Disney+Hotstar, ESPN+ (80% interest), Hulu and Star+ direct-to-consumer (DTC) services
◦Content Sales/Licensing
▪Sale of film and television content to third-party TV/SVOD services
▪Theatrical distribution
▪Home entertainment distribution (DVD, Blu-ray and electronic home video licenses)
•Music distribution
•Staging and licensing of live entertainment events on Broadway and around the world (Stage Plays)
•DMED also includes the following activities that are reported with Content Sales/Licensing:
◦Post-production services through Industrial Light & Magic and Skywalker Sound
◦A 30% ownership interest in Tata Sky Limited, which operates a direct-to-home satellite distribution platform in India
•Significant revenues:
◦Affiliate fees - Fees charged by our linear networks to multi-channel video programming distributors (i.e. cable, satellite, telecommunications and digital over-the-top (e.g. Hulu, YouTube TV) service providers) (MVPDs) and to television stations affiliated with the ABC Network for the right to deliver our programming to their customers
◦Advertising - Sales of advertising time/space at Linear Networks and DTC services
◦Subscription fees - Fees charged to customers/subscribers for our DTC services
◦TV/SVOD distribution - Licensing fees and other revenue for the right to use our film and television productions and revenue from fees charged to customers to view our sports programming (“pay-per-view”) and Premier Access content
◦Theatrical distribution - Rentals from licensing our film productions to theaters
◦Home entertainment - Sale of our film and television content to retailers and distributors in home video formats
◦Other content sales/licensing revenue - Revenues from licensing our music, ticket sales from stage play performances and fees from licensing our intellectual properties for use in stage plays
◦Other revenue - Fees from sub-licensing of sports programming rights and post-production services
•Significant expenses:
◦Operating expenses consist primarily of programming and production costs, technical support costs, operating labor, distribution costs and costs of sales. Programming and production costs include amortization of acquired licensed programming rights (including sports rights), amortization of capitalized production costs (including participations and residuals) and production costs related to live programming such as news and sports. Programming and production costs are largely incurred across three content creation groups, as follows:
▪Studios - Primarily capitalized production costs related to films produced under the Walt Disney Pictures, Twentieth Century Studios, Marvel, Lucasfilm, Pixar and Searchlight Pictures banners
▪General Entertainment - Primarily acquisition of rights to and internal production of episodic television programs and news content. Internal content is generally produced by the following television studios: ABC Signature; 20th Television; Disney Television Animation, FX Productions and various studios for which we commission productions for our branded channels and DTC services
▪Sports - Primarily acquisition of professional and college sports programming rights and related production costs
◦Selling, general and administrative costs
◦Depreciation and amortization
Disney Parks, Experiences and Products
Significant operations:
•Parks & Experiences:
◦Theme parks and resorts, which include: Walt Disney World Resort in Florida; Disneyland Resort in California; Disneyland Paris; Hong Kong Disneyland Resort (48% ownership interest); Shanghai Disney Resort (43% ownership interest), all of which are consolidated in our results. Additionally, the Company licenses our intellectual property to a third party to operate Tokyo Disney Resort
◦Disney Cruise Line, Disney Vacation Club, National Geographic Expeditions (73% ownership interest), Adventures by Disney and Aulani, a Disney Resort & Spa in Hawaii
•Consumer Products:
◦Licensing of our trade names, characters, visual, literary and other intellectual properties to various manufacturers, game developers, publishers and retailers throughout the world, for use on merchandise, published materials and games
◦Sale of branded merchandise through retail, online and wholesale businesses, and development and publishing of books, comic books and magazines (except National Geographic, which is reported in DMED)
Significant revenues:
•Theme park admissions - Sales of tickets for admission to our theme parks
•Parks & Experiences merchandise, food and beverage - Sales of merchandise, food and beverages at our theme parks and resorts and cruise ships
•Resorts and vacations - Sales of room nights at hotels, sales of cruise and other vacations and sales and rentals of vacation club properties
•Merchandise licensing and retail:
◦Merchandise licensing - Royalties from licensing our intellectual properties for use on consumer goods
◦Retail - Sales of merchandise at The Disney Stores and through branded internet shopping sites as well as to wholesalers (including books, comic books and magazines)
•Parks licensing and other - Revenues from sponsorships and co-branding opportunities and real estate rent and sales. In addition, we earn royalties on Tokyo Disney Resort revenues
Significant expenses:
•Operating expenses consisting primarily of operating labor, costs of goods sold, infrastructure costs, supplies, commissions and entertainment offerings. Infrastructure costs include information systems expense, repairs and maintenance, property taxes, utilities and fuel, retail occupancy costs, insurance and transportation
•Selling, general and administrative costs
•Depreciation and amortization
SEGMENT INFORMATION
Segment operating results reflect earnings before corporate and unallocated shared expenses, restructuring and impairment charges, net other income, net interest expense, income taxes and noncontrolling interests. Segment operating income includes equity in the income of investees and excludes impairments of certain equity investments and acquisition accounting amortization for TFCF and Hulu assets (i.e. intangible assets and the fair value step-up for film and television costs) recognized in connection with the TFCF acquisition (TFCF and Hulu acquisition amortization). Corporate and unallocated shared expenses principally consist of corporate functions, executive management and certain unallocated administrative support functions.

Segment operating results include allocations of certain costs, including information technology, pension, legal and other shared services costs, which are allocated based on metrics designed to correlate with consumption.
The following tables provide select segment and regional financial information:

	2020	2019	2018
Revenues
Disney Media and Entertainment Distribution	$48,350	$42,821	$34,177
Disney Parks, Experiences and Products	17,038	26,786	25,257
Total consolidated revenues	$65,388	$69,607	$59,434
Segment operating income
Disney Media and Entertainment Distribution	$7,653	$7,528	$9,038
Disney Parks, Experiences and Products	455	7,319	6,651
Total segment operating income(1)	$8,108	$14,847	$15,689
Reconciliation of segment operating income to income (loss) from continuing operations before income taxes
Segment operating income	$8,108	$14,847	$15,689
Corporate and unallocated shared expenses	(817)	(987)	(744)
Restructuring and impairment charges	(5,735)	(1,183)	(33)
Other income, net	1,038	4,357	601
Interest expense, net	(1,491)	(978)	(574)
TFCF and Hulu acquisition amortization(2)	(2,846)	(1,595)	—
Impairment of equity investments(3)	—	(538)	(210)
Income (loss) from continuing operations before income taxes	$(1,743)	$13,923	$14,729
Capital expenditures
Disney Media and Entertainment Distribution	$783	$520	$406
Disney Parks, Experiences and Products
Domestic	2,145	3,294	3,223
International	759	852	677
Corporate	335	210	159
Total capital expenditures	$4,022	$4,876	$4,465
Depreciation expense
Disney Media and Entertainment Distribution	$638	$479	$360
Disney Parks, Experiences and Products
Domestic	1,634	1,474	1,449
International	694	724	768
Depreciation expense included in segment operating income	2,328	2,198	2,217
Corporate	174	167	181
Total depreciation expense	$3,140	$2,844	$2,758
Amortization of intangible assets
Disney Media and Entertainment Distribution	$175	$172	$143
Disney Parks, Experiences and Products	109	108	110
Amortization of intangible assets included in segment operating income	284	280	253
TFCF and Hulu	1,921	1,043	—
Total amortization of intangible assets	$2,205	$1,323	$253

	October 3, 2020	September 28, 2019
Identifiable assets(4)
Disney Media and Entertainment Distribution	$139,538	$145,981
Disney Parks, Experiences and Products	42,320	41,978
Corporate(5)	19,691	6,025
Total consolidated assets	$201,549	193,984

	2020	2019	2018
Revenues
Americas	$51,992	$53,805	$46,877
Europe	7,333	8,006	7,026
Asia Pacific	6,063	7,796	5,531
	$65,388	$69,607	$59,434
Segment operating income
Americas	$5,819	$10,247	$11,898
Europe	1,273	2,433	1,922
Asia Pacific	1,016	2,167	1,869
	$8,108	$14,847	$15,689

	October 3, 2020	September 28, 2019
Long-lived assets(6)
Americas	$141,674	$138,674
Europe	7,672	10,793
Asia Pacific	12,235	12,703
	$161,581	$162,170
(1)Equity in the income (loss) of investees is as follows:

	2020	2019	2018
Disney Media and Entertainment Distribution	$696	$463	$131
Disney Parks, Experiences and Products	(19)	(13)	(23)
Equity in the income of investees included in segment operating income	677	450	108
Impairment of equity investments	—	(538)	(210)
TFCF acquisition amortization related to equity investees	(26)	(15)	—
Equity in the income (loss) of investees	$651	$(103)	$(102)
(2)For fiscal 2020, amortization of intangible assets, fair value step-up on film and television costs and intangibles related to TFCF equity investees were $1,921 million, $899 million and $26 million respectively. For fiscal 2019, amortization of intangible assets, fair value step-up on film and television costs and intangibles related to TFCF equity investees were $1,043 million, $537 million and $15 million, respectively.
(3)Impairment of equity investments for fiscal 2019 primarily reflects the impairments of Vice Group Holding Inc. and of an investment in a cable channel at A+E Television Networks ($353 million and $170 million, respectively). Impairment of equity investments for fiscal 2018 reflects impairments of Vice Group Holding Inc. and Villages Nature ($157 million and $53 million, respectively).

(4)Equity method investments included in identifiable assets by segment are as follows:

	October 3, 2020	September 28, 2019
Disney Media and Entertainment Distribution	$2,574	$2,847
Disney Parks, Experiences and Products	3	3
Corporate	55	72
	$2,632	$2,922
Intangible assets included in identifiable assets by segment are as follows:

	October 3, 2020	September 28, 2019
Disney Media and Entertainment Distribution	$16,087	$19,963
Disney Parks, Experiences and Products	3,066	3,177
Corporate	20	75
	$19,173	$23,215
(5)Primarily fixed assets and cash and cash equivalents.
(6)Long-lived assets are total assets less: current assets, long-term receivables, deferred taxes, financial investments and the fair value of derivative instruments.
2Summary of Significant Accounting Policies
Principles of Consolidation
The consolidated financial statements of the Company include the accounts of The Walt Disney Company and its majority-owned or controlled subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.
The Company enters into relationships with or makes investments in other entities that may be variable interest entities (VIE). A VIE is consolidated in the financial statements if the Company has the power to direct activities that most significantly impact the economic performance of the VIE and has the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant (as defined by ASC 810-10-25-38) to the VIE. Hong Kong Disneyland Resort and Shanghai Disney Resort (together the Asia Theme Parks) are VIEs in which the Company has less than 50% equity ownership. Company subsidiaries (the Management Companies) have management agreements with the Asia Theme Parks, which provide the Management Companies, subject to certain protective rights of joint venture partners, with the ability to direct the day-to-day operating activities and the development of business strategies that we believe most significantly impact the economic performance of the Asia Theme Parks. In addition, the Management Companies receive management fees under these arrangements that we believe could be significant to the Asia Theme Parks. Therefore, the Company has consolidated the Asia Theme Parks in its financial statements.
Reporting Period
The Company’s fiscal year ends on the Saturday closest to September 30 and consists of fifty-two weeks with the exception that approximately every six years, we have a fifty-three week year. When a fifty-three week year occurs, the Company reports the additional week in the fourth quarter. Fiscal 2019 and 2018 were fifty-two week years. Fiscal 2020 is a fifty-three week year, which began on September 29, 2019 and ended on October 3, 2020.
Reclassifications
Certain reclassifications have been made in the fiscal 2019 and fiscal 2018 financial statements and notes to conform to the fiscal 2020 presentation.
Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results may differ from those estimates.
Revenues and Costs from Services and Products
The Company generates revenue from the sale of both services and tangible products and revenues and operating costs are classified under these two categories in the Consolidated Statements of Operations. Certain costs related to both the sale of services and tangible products are not specifically allocated between the service or tangible product revenue streams but are instead attributed to the principal revenue stream. The cost of services and tangible products exclude depreciation and amortization.
Significant service revenues include:
•Affiliate fees
•Advertising revenues
•Subscription fees to our DTC services
•Revenue from the licensing and distribution of film and television properties
•Admissions to our theme parks, charges for room nights at hotels and sales of cruise vacation packages
•Royalties from licensing our intellectual properties for use on consumer goods, published materials and in multi-platform games
Significant operating costs related to the sale of services include:
•Programming and production costs
•Distribution costs
•Operating labor
•Facilities and infrastructure costs
Significant tangible product revenues include:
•The sale of food, beverage and merchandise at our retail locations
•The sale of DVDs and Blu-ray discs
•The sale of books, comic books and magazines
Significant operating costs related to the sale of tangible products include:
•Costs of goods sold
•Programming and production costs
•Distribution costs
•Operating labor
•Retail occupancy costs
Revenue Recognition
At the beginning of fiscal 2019, the Company adopted Financial Accounting Standards Board (FASB) guidance that replaced the existing accounting guidance for revenue recognition with a single comprehensive five-step model (“new revenue guidance”). The core principle is to recognize revenue upon the transfer of control of goods or services to customers at an amount that reflects the consideration expected to be received. We adopted the new revenue guidance using the modified retrospective method; therefore, results for reporting periods beginning after September 30, 2018 are presented under the new revenue guidance, while prior period amounts have not been adjusted and continue to be reported in accordance with our historical accounting. Upon adoption, we recorded a net reduction of $116 million to opening fiscal 2019 retained earnings.
The most significant changes to the Company’s revenue recognition policies resulting from the adoption of the new revenue guidance are as follows:
•For television and film content licensing agreements with multiple availability windows with the same licensee, the Company now defers more revenue to future windows than under the previous accounting guidance.
•For licenses of character images, brands and trademarks with minimum guaranteed license fees, the excess of the minimum guaranteed amount over actual amounts earned based on a percentage of the licensee’s underlying sales (“shortfall”) is now recognized straight-line over the remaining license period once an expected shortfall is probable. Previously, shortfalls were recognized at the end of the contract period.
•For licenses that include multiple television and film titles with a minimum guaranteed license fee across all titles that earns out against the aggregate fees based on the licensee’s underlying sales, the Company now allocates the minimum guaranteed license fee to each title at contract inception and recognizes the allocated license fee as revenue when the title is made available to the customer. License fees earned by titles in excess of their allocated amount are deferred until the minimum guaranteed license fee across all titles is exceeded. Once the minimum guaranteed license fee across all titles is exceeded, license fees are recognized as earned based on the licensee’s underlying sales. Previously, license fees were recognized as earned based on the licensee’s underlying sales with any shortfalls recognized at the end of the contract period.

•For renewals or extensions of license agreements for television and film content, revenues are now recognized when the licensed content becomes available under the renewal or extension. Previously, revenues were recognized when the agreement was renewed or extended.
The impact on the Consolidated Statement of Operations for fiscal 2019 due to the adoption of the new revenue guidance was as follows:

	Results Assuming Historical Accounting	Impact of New Revenue Guidance	Reported
Revenues	$69,262	$345	$69,607
Cost and Expenses	(57,523)	(254)	(57,777)
Income Taxes	(3,005)	(21)	(3,026)
Net Income	11,514	70	11,584
The impact of the new revenue guidance primarily reflected a change in the timing of revenue recognition related to film content licensing agreements with multiple availability windows.
The Company generates revenue from the sale of both services and products. The Company has four broad categories of service revenues: licenses of rights to use our intellectual property (“IP”), sales to guests at our parks and experiences businesses, sales of advertising time/space and subscriptions to DTC services. The Company’s primary product revenues include the sale of food, beverage and merchandise at our parks, resorts and retail stores and the sale of film and television productions in physical formats (DVD and Blu-ray).
The new revenue guidance defines two types of IP licenses: IP that has “standalone functionality,” which is called functional IP, and all other IP, which is called symbolic IP. Revenue related to the license of functional IP is generally recognized upon delivery (availability) of the IP to the customer. The substantial majority of the Company’s film and television content distribution activities at the DMED segment is considered licensing of functional IP. Revenue related to the license of symbolic IP is generally recognized over the term of the license. The Company’s primary revenue stream derived from symbolic IP is the licensing of trade names, characters and visual and literary properties at the DPEP segment.
More detailed information about the revenue recognition policies for our key revenues is as follows:
•Affiliate fees - Fees charged to affiliates (i.e., MVPDs or television stations) for the right to deliver our television network programming on a continuous basis to their customers are recognized as the programming is provided based on contractually specified per subscriber rates and the actual number of the affiliate’s customers receiving the programming.
For affiliate contracts with fixed license fees, the fees are recognized ratably over the contract term.
If an affiliate contract includes a minimum guaranteed license fee, the guaranteed license fee is recognized ratably over the guaranteed period and any fees earned in excess of the guarantee are recognized as earned once the minimum guarantee has been exceeded.
Affiliate agreements may also include a license to use the network programming for on demand viewing. As the fees charged under these contracts are generally based on a contractually specified per subscriber rate for the number of underlying subscribers of the affiliate, revenues are recognized as earned.
•Subscription fees - Fees charged to customers/subscribers and wholesale distributors for our streaming services are recognized ratably over the term of the subscription.
•Advertising - Sales of advertising time/space on our television networks, digital platforms and television stations are recognized as revenue, net of agency commissions, when commercials are aired. For contracts that contain a guaranteed number of impressions, revenues are recognized based on impressions delivered. When the guaranteed number of impressions is not met (“ratings shortfall”), revenues are not recognized for the ratings shortfall until the additional impressions are delivered.
•Theme park admissions - Sales of theme park tickets are recognized when the tickets are used. Sales of annual passes are recognized ratably over the period for which the pass is available for use.
•Resorts and vacations - Sales of hotel room nights and cruise vacations and rentals of vacation club properties are recognized as revenue as the services are provided to the guest. Sales of vacation club properties are recognized as revenue upon the later of when title transfers to the customer or when construction activity is deemed complete.
•Merchandise, food and beverage - Sales of merchandise, food and beverages at our theme parks and resorts, cruise ships and Disney Stores are recognized at the time of sale. Sales from our branded internet shopping sites and to wholesalers are recognized upon delivery. We estimate returns and customer incentives based upon historical return experience, current economic trends and projections of consumer demand for our products.
•TV/SVOD distribution licensing - Fixed license fees charged for the right to use our television and film productions are recognized as revenue when the content is available for use by the licensee. License fees based on the underlying sales of the licensee are recognized as revenue as earned based on the contractual royalty rate applied to the licensee sales.
For TV/SVOD licenses that include multiple titles with a fixed license fee across all titles, each title is considered a separate performance obligation. The fixed license fee is allocated to each title at contract inception and the allocated license fee is recognized as revenue when the title is available for use by the licensee.
When the license contains a minimum guaranteed license fee across all titles, the license fees earned by titles in excess of their allocated amount are deferred until the minimum guaranteed license fee across all titles is exceeded. Once the minimum guaranteed license fee is exceeded, revenue is recognized as earned based on the licensee’s underlying sales.
TV/SVOD distribution contracts may limit the licensee’s use of a title to certain defined periods of time during the contract term. In these instances, each period of availability is generally considered a separate performance obligation. For these contracts, the fixed license fee is allocated to each period of availability at contract inception based on relative standalone selling price using management’s best estimate. Revenue is recognized at the start of each availability period when the content is made available for use by the licensee.
When the term of an existing agreement is renewed or extended, revenues are recognized when the licensed content becomes available under the renewal or extension.
•Theatrical distribution licensing - Fees charged for licensing of our films to theatrical distributors are recognized as revenue based on the contractual royalty rate applied to the distributor’s underlying sales from exhibition of the film.
•Merchandise licensing - Fees charged for the use of our trade names and characters in connection with the sale of a licensee’s products are recognized as revenue as earned based on the contractual royalty rate applied to the licensee’s underlying product sales. For licenses with minimum guaranteed license fees, the excess of the minimum guaranteed amount over actual royalties earned (“shortfall”) is recognized straight-line over the remaining license period once an expected shortfall is probable.
•Home entertainment - Sales of our films to retailers and distributors in physical formats (DVD and Blu-ray) are recognized as revenue on the later of the delivery date or the date that the product can be sold by retailers. We reduce home entertainment revenues for estimated future returns of merchandise and sales incentives based upon historical return experience, current economic trends and projections of consumer demand for our products. Sales of our films in electronic formats are recognized as revenue when the product is available for use by the consumer.
•Taxes - Taxes collected from customers and remitted to governmental authorities are excluded from revenue.
•Shipping and handling - Fees collected from customers for shipping and handling are recorded as revenue and the related shipping expenses are recorded in cost of products upon delivery of the product to the consumer.
Allowance for Doubtful Accounts
The Company maintains an allowance for doubtful accounts to reserve for potentially uncollectible receivables. The allowance for doubtful accounts is estimated based on our analysis of trends in overall receivables aging, specific identification of certain receivables that are at risk of not being paid, past collection experience and current economic trends.
Advertising Expense
Advertising costs are expensed as incurred. Advertising expense for fiscal 2020, 2019 and 2018 was $4.7 billion, $4.3 billion and $2.8 billion, respectively. The increase in advertising expense for fiscal 2020 compared to fiscal 2019 was primarily due to the consolidation of TFCF and Hulu, partially offset by lower advertising for our theatrical, home entertainment and parks and experiences businesses reflecting the impact of COVID-19 on these segments. The increase in advertising expense for fiscal 2019 compared to fiscal 2018 was primarily due to the consolidation of TFCF and Hulu.
Cash and Cash Equivalents
Cash and cash equivalents consist of cash on hand and marketable securities with original maturities of three months or less.
Cash and cash equivalents subject to contractual restrictions and not readily available are classified as restricted cash. The Company’s restricted cash balances are primarily made up of cash posted as collateral for certain derivative instruments.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported in the Consolidated Balance Sheet to the total of the amounts in the Consolidated Statement of Cash Flows.

	October 3, 2020	September 28, 2019	September 29, 2018
Cash and cash equivalents	$17,914	$5,418	$4,150
Restricted cash included in:
Other current assets	3	26	1
Other assets	37	11	4
Total cash, cash equivalents and restricted cash in the statement of cash flows	$17,954	$5,455	$4,155
Investments
Investments in equity securities with a readily determinable fair value, not accounted for under the equity method, are recorded at that value with unrealized gains and losses included in earnings. For equity securities without a readily determinable fair value, the investment is recorded at cost, less any impairment, plus or minus adjustments related to observable transactions for the same or similar securities, with unrealized gains and losses included in earnings.
For equity method investments, the Company regularly reviews its investments to determine whether there is a decline in fair value below book value. If there is a decline that is other-than-temporary, the investment is written down to fair value.
Translation Policy
Generally, the U.S. dollar is the functional currency for our international film and television distribution and licensing businesses and the branded International Channels. Generally, the local currency is the functional currency for the Asia Theme Parks, Disneyland Paris, the branded International Channels that primarily source and exploit their content locally (primarily Star branded channels in India and international sports channels) and international locations of The Disney Stores.
For U.S. dollar functional currency locations, foreign currency assets and liabilities are remeasured into U.S. dollars at end-of-period exchange rates, except for non-monetary balance sheet accounts, which are remeasured at historical exchange rates. Revenue and expenses are remeasured at average exchange rates in effect during each period, except for those expenses related to the non-monetary balance sheet amounts, which are remeasured at historical exchange rates. Gains or losses from foreign currency remeasurement are included in income.
For local currency functional locations, assets and liabilities are translated at end-of-period rates while revenues and expenses are translated at average rates in effect during the period. Equity is translated at historical rates and the resulting cumulative translation adjustments are included as a component of accumulated other comprehensive income (loss) (AOCI).
Inventories
Inventory primarily includes vacation timeshare units, merchandise, food, materials and supplies. Carrying amounts of vacation ownership units are recorded at the lower of cost or net realizable value. Carrying amounts of merchandise, food, materials and supplies inventories are generally determined on a moving average cost basis and are recorded at the lower of cost or net realizable value.
Film and Television Content Costs
At the beginning of fiscal 2020, the Company adopted new FASB guidance that updates the accounting for film and television content costs. See Note 8 for discussion of the new guidance and the Company’s accounting policy for capitalization and amortization of film and television content costs.
Internal-Use Software Costs
The Company expenses costs incurred in the preliminary project stage of developing or acquiring internal use software, such as research and feasibility studies as well as costs incurred in the post-implementation/operational stage, such as maintenance and training. Capitalization of software development costs occurs only after the preliminary-project stage is complete, management authorizes the project and it is probable that the project will be completed and the software will be used for the function intended. As of October 3, 2020 and September 28, 2019, capitalized software costs, net of accumulated depreciation, totaled $778 million and $927 million, respectively. The capitalized costs are amortized on a straight-line basis over the estimated useful life of the software up to 10 years.

Parks, Resorts and Other Property
Parks, resorts and other property are carried at historical cost. Depreciation is computed on the straight-line method, generally over estimated useful lives as follows:

Attractions, buildings and improvements	20 – 40 years
Furniture, fixtures and equipment	3 – 25 years
Land improvements	20 – 40 years
Leasehold improvements	Life of lease or asset life if less
Leases
At the beginning of fiscal 2020, the Company adopted new FASB guidance that requires lessees to record the present value of operating lease payments as right-of-use assets and lease liabilities on the balance sheet. See Note 16 for discussion of the new guidance and the Company’s accounting policy.
Goodwill, Other Intangible Assets and Long-Lived Assets
The Company is required to test goodwill and other indefinite-lived intangible assets for impairment on an annual basis and if current events or circumstances require, on an interim basis.
Goodwill is allocated to various reporting units, which are an operating segment or one level below the operating segment. To test goodwill for impairment, the Company first performs a qualitative assessment to determine if it is more likely than not that the carrying amount of a reporting unit exceeds its fair value. If it is, a quantitative assessment is required. Alternatively, the Company may bypass the qualitative assessment and perform a quantitative impairment test.
The qualitative assessment requires consideration of recent market transactions, macroeconomic conditions, and changes in projected future cash flows of the reporting unit.
The quantitative assessment compares the fair value of each goodwill reporting unit to its carrying amount, and to the extent the carrying amount exceeds the fair value, an impairment of goodwill is recognized for the excess up to the amount of goodwill allocated to the reporting unit.
The Company performed a qualitative assessment for the fiscal 2020 required annual goodwill impairment test.
The impairment test for goodwill requires judgment related to the identification of reporting units, the assignment of assets and liabilities to reporting units including goodwill, and the determination of fair value of the reporting units. To determine the fair value of our reporting units, we generally use a present value technique (discounted cash flows) corroborated by market multiples when available and as appropriate. We apply what we believe to be the most appropriate valuation methodology for each of our reporting units. The projected cash flows of our reporting units reflect intersegment revenues and expenses for the sale and use of intellectual property as if it was licensed to an unrelated third party. The discounted cash flow analyses are sensitive to our estimates of future revenue growth and margins for these businesses as well as the discount rates used to calculate the present value of future cash flows.
In times of adverse economic conditions in the global economy, the Company’s long-term cash flow projections are subject to a greater degree of uncertainty than usual. If we had established different reporting units or utilized different valuation methodologies or assumptions, the impairment test results could differ, and we could be required to record impairment charges.
To test its other indefinite-lived intangible assets for impairment, the Company first performs a qualitative assessment to determine if it is more likely than not that the carrying amount of each of its indefinite-lived intangible assets exceeds its fair value. If it is, a quantitative assessment is required. Alternatively, the Company may bypass the qualitative assessment and perform a quantitative impairment test.
The qualitative assessment requires the consideration of factors such as recent market transactions, macroeconomic conditions, and changes in projected future cash flows.
The quantitative assessment compares the fair values of indefinite-lived intangible assets to their carrying amounts. If the carrying amount of an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized for the excess. Fair values of indefinite-lived intangible assets are determined based on discounted cash flows or appraised values, as appropriate. The Company has determined that there are currently no legal, competitive, economic or other factors that materially limit the useful life of our FCC licenses and trademarks.
Amortizable intangible assets are generally amortized on a straight-line basis over periods up to 40 years. The costs to periodically renew our intangible assets are expensed as incurred.

The Company tests long-lived assets, including amortizable intangible assets, for impairment whenever events or changes in circumstances (triggering events) indicate that the carrying amount may not be recoverable. Once a triggering event has occurred, the impairment test employed is based on whether the intent is to hold the asset for continued use or to hold the asset for sale. The impairment test for assets held for use requires a comparison of cash flows expected to be generated over the useful life of an asset group to the carrying amount of the asset group. An asset group is established by identifying the lowest level of cash flows generated by a group of assets that are largely independent of the cash flows of other assets and could include assets used across multiple businesses or segments. If the carrying amount of an asset group exceeds the estimated undiscounted future cash flows, an impairment would be measured as the difference between the fair value of the group’s long-lived assets and the carrying amount of the group’s long-lived assets. The impairment is allocated to the long-lived assets of the group on a pro rata basis using the relative carrying amounts, but only to the extent the carrying amount of each asset is above its fair value. For assets held for sale, to the extent the carrying amount is greater than the asset’s fair value less costs to sell, an impairment loss is recognized for the difference.
The Company recorded non-cash impairment charges of $5.2 billion, $0.6 billion, and $0.2 billion in fiscal 2020, 2019 and 2018, respectively.
The fiscal 2020 impairment charges primarily related to impairments of MVPD agreement intangibles assets ($1.9 billion) and goodwill ($3.1 billion) at the International Channels’ business. See Note 19 to the Consolidated Financial Statements for additional discussion on these impairment charges.
The fiscal 2019 and 2018 charges primarily related to impairments of investments accounted for under the equity method of accounting recorded in “Equity in the income (loss) of investees” in the Consolidated Statements of Operations.
The Company expects its aggregate annual amortization expense for amortizable intangible assets for fiscal 2021 through 2025 to be as follows:

2021	$2,055
2022	1,995
2023	1,808
2024	1,570
2025	1,471
Risk Management Contracts
In the normal course of business, the Company employs a variety of financial instruments (derivatives) including interest rate and cross-currency swap agreements and forward and option contracts to manage its exposure to fluctuations in interest rates, foreign currency exchange rates and commodity prices.
The Company formally documents all relationships between hedges and hedged items as well as its risk management objectives and strategies for undertaking various hedge transactions. The Company primarily enters into two types of derivatives: hedges of fair value exposure and hedges of cash flow exposure. Hedges of fair value exposure are entered into in order to hedge the fair value of a recognized asset, liability, or a firm commitment. Hedges of cash flow exposure are entered into in order to hedge a forecasted transaction (e.g. forecasted revenue) or the variability of cash flows to be paid or received, related to a recognized liability or asset (e.g. floating rate debt).
The Company designates and assigns the derivatives as hedges of forecasted transactions, specific assets or specific liabilities. When hedged assets or liabilities are sold or extinguished or the forecasted transactions being hedged occur or are no longer expected to occur, the Company recognizes the gain or loss on the designated derivatives.
The Company’s hedge positions are measured at fair value on the balance sheet. Realized gains and losses from hedges are classified in the income statement consistent with the accounting treatment of the items being hedged. The Company accrues the differential for interest rate swaps to be paid or received under the agreements as interest rates change as adjustments to interest expense over the lives of the swaps. Gains and losses on the termination of effective swap agreements, prior to their original maturity, are deferred and amortized to interest expense over the remaining term of the underlying hedged transactions.
The Company enters into derivatives that are not designated as hedges and do not qualify for hedge accounting. These derivatives are intended to offset certain economic exposures of the Company and are carried at fair value with changes in value recorded in earnings. Cash flows from hedging activities are classified in the Consolidated Statements of Cash Flows under the same category as the cash flows from the related assets, liabilities or forecasted transactions (see Notes 9 and 18).
Income Taxes
Deferred income tax assets and liabilities are recorded with respect to temporary differences in the accounting treatment of items for financial reporting purposes and for income tax purposes. Where, based on the weight of available evidence, it is more likely than not that some amount of recorded deferred tax assets will not be realized, a valuation allowance is established for the amount that, in management’s judgment, is sufficient to reduce the deferred tax asset to an amount that is more likely than not to be realized.
A tax position must meet a minimum probability threshold before a financial statement benefit is recognized. The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.
Redeemable Noncontrolling Interests
The Company consolidates the results of certain subsidiaries that are less than 100% owned and for which the noncontrolling interest shareholders have rights to require the Company to purchase their interests in these subsidiaries. The most significant of these are BAMTech and Hulu.
BAMTech provides streaming technology services to third parties and is owned 75% by the Company, 15% by Major League Baseball (MLB) and 10% by the National Hockey League (NHL), both of which have the right to sell their interests to the Company in the future.
MLB has the right to sell its interest to the Company and the Company has the right to buy MLB’s interest starting five years from and ending ten years after the Company’s September 25, 2017 acquisition date of BAMTech at the greater of fair value or a guaranteed floor value ($563 million accreting at 8% annually for eight years from the date of acquisition). The NHL can sell its interest to the Company in fiscal 2021 for $350 million. The Company has the right to acquire the NHL interest in fiscal 2021 for $500 million.
The MLB and NHL interests are required to be recorded at a minimum value equal to the greater of (i) their acquisition date fair value adjusted for their share (if any) of earnings, losses, or dividends (“adjusted value”) or (ii) an accreted value from the date of the acquisition to the applicable redemption date (“accreted value”). As the accreted value is generally always higher than the adjusted value, the MLB and NHL interests are not allocated their portion of BAMTech losses. Therefore, the MLB and NHL interests are accreted to the estimated redemption value as of the earliest redemption date. As of October 3, 2020, the guaranteed floor value for the MLB interest, accreted from the date of acquisition was $710 million. The NHL previously had a right to sell its interest to the Company in fiscal 2020 for $300 million, which expired unexercised in the fourth quarter. As the NHL’s remaining right to sell its interest to the Company in fiscal 2021 is for $350 million, the Company began accreting the NHL interest to $350 million. As of October 3, 2020, the accreted value of the NHL interest was $313 million.
As part of the TFCF acquisition, the Company acquired TFCF’s 30% interest in Hulu increasing our ownership in Hulu to 60%. Subsequent to the acquisition, Hulu redeemed Warner Media LLC’s (WM) 10% interest in Hulu. The redemption was funded by the Company and Hulu’s remaining noncontrolling interest holder, NBC Universal (NBCU). This resulted in the Company’s and NBCU’s interests in Hulu increasing to 67% and 33%, respectively.
On May 13, 2019, the Company entered into a put/call agreement with NBCU that provided the Company with full operational control of Hulu. Under the agreement, beginning in January 2024, NBCU has the option to require the Company to purchase NBCU’s interest in Hulu and the Company has the option to require NBCU to sell its interest in Hulu to the Company, based on NBCU’s equity ownership percentage of the greater of Hulu’s then fair value or $27.5 billion.
NBCU’s interest will generally not be allocated its portion of Hulu’s losses as the redeemable noncontrolling interest is required to be carried at a minimum value. The minimum value is equal to the fair value as of the May 13, 2019 agreement date accreted to the January 2024 estimated redemption value. At October 3, 2020, NBCU’s interest in Hulu is recorded in the Company’s financial statements at $8.1 billion.
Adjustments to the carrying amount of redeemable noncontrolling interests increase or decrease income available to Company shareholders and are recorded in “Net income from continuing operations attributable to noncontrolling interests” on the Consolidated Statements of Operations.
Earnings Per Share
The Company presents both basic and diluted earnings per share (EPS) amounts. Basic EPS is calculated by dividing net income attributable to Disney by the weighted average number of common shares outstanding during the year. Diluted EPS is based upon the weighted average number of common and common equivalent shares outstanding during the year, which is calculated using the treasury-stock method for equity-based awards (Awards). Common equivalent shares are excluded from the computation in periods for which they have an anti-dilutive effect. Stock options for which the exercise price exceeds the average market price over the period are anti-dilutive and, accordingly, are excluded from the calculation.

A reconciliation of the weighted average number of common and common equivalent shares outstanding and the number of Awards excluded from the diluted earnings per share calculation, as they were anti-dilutive, are as follows:

	2020	2019	2018
Weighted average number of common and common equivalent shares outstanding (basic)	1,808	1,656	1,499
Weighted average dilutive impact of Awards(1)	—	10	8
Weighted average number of common and common equivalent shares outstanding (diluted)	1,808	1,666	1,507
Awards excluded from diluted earnings per share	35	7	12
(1)Amounts exclude all potential common and common equivalent shares for periods when there is a net loss from continuing operations.
3Revenues
The following table presents our revenues by segment and major source:

	2020
	Disney Media and Entertainment Distribution	Disney Parks, Experiences and Products	Consolidated
Affiliate fees	$17,929	$—	$17,929
Advertising	10,851	4	10,855
Subscription fees	7,645	—	7,645
Theme park admissions	—	4,038	4,038
Resort and vacations	—	3,402	3,402
Retail and wholesale sales of merchandise, food and beverage	—	4,952	4,952
TV/SVOD distribution licensing	6,253	—	6,253
Theatrical distribution licensing	2,134	—	2,134
Merchandise licensing	32	3,210	3,242
Home entertainment	1,802	—	1,802
Other	1,704	1,432	3,136
Total revenues	$48,350	$17,038	$65,388

	2019
	Disney Media and Entertainment Distribution	Disney Parks, Experiences and Products	Consolidated
Affiliate fees	$15,948	$—	$15,948
Advertising	10,507	6	10,513
Subscription fees	2,115	—	2,115
Theme park admissions	—	7,540	7,540
Resort and vacations	—	6,266	6,266
Retail and wholesale sales of merchandise, food and beverage	—	7,716	7,716
TV/SVOD distribution licensing	5,555	—	5,555
Theatrical distribution licensing	4,726	—	4,726
Merchandise licensing	51	3,329	3,380
Home entertainment	1,961	—	1,961
Other	1,958	1,929	3,887
Total revenues	$42,821	$26,786	$69,607

	2018
	Disney Media and Entertainment Distribution	Disney Parks, Experiences and Products	Consolidated
Affiliate fees	$13,279	$—	$13,279
Advertising	7,897	7	7,904
Subscription fees	97	—	97
Theme park admissions	—	7,183	7,183
Resort and vacations	—	5,938	5,938
Retail and wholesale sales of merchandise, food and beverage	—	7,365	7,365
TV/SVOD distribution licensing	4,788	—	4,788
Theatrical distribution licensing	4,303	—	4,303
Merchandise licensing	70	3,122	3,192
Home entertainment	1,859	—	1,859
Other	1,884	1,642	3,526
Total revenues	$34,177	$25,257	$59,434
Amounts for fiscal 2018 reflect our historical accounting prior to the adoption of new revenue guidance.
The following table presents our revenues by segment and primary geographical markets:

	2020			2019
	Disney Media and Entertainment Distribution	Disney Parks, Experiences and Products	Consolidated	Disney Media and Entertainment Distribution	Disney Parks, Experiences and Products	Consolidated
Americas	$39,163	$12,829	$51,992	$33,602	$20,203	$53,805
Europe	5,240	2,093	7,333	4,762	3,244	8,006
Asia Pacific	3,947	2,116	6,063	4,457	3,339	7,796
Total revenues	$48,350	$17,038	$65,388	$42,821	$26,786	$69,607
Revenues recognized in the current and prior year from performance obligations satisfied (or partially satisfied) in previous reporting periods primarily relate to revenues earned on TV/SVOD and theatrical distribution licensee sales on titles made available to the licensee in previous reporting periods. For fiscal 2020, $1.4 billion was recognized related to performance obligations satisfied as of September 28, 2019. For fiscal 2019, $1.2 billion was recognized related to performance obligations satisfied prior to September 30, 2018.
As of October 3, 2020, revenue for unsatisfied performance obligations expected to be recognized in the future is $16 billion, which primarily relates to content to be delivered in the future under existing agreements with television station affiliates and TV/SVOD licensees. Of this amount, we expect to recognize approximately $7 billion in fiscal 2021, $4 billion in fiscal 2022, $2 billion in fiscal 2023 and $3 billion thereafter. These amounts include only fixed consideration or minimum guarantees and do not include amounts related to (i) contracts with an original expected term of one year or less (such as most advertising contracts) or (ii) licenses of IP that are solely based on the sales of the licensee.
Payment terms vary by the type and location of our customers and the products or services offered. For certain products or services and customer types, we require payment before the products or services are provided to the customer; in other cases, after appropriate credit evaluations, payment is due in arrears. Advertising contracts, which are generally short term, are billed monthly with payments generally due within 30 days. Payments due under affiliate arrangements are calculated monthly and are generally due within 30 days of month end. Home entertainment terms generally require payment within 60 to 90 days of availability date to the customer. Licensing payment terms vary by contract but are generally collected in advance or over the license term.
When the timing of the Company’s revenue recognition is different from the timing of customer payments, the Company recognizes either a contract asset (customer payment is subsequent to revenue recognition and subject to the Company satisfying additional performance obligations) or deferred revenue (customer payment precedes the Company satisfying the performance obligations). Consideration due under contracts with payment in arrears is recognized as accounts receivable.

Deferred revenues are recognized as (or when) the Company performs under the contract. Contract assets, accounts receivable and deferred revenues from contracts with customers are as follows:

	October 3, 2020	September 28, 2019
Contract assets	$70	$150
Accounts Receivable
Current	11,340	12,755
Non-current	1,789	1,962
Allowance for credit losses	(460)	(375)
Deferred revenues
Current	3,688	4,050
Non-current	513	619
Contract assets primarily relate to certain multi-season TV/SVOD licensing contracts. Activity for fiscal 2020 and 2019 related to contract assets was not material. The allowance for credit losses increased from $375 million at September 28, 2019 to $460 million at October 3, 2020 due to additional provisions recorded in fiscal 2020.
For fiscal 2020, the Company recognized revenues of $3.4 billion, primarily related to theme park admissions and vacation packages, licensing advances and content sales included in the deferred revenue balance at September 28, 2019. For fiscal 2019, the Company recognized revenues of $2.7 billion primarily related to theme park admissions and vacation packages and licensing and publishing advances included in the deferred revenue balance at September 30, 2018. As a result of COVID-19, the Company has allowed refunds of certain non-refundable deposits that were previously reported as deferred revenue, the most significant of which related to park admission tickets and deposits for vacation packages. Remaining deferred amounts related to these deposits are now classified in “Accounts payable and other accrued liabilities” in the Consolidated Balance Sheet.
We evaluate our allowance for credit losses and estimate collectability of accounts receivable based on our analysis of historical bad debt experience in conjunction with our assessment of the financial condition of individual companies with which we do business. In times of domestic or global economic turmoil, including COVID-19, our estimates and judgments with respect to the collectability of our receivables are subject to greater uncertainty than in more stable periods.
The Company has accounts receivable with original maturities greater than one year related to the sale of film and television program rights and vacation club properties. These receivables are discounted to present value at an appropriate discount rate at contract inception, and the related revenues are recognized at the discounted amount.
The Company estimates the allowance for credit losses related to receivables from the sale of film and television programs based upon a number of factors, including historical experience and the financial condition of individual companies with whom we do business. The balance of film and television program sales receivables recorded in other non-current assets, net of an immaterial allowance for credit losses, was $1.0 billion as of October 3, 2020. The activity in the allowance for credit loss for fiscal 2020 was not material.
The Company estimates the allowance for credit losses related to receivables from sales of its vacation club properties based primarily on historical collection experience. Estimates of uncollectible amounts also consider the economic environment and the age of receivables. The balance of mortgage receivables recorded in other non-current assets, net of an immaterial allowance for credit losses, was $0.7 billion as of October 3, 2020. The activity in the allowance for credit loss for fiscal 2020 was not material.
4Acquisitions
TFCF Corporation
On March 20, 2019, the Company acquired the outstanding capital stock of TFCF, a diversified global media and entertainment company. The acquisition purchase price totaled $69.5 billion, of which the Company paid $35.7 billion in cash and $33.8 billion in Disney shares (307 million shares at a price of $110.00 per share).
We acquired TFCF to enhance the Company’s position as a premier, global entertainment company by increasing our portfolio of creative assets and branded content to be monetized through our film and television studio, theme parks and DTC offerings.
In connection with the acquisition, outstanding TFCF performance stock units and restricted stock units were either vested upon closing of the acquisition or replaced with new restricted stock units (which require additional service for vesting). The purchase price for TFCF includes $361 million related to TFCF awards that were settled or replaced in connection with the acquisition, and for fiscal 2019, the Company recognized compensation expense of $164 million related to awards that were accelerated to vest upon closing of the acquisition. Additionally, compensation expense of $219 million related to awards that were replaced with new restricted stock units is being recognized over the post-acquisition service period of up to approximately two years.
As part of the TFCF acquisition, the Company acquired TFCF’s 30% interest in Hulu increasing our ownership in Hulu to 60%. As a result, the Company began consolidating Hulu and recorded a one-time gain of $4.8 billion (Hulu Gain) from remeasuring our initial 30% interest to its estimated fair value, which was determined based on a discounted cash flow analysis. On April 15, 2019, Hulu redeemed WM’s 10% interest in Hulu for $1.4 billion. The redemption was funded by the Company and NBCU. This resulted in the Company’s and NBCU’s interests in Hulu increasing to 67% and 33%, respectively.
NBCU’s interest is classified as a redeemable noncontrolling interest on the Company’s Consolidated Balance Sheet. See Note 2 for further discussion of NBCU’s interest.
Upon closing of the TFCF acquisition, the Company exchanged new Disney notes for outstanding notes issued by 21st Century Fox America, Inc. with a principal balance of $16.8 billion (see Note 9).
The Company is required to allocate the TFCF purchase price to tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values. The excess of the purchase price over those fair values is recorded as goodwill.
In determining the fair value of assets acquired and liabilities assumed, the Company primarily used discounted cash flow analyses. Inputs to the discounted cash flow analyses and other aspects of the allocation of purchase price require judgment. The more significant inputs used in the discounted cash flow analyses and other areas of judgment include (i) future revenue growth or attrition rates (ii) projected margins (iii) discount rates used to present value future cash flows (iv) the amount of synergies expected from the acquisition (v) the economic useful life of assets and; (vi) the evaluation of historical tax positions of TFCF.
The following table summarizes our allocation of the purchase price (in billions)(1):

Cash and cash equivalents	$25.7
Receivables	5.1
Film and television costs	17.7
Investments	1.0
Intangible assets	17.9
Net assets held for sale	11.4
Accounts payable and other liabilities	(12.5)
Borrowings	(21.7)
Deferred income taxes(2)	(5.7)
Other net liabilities acquired	(4.0)
Noncontrolling interests	(10.4)
Goodwill(2)	49.8
Fair value of net assets acquired	74.2
Less: Disney’s previously held 30% interest in Hulu	(4.7)
Total purchase price	$69.5
(1) Total may not equal the sum of the column due to rounding.
(2) In the fourth quarter of fiscal 2020, we adjusted the amount of deferred tax liabilities by $0.6 billion and recorded an offsetting adjustment to increase goodwill for this amount.
Intangible assets primarily consist of MVPD agreements, with a weighted average useful life of 9 years, and advertising networks and trade names, with a weighted average useful life of 16 years.
The goodwill reflects the value to Disney of increasing our global portfolio of creative assets and branded content to be monetized through our DTC services, film and television studios and theme parks. The amount of goodwill that is deductible for tax purposes is not material.
The fair value of investments acquired in the acquisition primarily consist of a 30% interest in Tata Sky Limited and a 50% interest in Endemol Shine Group (sold in July 2020 for $147 million).
The fair value of the assets acquired included current trade receivables of $5.2 billion. The gross amount due under the contracts is $5.5 billion.

For fiscal 2019, the Company incurred $0.3 billion of acquisition-related expenses, of which $0.2 billion is included in “Selling, general, administrative and other”, and $0.1 billion related to financing fees is included in “Interest expense, net” in the Company’s Consolidated Statements of Operations.
The following table summarizes the revenues and net loss from continuing operations (including purchase accounting amortization and excluding restructuring and impairment charges and interest income and expense) of TFCF and Hulu included in the Company’s Consolidated Statements of Operations for fiscal 2020 and fiscal 2019. In addition, the table provides the impact of intercompany eliminations of transactions between the Company, TFCF and Hulu:

	Year Ended
	October 3, 2020	September 28, 2019
TFCF (before intercompany eliminations):
Revenues	$12,999	$7,228
Net loss from continuing operations	(245)	(958)
Hulu (before intercompany eliminations):
Revenues	$7,052	$2,865
Net loss from continuing operations	(1,017)	(695)
Intercompany eliminations:
Revenues	$(2,956)	$(1,205)
Net loss from continuing operations	(225)	(151)
The following pro forma summary presents consolidated information of the Company as if the acquisition of TFCF and consolidation of Hulu had occurred on October 1, 2017:

	2019	2018
Revenues	$78,047	$76,468
Net income	7,511	13,733
Net income attributable to Disney	7,206	13,923
Earnings per share attributable to Disney:
Diluted	$3.68	$7.66
Basic	3.70	7.71
These pro forma results include adjustments for purposes of consolidating the historical financial results of TFCF and Hulu (net of adjustments to eliminate transactions between Disney and TFCF, Disney and Hulu and Hulu and TFCF). These pro formas for fiscal 2019 and 2018 include $3.1 billion and $3.4 billion (of which $0.4 billion and $0.8 billion related to the RSNs), respectively, to reflect the incremental amortization as a result of recording film and television programming and production costs and finite lived intangible assets at fair value. Interest expense of $0.4 billion and $0.5 billion is included to reflect the cost of borrowings to finance the TFCF acquisition for fiscal 2019 and 2018, respectively. The pro forma results also include $0.9 billion and $0.6 billion of net income attributable to Disney for fiscal 2019 and 2018, respectively, related to TFCF businesses that have been or will be divested (see Note 1).
Additionally, fiscal 2018 pro forma results include the Hulu Gain, compensation expense of $0.2 billion related to TFCF equity and cash awards that were accelerated to vest upon closing of the acquisition, and $0.4 billion of acquisition-related expenses. These amounts were recognized by Disney and TFCF in fiscal 2019 but have been excluded from the fiscal 2019 pro forma results.
The pro forma results exclude a $10.8 billion gain on sale and $0.5 billion of equity earnings recorded by TFCF in 2019 and 2018, respectively, related to its 39% interest in Sky plc, which was sold by TFCF in October 2018.
These pro forma results do not represent financial results that would have been realized had the acquisition actually occurred on October 1, 2017, nor are they intended to be a projection of future results.

Goodwill
The changes in the carrying amount of goodwill are as follows:

	Media Networks	Disney Parks, Experiences and Products	Studio Entertainment	Direct-to-Consumer & International	Disney Media and Entertainment Distribution	Total
Balance at Sept. 29, 2018	$15,989	$4,487	$7,094	$3,699	$—	$31,269
Acquisitions(1)	17,434	1,048	10,711	19,892	—	49,085
Dispositions	—	—	—	—	—	—
Other, net	—	—	(8)	(53)	—	(61)
Balance at Sept. 28, 2019	$33,423	$5,535	$17,797	$23,538	$—	$80,293
Acquisitions(2)	568	15	98	51	—	732
Dispositions	—	—	—	—	—	—
Impairments (See Note 19)	—	—	—	(3,074)	—	(3,074)
Currency translation adjustments and other, net	—	—	(100)	(162)	—	(262)
Segment recast(3)	(33,991)	—	(17,795)	(20,353)	72,139	—
Balance at Oct. 3, 2020	$—	$5,550	$—	$—	$72,139	$77,689
(1)Represents the acquisition of TFCF and consolidation of Hulu.
(2)Reflects updates to allocation of purchase price for the acquisition of TFCF.
(3)Reflects the reallocation of goodwill as a result of the Company recasting its segments.
5Other Income
Other income, net is as follows:

	2020	2019	2018
DraftKings gain	$973	$—	$—
Gain on sale of an investment	65	—	—
Hulu gain (see Note 4)	—	4,794	—
Insurance recoveries related to legal matters	—	46	38
Charge for the extinguishment of a portion of the debt originally assumed in the TFCF acquisition (see Note 9)	—	(511)	—
Gain on sale of real estate, property rights and other	—	28	563
Other income, net	$1,038	$4,357	$601
The Company recognized a non-cash gain to adjust its investment in DraftKings, Inc. to fair value (DraftKings gain).
6Investments
Investments consist of the following:

	October 3, 2020	September 28, 2019
Investments, equity basis	$2,632	$2,922
Investments, other	1,271	302
	$3,903	$3,224
Investments, Equity Basis
The Company’s significant equity investments primarily consist of media investments and include A+E (50% ownership), CTV Specialty Television, Inc. (30% ownership), Endemol Shine Group (50% ownership until sale of the interest in July 2020), Seven TV (20% ownership) and Tata Sky Limited (30% ownership).

A summary of combined financial information for equity investments is as follows:

Results of Operations:	2020	2019	2018

Revenues	$7,849	$9,405	$9,085
Net income (loss)	1,187	133	(152)

Balance Sheet	October 3, 2020	September 28, 2019	September 29, 2018

Current assets	$4,133	$3,350	$4,542
Non-current assets	6,776	9,666	9,998
	$10,909	$13,016	$14,540
Current liabilities	$2,224	$2,182	$3,197
Non-current liabilities	3,784	5,452	4,840
Redeemable preferred stock	—	—	1,362
Shareholders’ equity	4,901	5,382	5,141
	$10,909	$13,016	$14,540
As of October 3, 2020, the book value of the Company’s equity method investments exceeded our share of the book value of the investees’ underlying net assets by approximately $0.9 billion, which represents amortizable intangible assets and goodwill arising from acquisitions.
The Company enters into transactions in the ordinary course of business with our equity investees, primarily related to the licensing of television and film programming. Revenues from these transactions were $0.3 billion, $0.5 billion and $0.8 billion in fiscal 2020, 2019 and 2018, respectively. The Company defers a portion of its profits from transactions with investees and recognizes the deferred amounts as the investee expenses the programming cost. The portion that is deferred reflects our ownership interest in the investee.
Investments, Other
As of October 3, 2020, the Company has $1.1 billion of securities recorded at fair value and $215 million of net book value related to non-publicly traded securities without a readily determinable fair value. At September 28, 2019, the Company held $290 million of non-publicly traded securities without a readily determinable fair value. Securities held at fair value at September 28, 2019 were not material.
In fiscal 2020, the Company recognized $973 million of unrealized gains on securities recorded at fair value in “Other income, net” in the Consolidated Statements of Operations. Realized gains on securities in fiscal 2020 were not material. In fiscal 2019 and 2018, realized gains, unrealized gains and losses and impairments on securities were not material. All other gains and losses on securities are reported in “Interest expense, net” in the Consolidated Statements of Operations.
7International Theme Parks
The Company has a 48% ownership interest in the operations of Hong Kong Disneyland Resort and a 43% ownership interest in the operations of Shanghai Disney Resort (together, the Asia Theme Parks), which are both VIEs consolidated in the Company’s financial statements. See Note 2 for the Company’s policy on consolidating VIEs. In addition, the Company has 100% ownership of Disneyland Paris. The Asia Theme Parks and Disneyland Paris are collectively referred to as the International Theme Parks.

The following table summarizes the carrying amounts of the Asia Theme Parks’ assets and liabilities included in the Company’s Consolidated Balance Sheets:

	October 3, 2020	September 28, 2019
Cash and cash equivalents	$372	$655
Other current assets	91	102
Total current assets	463	757
Parks, resorts and other property	6,720	6,608
Other assets	191	9
Total assets	$7,374	$7,374

Current liabilities	$486	$447
Borrowings - long-term	1,213	1,114
Other long-term liabilities	403	189
Total liabilities	$2,102	$1,750
The following table summarizes the International Theme Parks’ revenues and costs and expenses included in the Company’s Consolidated Statement of Operations for fiscal 2020:

Revenues	$1,805
Costs and expenses	(3,032)
Equity in the loss of investees	(19)
Asia Theme Parks’ royalty and management fees of $74 million for fiscal 2020 are eliminated in consolidation, but are considered in calculating earnings attributable to noncontrolling interests.
International Theme Parks’ cash flows included in the Company’s fiscal 2020 Consolidated Statement of Cash Flows were $637 million used in operating activities, $756 million used in investing activities and $172 million generated from financing activities. Approximately a quarter of the cash flows used in operating activities, half of the cash flows used in investing activities and all of the cash flows generated from financing activities were for the Asia Theme Parks.
Hong Kong Disneyland Resort
The Government of the Hong Kong Special Administrative Region (HKSAR) and the Company have a 52% and a 48% equity interest in Hong Kong Disneyland Resort, respectively.
The Company and HKSAR have both provided loans to Hong Kong Disneyland Resort with outstanding balances of $145 million and $97 million, respectively. The interest rate is three month HIBOR plus 2%, and the maturity date is September 2025. The Company’s loan is eliminated in consolidation.
The Company has provided Hong Kong Disneyland Resort with a revolving credit facility of HK $2.1 billion ($271 million), which bears interest at a rate of three month HIBOR plus 1.25% and matures in December 2023. There is no outstanding balance under the line of credit at October 3, 2020.
Hong Kong Disneyland is undergoing a multi-year expansion estimated to cost HK $10.9 billion ($1.4 billion). The Company and HKSAR have agreed to fund the expansion on an equal basis through equity contributions, which totaled $188 million and $160 million in fiscal 2020 and 2019, respectively. To date, the Company and HKSAR have funded a total of $526 million.
HKSAR has the right to receive additional shares over time to the extent Hong Kong Disneyland Resort exceeds certain return on asset performance targets. The amount of additional shares HKSAR can receive is capped on both an annual and cumulative basis and could decrease the Company’s equity interest by up to an additional 6 percentage points over a period no shorter than 12 years. Assuming HK $10.9 billion is contributed in the expansion, the impact to the Company’s equity interest would be limited to 4 percentage points.
Shanghai Disney Resort
Shanghai Shendi (Group) Co., Ltd (Shendi) and the Company have 57% and 43% equity interests in Shanghai Disney Resort, respectively. A management company, in which the Company has a 70% interest and Shendi a 30% interest, operates Shanghai Disney Resort.
The Company has provided Shanghai Disney Resort with loans totaling $863 million, bearing interest at rates up to 8% and maturing in 2036, with early repayment permitted. The Company has also provided Shanghai Disney Resort with a $157 million line of credit bearing interest at 8%. As of October 3, 2020, the total amount outstanding under the line of credit was $65 million. These balances are eliminated in consolidation.
Shendi has provided Shanghai Disney Resort with loans totaling 7.6 billion yuan (approximately $1.1 billion), bearing interest at rates up to 8% and maturing in 2036, with early repayment permitted. Shendi has also provided Shanghai Disney Resort with a 1.4 billion yuan (approximately $0.2 billion) line of credit bearing interest at 8%. As of October 3, 2020, the total amount outstanding under the line of credit was $0.6 billion yuan (approximately $90 million).
8Produced and Acquired/Licensed Content Costs and Advances
At the beginning of fiscal 2020, the Company adopted, on a prospective basis, new Financial Accounting Standards Board (FASB) guidance that updates the accounting for film and television content costs. Therefore, reporting periods beginning after September 29, 2019 are presented under the new guidance, while prior periods continue to be reported in accordance with our historical accounting. The new guidance does the following:
•Allows for the classification of acquired/licensed television content rights as long-term assets. Previously, we reported a portion of these rights in current assets. The Company has classified approximately $3 billion of these rights as long-term in the Q1 2020 balance sheet. Advances for live programming rights made prior to the live event continue to be reported in current assets.
•Aligns the capitalization of production costs for episodic television content with the capitalization of production costs for theatrical content. Previously, theatrical content production costs could be fully capitalized while episodic television production costs were generally limited to the amount of contracted revenues. This change did not have a material impact on the Company’s financial statements for fiscal year 2020.
•Introduces the concept of “predominant monetization strategy” to classify capitalized content costs for purposes of amortization and impairment as follows:
•Individual - lifetime value is predominantly derived from third-party revenues that are directly attributable to the specific film or television title (e.g. theatrical revenues or sales to third-party television programmers).
•Group - lifetime value is predominantly derived from third-party revenues that are attributable only to a bundle of titles (e.g. subscription revenue for a DTC service or affiliate fees for a cable television network).
The determination of the predominant monetization strategy is made at commencement of production on a consolidated basis and is based on the means by which we derive third-party revenues from use of the content. Imputed title by title intersegment license fees that may be necessary for other purposes are established as required by those purposes.
For these accounting purposes, we generally classify content that is initially intended for distribution on our DTC services or on our linear television networks as group assets. Content initially intended for theatrical release or for sale to third-party licensees, we generally classify as individual assets. Because the new accounting guidance is applied prospectively, the predominant monetization strategy for content released prior to the beginning of fiscal 2020 is determined based on the expected means of monetization over the remaining life of the content. Thus for example, film titles that were released theatrically and in home entertainment prior to fiscal year 2020 and are now distributed on Disney+ are generally considered group content.
The classification of content as individual or group only changes if there is a significant change to the title’s monetization strategy relative to its initial assessment (e.g. content that was initially intended for license to a third-party is instead used on an owned DTC service).
Production costs for content that is predominantly monetized individually will continue to be amortized based upon the ratio of the current period’s revenues to the estimated remaining total revenues (Ultimate Revenues). For film productions, Ultimate Revenues include revenues from all sources, which may include intersegment license fees, that will be earned within ten years from the date of the initial release for theatrical films. For episodic television series, Ultimate Revenues include revenues that will be earned within ten years from delivery of the first episode, or if still in production, five years from delivery of the most recent episode, if later. Participations and residuals are expensed over the applicable product life cycle based upon the ratio of the current period’s revenues to the estimated remaining total revenues for each production.
Production costs that are predominantly monetized as a group are amortized based on projected usage (which may be, for example, derived from historical viewership patterns), typically resulting in an accelerated or straight-line amortization pattern. Participations and residuals are generally expensed in line with the pattern of usage.
Licensed rights to film and television content and other programs for broadcast on our linear networks or distribution on our DTC platforms are expensed on an accelerated or straight-line basis over their useful life or over the number of times the program is expected to be aired, as appropriate. We amortize rights costs for multi-year sports programming arrangements during the applicable seasons based on the estimated relative value of each year in the arrangement. If annual contractual payments related to each season approximate each season’s estimated relative value, we expense the related contractual payments during the applicable season.
Acquired film and television libraries are generally amortized on a straight-line basis over 20 years from the date of acquisition. Acquired film and television libraries include content that was initially released three years prior to its acquisition, except it excludes the prior seasons of episodic television programming still in production at the date of its acquisition.
The costs of produced and licensed film and television content are subject to regular recoverability assessments. For content that is predominantly monetized individually, the unamortized costs are compared to the estimated fair value. The fair value is determined based on a discounted cash flow analysis of the cash flows directly attributable to the title. To the extent the unamortized costs exceed the fair value, an impairment charge is recorded for the excess. For content that is predominantly monetized as a group, the aggregate unamortized costs of the group are compared to the present value of the discounted cash flows using the lowest level for which identifiable cash flows are independent of other produced and licensed content. If the unamortized costs exceed the present value of discounted cash flows, an impairment charge is recorded for the excess and allocated to individual titles based on the relative carrying value of each title in the group. If there are no plans to continue to use an individual film or television program that is part of a group, the unamortized cost of the individual title is written-off immediately. Licensed content is included as part of the group within which it is monetized for purposes of assessing recoverability.
Total capitalized produced, licensed and acquired library content by predominant monetization strategy is as follows:

	As of October 3, 2020
	Predominantly Monetized Individually	Predominantly Monetized as a Group	Total
Produced and acquired library content
Theatrical film costs
Released, less amortization	$3,000	$2,601	$5,601
Completed, not released	522	210	732
In-process	3,322	259	3,581
In development or pre-production	262	16	278
	$7,106	$3,086	10,192
Television costs
Released, less amortization	$2,090	$5,584	$7,674
Completed, not released	33	510	543
In-process	263	1,831	2,094
In development or pre-production	6	87	93
	$2,392	$8,012	10,404
Licensed content - Programming rights and advances			6,597
Total produced, licensed and acquired library content			$27,193

Current portion			$2,171
Non-current portion			$25,022

Amortization of produced, licensed and acquired library content is as follows:

	Year Ended October 3, 2020
	Predominantly Monetized Individually	Predominantly Monetized as a Group	Total
Theatrical film costs	$1,711	$962	$2,673
Television costs	2,594	4,070	6,664
Total produced and acquired library content costs	$4,305	$5,032	9,337
Licensed content - Programming rights and advances			11,241
Total produced, licensed and acquired library content costs(1)			$20,578
(1)Primarily included in “Cost of services” in the Consolidated Statements of Operations.
Amortization of produced, licensed and acquired library content for the year ended September 28, 2019 was $17.1 billion.
Total expected amortization by fiscal year of completed (released and not released) produced, licensed and acquired library content on the balance sheet as of October 3, 2020 is as follows:

	Predominantly Monetized Individually	Predominantly Monetized as a Group	Total
Produced content
Theatrical film costs
Released
2021	$731	$460	$1,191
2022	347	387	734
2023	195	207	402
Completed, not released
2021	488	8	496

Television costs
Released
2021	$893	$1,476	$2,369
2022	460	892	1,352
2023	286	570	856
Completed, not released
2021	4	182	186

Licensed content - Television programming rights and advances
2021	$—	$3,882	$3,882
2022	—	1,338	1,338
2023	—	606	606
Approximately $2.3 billion of accrued participations and residual liabilities will be paid in fiscal 2021.
At October 3, 2020, acquired film and television libraries have remaining unamortized costs of $3.7 billion, which are generally being amortized straight-line over a weighted-average remaining period of approximately 18 years.

9Borrowings
The Company’s borrowings, including the impact of interest rate and cross-currency swaps, are summarized as follows:

			October 3, 2020
	Oct. 3, 2020	Sept. 28, 2019	Stated Interest Rate(1)	Pay Floating Interest rate and Cross- Currency Swaps(2)	Effective Interest Rate(3)	Swap Maturities
Commercial paper	$2,023	$5,342	—	$—	0.96%
U.S. dollar denominated notes(4)	52,736	39,424	3.81%	13,875	3.08%	2021-2031
Foreign currency denominated debt	1,983	1,044	2.99%	1,920	2.47%	2027
Other(5)	583	62		—
	57,325	45,872	3.64%	15,795	2.98%
Asia Theme Parks borrowings	1,303	1,114	2.11%	—	5.51%
Total borrowings	58,628	46,986	3.57%	15,795	3.04%
Less current portion	5,711	8,857	3.24%	750	2.76%
Total long-term borrowings	$52,917	$38,129		$15,045
(1)The stated interest rate represents the weighted-average coupon rate for each category of borrowings. For floating rate borrowings, interest rates are the rates in effect at October 3, 2020; these rates are not necessarily an indication of future interest rates.
(2)Amounts represent notional values of interest rate and cross-currency swaps outstanding as of October 3, 2020.
(3)The effective interest rate includes the impact of existing and terminated interest rate and cross-currency swaps, purchase accounting adjustments and debt issuance premiums, discounts and costs.
(4)Includes net debt issuance discounts, costs and purchase accounting adjustments totaling a net premium of $2.2 billion and a net premium of $2.5 billion at October 3, 2020 and September 28, 2019, respectively.
(5)Includes market value adjustments for debt with qualifying hedges, which increase borrowings by $509 million and $31 million at October 3, 2020 and September 28, 2019, respectively.
Commercial Paper
At October 3, 2020, the Company’s bank facilities, which are with a syndicate of lenders, were as follows:

	Committed Capacity	Capacity Used	Unused Capacity
Facility expiring March 2021	$5,250	$—	$5,250
Facility expiring April 2021	5,000	—	5,000
Facility expiring March 2023	4,000	—	4,000
Facility expiring March 2025	3,000	—	3,000
Total	$17,250	$—	$17,250
These bank facilities (other than the facility expiring April 2021) support commercial paper borrowings. All of the facilities allow for borrowings at LIBOR-based rates plus a spread depending on the credit default swap spread applicable to the Company’s debt, or a fixed spread in the case of the facility expiring in April 2021, subject to a cap and floor that vary with the Company’s debt rating assigned by Moody’s Investors Service and Standard & Poor’s. The spread above LIBOR can range from 0.18% to 1.80%. The bank facilities specifically exclude certain entities, including the Asia Theme Parks, from any representations, covenants or events of default. The bank facilities contain only one financial covenant, which is interest coverage of three times earnings before interest, taxes, depreciation and amortization, including both intangible amortization and amortization of our film and television production and programming costs. On October 3, 2020 the financial covenant was met by a significant margin. The Company also has the ability to issue up to $500 million of letters of credit under the facility expiring in March 2023, which if utilized, reduces available borrowings under this facility. As of October 3, 2020, the Company has $988 million of outstanding letters of credit, of which none were issued under this facility.

Commercial paper activity is as follows:

	Commercial paper with original maturities less than three months, net(1)	Commercial paper with original maturities greater than three months	Total
Balance at Sept. 29, 2018	$50	$955	$1,005
Additions	1,881	6,889	8,770
Payments	—	(4,452)	(4,452)
Other Activity	3	16	19
Balance at Sept. 28, 2019	$1,934	$3,408	$5,342
Additions	—	11,500	11,500
Payments	(1,961)	(12,893)	(14,854)
Other Activity	27	8	35
Balance at Oct. 3, 2020	$—	$2,023	$2,023
(1)Borrowings and reductions of borrowings are reported net.
U.S. Dollar Denominated Notes
At October 3, 2020, the Company had $52.7 billion of U.S. dollar denominated notes with maturities ranging from 1 to 76 years. The debt outstanding includes $51.2 billion of fixed rate notes, which have stated interest rates that range from 1.65% to 9.50% and $1.5 billion of floating rate notes that bear interest at U.S. LIBOR plus or minus a spread. At October 3, 2020, the effective rate on the floating rate notes was 0.61%.
On March 20, 2019, the Company assumed public debt with a fair value of $21.2 billion (principal balance of $17.4 billion) upon completion of the TFCF acquisition. On March 20, 2019, 96% (principal balance of $16.8 billion) of the assumed debt was exchanged for senior notes of TWDC, with essentially the same terms. In September 2019, the Company repurchased previously exchanged debt with a carrying value of approximately $3.5 billion (principal balance of approximately $2.7 billion) and TFCF debt with a carrying value of approximately $280 million (principal balance of approximately $260 million) for $4.3 billion and recognized a charge of $511 million in “Other income, net” in the fiscal 2019 Consolidated Statement of Operations.
Foreign Currency Denominated Debt
In fiscal 2018, the Company issued Canadian $1.3 billion ($0.9 billion) of fixed rate senior notes, which bears interest at 2.76% and matures in October 2024. The Company also entered into pay-floating interest rate and cross currency swaps that effectively convert the borrowing to a variable rate U.S. dollar denominated borrowing indexed to LIBOR.
On March 30, 2020, the Company issued Canadian $1.3 billion ($1.0 billion) of fixed rate senior notes, which bear interest at 3.057% and mature in March 2027. The Company also entered into pay-floating interest rate and cross currency swaps that effectively convert the borrowing to a variable rate U.S. dollar denominated borrowing indexed to LIBOR.
RSN Debt
On March 20, 2019, as part of the TFCF acquisition, the Company assumed $1.1 billion of debt related to one of the RSNs. In August 2019, the RSN was sold and the buyer has assumed the outstanding debt obligation.
Credit Facilities to Acquire TFCF
On March 20, 2019, the Company borrowed $31.1 billion under two 364-day unsecured bridge loan facilities with a bank syndicate to fund the cash component of the TFCF acquisition. On March 21, 2019, the Company repaid one bridge loan facility in the amount of $16.1 billion, utilizing cash acquired in the TFCF transaction, and terminated the facility. The remaining 364-day unsecured bridge loan facility in the amount of $15.0 billion was repaid and terminated during the fourth quarter of fiscal 2019 using the after-tax proceeds from the divestiture of the RSNs and proceeds from new borrowings.
Cruise Ship Credit Facilities
The Company has credit facilities to finance up to 80% of the contract price of three new cruise ships, which were originally scheduled to be delivered in 2021, 2022 and 2023. The impact of COVID-19 on the shipyard has resulted in a delay to the delivery of the cruise ships, which are now scheduled to be delivered in 2022, 2024 and 2025. As a result, the Company revised the availability periods for the credit facilities. Under the facilities, $1.0 billion in financing is available beginning in October 2021, $1.1 billion is available beginning in August 2023 and $1.1 billion is available beginning in August 2024. Each tranche of financing may be utilized for a period of 18 months from the initial availability date. If utilized, the interest rates will be fixed at 3.48%, 3.80% and 3.74%, respectively, and the loan and interest will be payable semi-annually over a 12-year period from the borrowing date. Early repayment is permitted subject to cancellation fees.
Asia Theme Parks Borrowings
HKSAR provided Hong Kong Disneyland Resort with loans totaling HK$0.8 billion ($97 million). The interest rate is three month HIBOR plus 2%, and the maturity date is September 2025.
Shendi has provided Shanghai Disney Resort with loans totaling 7.6 billion yuan (approximately $1.1 billion) bearing interest at rates up to 8% and maturing in 2036, with early repayment permitted. Shendi has also provided Shanghai Disney Resort with a 1.4 billion yuan (approximately $0.2 billion) line of credit bearing interest at 8%. As of October 3, 2020 the total amount outstanding under the line of credit was 0.6 billion yuan (approximately $90 million).
Total borrowings, excluding market value adjustments and debt issuance premiums, discounts and costs, have the following scheduled maturities:

Fiscal Year:	Before Asia Theme Parks Consolidation	Asia Theme Parks	Total
2021	$5,620	$92	$5,712
2022	3,858	—	3,858
2023	1,242	—	1,242
2024	2,869	—	2,869
2025	3,640	—	3,640
Thereafter	37,387	1,211	38,598
	$54,616	$1,303	$55,919
The Company capitalizes interest on assets constructed for its parks and resorts and on certain film and television productions. In fiscal 2020, 2019 and 2018, total interest capitalized was $157 million, $222 million and $125 million, respectively. Interest expense, net of capitalized interest, for fiscal 2020, 2019 and 2018 was $1,647 million, $1,246 million and $682 million, respectively.
10Income Taxes
U.S. Tax Cuts and Jobs Act
In December 2017, new federal income tax legislation, the “Tax Cuts and Jobs Act” (Tax Act), was signed into law. The most significant impacts on the Company are as follows:
•Effective January 1, 2018, the U.S. corporate federal statutory income tax rate was reduced from 35.0% to 21.0%. Because of our fiscal year end, the Company’s fiscal 2018 statutory federal tax rate was 24.5% and is 21.0% in fiscal 2019 and thereafter.
•The Company remeasured its U.S. federal deferred tax assets and liabilities at the rate that the Company expects to be in effect when those deferred taxes will be realized (either 24.5% for fiscal 2018 or 21.0% thereafter) (Deferred Remeasurement). In fiscal 2018, the Company recognized a benefit of approximately $2.2 billion from the Deferred Remeasurement.
•A one-time tax was due on certain accumulated foreign earnings (Deemed Repatriation Tax), payable over eight years beginning in fiscal 2018. The effective tax rate was generally 15.5% on the portion of the earnings held in cash and cash equivalents and 8% on the remainder. In fiscal 2018, the Company recognized a charge for the Deemed Repatriation Tax of approximately $0.4 billion. Generally there will no longer be a U.S. federal income tax cost arising from the repatriation of foreign earnings.
•The Company will generally be eligible to claim an immediate deduction for investments in qualified fixed assets acquired and film and television productions commenced after September 27, 2017 and placed in service by the end of fiscal 2022. The immediate deduction phases out for assets placed in service in fiscal years 2023 through 2027.
•The domestic production activity deduction was eliminated in fiscal 2019 and thereafter.
•Starting in fiscal 2019, certain foreign derived income may be taxed in the U.S. at an effective rate of approximately 13% (which increases to approximately 16% in 2025) rather than the general statutory rate of 21%.

•Starting in fiscal 2019, certain foreign earnings may be taxed at a minimum effective rate of approximately 13% (which increases to approximately 16% in 2025). The Company’s policy is to expense the tax on these earnings in the period the earnings are taxable in the U.S.
Provision for Income Taxes and Deferred Tax Assets and Liabilities

Income (Loss) Before Income Taxes	2020	2019	2018

Domestic (including U.S. exports)	$4,706	$12,389	$12,914
Foreign subsidiaries(1)	(6,449)	1,534	1,815
Total income (loss) from continuing operations	(1,743)	13,923	14,729
Income (loss) from discontinued operations	(42)	726	—
	$(1,785)	$14,649	$14,729
(1) Includes goodwill and intangible asset impairment in fiscal 2020.

Income Tax Expense (Benefit)
Current	2020	2019	2018
Federal	$95	$14	$2,240
State	148	112	362
Foreign(1)	731	824	642
	974	950	3,244
Deferred
Federal(2)	279	1,829	(1,577)
State	(29)	259	(20)
Foreign(3)	(525)	(12)	16
	(275)	2,076	(1,581)
Income tax expense from continuing operations	699	3,026	1,663
Income tax expense from discontinued operations	(10)	39	—
	$689	$3,065	$1,663
(1)Includes foreign withholding taxes.
(2)Includes the Tax Act Deferred Remeasurement in fiscal 2018.
(3)Includes the tax effect of the intangible impairment in fiscal 2020.

Components of Deferred Tax (Assets) and Liabilities	October 3, 2020	September 28, 2019

Deferred tax assets
Net operating losses and tax credit carryforwards(1)	$(3,137)	$(2,181)
Accrued liabilities	(2,952)	(2,575)
Lease liabilities	(825)	(23)
Other	(652)	(540)
Total deferred tax assets	(7,566)	(5,319)
Deferred tax liabilities
Depreciable, amortizable and other property	8,574	7,710
Investment in U.S. entities	1,956	2,258
Right-of-use assets	740	—
Licensing revenues	189	573
Investment in foreign entities	266	146
Other	390	212
Total deferred tax liabilities	12,115	10,899
Net deferred tax liability before valuation allowance	4,549	5,580
Valuation allowance	2,410	1,912
Net deferred tax liability	$6,959	$7,492
(1)As of October 3, 2020 and September 28, 2019, includes approximately $1.4 billion and $1.0 billion, respectively, of International Theme Park net operating losses and approximately $0.7 billion and $0.2 billion, respectively of foreign tax credits in the U.S. The International Theme Park net operating losses are primarily in France and, to a lesser extent, Hong Kong and China. Losses in France and Hong Kong have an indefinite carryforward period and losses in China have a five-year carryforward period. Foreign tax credits in the U.S. have a ten-year carryforward period.
The following table details the change in valuation allowance for fiscal 2020, 2019 and 2018 (in billions):

	Balance at Beginning of Period	Charges to Tax Expense	Changes Due to TFCF Acquisition	Balance at End of Period
Year ended October 3, 2020	$1.9	$0.6	$(0.1)	$2.4
Year ended September 28, 2019	1.4	(0.1)	0.6	1.9
Year ended September 29, 2018	1.7	(0.3)	—	1.4
Reconciliation of the effective income tax rate to the federal rate for continuing operations

	2020	2019	2018
Federal income tax rate	21.0%	21.0%	24.5%
State taxes, net of federal benefit	3.4	2.2	1.9
Foreign derived income	—	(1.1)	—
Domestic production activity deduction	—	—	(1.4)
Goodwill impairment	(41.1)	—	—
Earnings in jurisdictions taxed at rates different from the statutory U.S. federal rate	(13.2)	0.1	(1.1)
Legislative changes	4.4	(0.3)	(11.5)
Valuation allowance	(14.6)	0.1	0.4
Other, including tax reserves and related interest	—	(0.3)	(1.5)
	(40.1%)	21.7%	11.3%

Unrecognized tax benefits
A reconciliation of the beginning and ending amount of gross unrecognized tax benefits, excluding the related accrual for interest, is as follows:

	2020	2019	2018
Balance at the beginning of the year	$2,952	$648	$832
Increases due to acquisitions	34	2,728	—
Increases for current year tax positions	26	84	64
Increases for prior year tax positions	134	143	48
Decreases in prior year tax positions	(99)	(61)	(135)
Settlements with taxing authorities	(307)	(590)	(161)
Balance at the end of the year	$2,740	$2,952	$648
The fiscal year-end 2020, 2019 and 2018 balances include $2.1 billion, $2.4 billion and $0.5 billion, respectively, that if recognized, would reduce our income tax expense and effective tax rate. These amounts are net of the offsetting benefits from other tax jurisdictions.
At October 3, 2020, September 28, 2019 and September 29, 2018, the Company had $1.1 billion, $1.0 billion and $0.2 billion, respectively, in accrued interest and penalties related to unrecognized tax benefits. During fiscal 2020, 2019 and 2018, the Company recorded additional interest and penalties of $211 million, $802 million (of which the substantial majority is due to the acquisition of TFCF) and $47 million, respectively, and recorded reductions in accrued interest and penalties of $101 million, $96 million and $100 million, respectively, as a result of audit settlements and other prior-year adjustments. The Company’s policy is to report interest and penalties as a component of income tax expense.
The Company is no longer subject to U.S. federal examination for years prior to 2017 for The Walt Disney Company and for years prior to 2014 for TFCF. The Company is no longer subject to examination in any of its major state or foreign tax jurisdictions for years prior to 2008.
In the next twelve months, it is reasonably possible that our unrecognized tax benefits could change due to the resolution of certain tax matters, which could include payments on those tax matters. These resolutions and payments could reduce our unrecognized tax benefits by $334 million.
Intra-Entity Transfers of Assets Other Than Inventory
At the beginning of fiscal 2019, the Company adopted new FASB accounting guidance that requires recognition of the income tax consequences of an intra-entity transfer of an asset (other than inventory) when the transfer occurs instead of when the asset is ultimately sold to an outside party. In the first quarter of fiscal 2019, the Company recorded a $0.2 billion deferred tax asset with an offsetting increase to retained earnings.
Other
In fiscal 2020, 2019 and 2018, the Company recognized income tax benefits of $64 million, $41 million and $52 million, respectively for the excess of equity-based compensation deductions over amounts recorded based on the grant date fair value.
11Pension and Other Benefit Programs
The Company maintains pension and postretirement medical benefit plans covering certain of its employees not covered by union or industry-wide plans. The Company has defined benefit pension plans that cover employees hired prior to January 1, 2012. For employees hired after this date, the Company has a defined contribution plan. Benefits under these pension plans are generally based on years of service and/or compensation and generally require 3 years of vesting service. Employees generally hired after January 1, 1987 for certain of our media businesses and other employees generally hired after January 1, 1994 are not eligible for postretirement medical benefits.
In addition, the Company has a defined benefit plan for TFCF employees for which benefits stopped accruing in June 2017.
Defined Benefit Plans
The Company measures the actuarial value of its benefit obligations and plan assets for its defined benefit pension and postretirement medical benefit plans at September 30 and adjusts for any plan contributions or significant events between September 30 and our fiscal year end.
In connection with our fiscal 2019 acquisition of TFCF, we assumed net pension and postretirement obligations of $237 million ($824 million in obligations and $587 million in plan assets).

The following chart summarizes the benefit obligations, assets, funded status and balance sheet impacts associated with the defined benefit pension and postretirement medical benefit plans:

	Pension Plans		Postretirement Medical Plans
	October 3, 2020	September 28, 2019	October 3, 2020	September 28, 2019
Projected benefit obligations
Beginning obligations	$(18,531)	$(14,500)	$(1,946)	$(1,609)
Acquisition of TFCF	—	(759)	—	(65)
Service cost	(410)	(345)	(10)	(8)
Interest cost	(527)	(592)	(56)	(67)
Actuarial loss(1)	(1,958)	(2,923)	(127)	(234)
Plan amendments and other	1	32	(12)	(11)
Benefits paid	662	534	47	48
Curtailments	3	22	—	—
Ending obligations	$(20,760)	$(18,531)	$(2,104)	$(1,946)
Fair value of plans’ assets
Beginning fair value	$14,878	$12,728	$762	$731
Acquisition of TFCF	—	587	—	—
Actual return on plan assets	770	690	38	33
Contributions	664	1,461	9	37
Benefits paid	(662)	(534)	(47)	(48)
Expenses and other	(52)	(54)	9	9
Ending fair value	$15,598	$14,878	$771	$762

Underfunded status of the plans	$(5,162)	$(3,653)	$(1,333)	$(1,184)
Amounts recognized in the balance sheet
Non-current assets	$20	$5	$—	$—
Current liabilities	(59)	(54)	(5)	(5)
Non-current liabilities	(5,123)	(3,604)	(1,328)	(1,179)
	$(5,162)	$(3,653)	$(1,333)	$(1,184)
(1)The actuarial loss for both fiscal 2020 and 2019 was primarily due to a reduction in the discount rate from the rate that was used in the preceding fiscal year.
The components of net periodic benefit cost are as follows:

	Pension Plans			Postretirement Medical Plans
	2020	2019	2018	2020	2019	2018
Service cost	$410	$345	$350	$10	$8	$10
Other costs (benefits):
Interest cost	527	592	489	56	67	60
Expected return on plan assets	(1,084)	(978)	(901)	(57)	(56)	(53)
Amortization of prior-year service costs	13	13	13	—	—	—
Recognized net actuarial loss	544	260	348	14	—	14
Total other costs (benefits)	—	(113)	(51)	13	11	21
Net periodic benefit cost	$410	$232	$299	$23	$19	$31
In fiscal 2019, the Company adopted new FASB accounting guidance on the presentation of the components of net periodic pension and postretirement benefit cost (“net periodic benefit cost”). This guidance requires the Company to present the service cost component of net periodic benefit cost in the same line items on the statement of operations as other compensation costs of the related employees (i.e. “Costs and expenses” in the Consolidated Statements of Operations). All of the other components of net periodic benefit cost (“other costs/benefits”) are presented as a component of “Interest expense, net” in the Consolidated Statements of Operations. The other costs/benefits in fiscal 2018 were not material and are reported in “Costs and expenses”.
In fiscal 2021, we expect pension and postretirement medical costs to increase by $143 million to $576 million due to the impacts of updated mortality assumptions and a lower discount rate.

Key assumptions are as follows:
	Pension Plans			Postretirement Medical Plans
	2020	2019	2018	2020	2019	2018
Discount rate used to determine the fiscal year‑end benefit obligation	2.82%	3.22%	4.31%	2.80%	3.22%	4.31%
Discount rate used to determine the interest cost component of net periodic benefit cost	2.94%	4.09%	3.46%	2.95%	4.10%	3.49%
Rate of return on plan assets	7.00%	7.25%	7.50%	7.00%	7.25%	7.50%
Weighted average rate of compensation increase to determine the fiscal year‑end benefit obligation	3.20%	3.20%	3.20%	n/a	n/a	n/a
Year 1 increase in cost of benefits	n/a	n/a	n/a	7.00%	7.00%	7.00%
Rate of increase to which the cost of benefits is assumed to decline (the ultimate trend rate)	n/a	n/a	n/a	4.25%	4.25%	4.25%
Year that the rate reaches the ultimate trend rate	n/a	n/a	n/a	2034	2033	2032
AOCI, before tax, as of October 3, 2020 consists of the following amounts that have not yet been recognized in net periodic benefit cost:

	Pension Plans	Postretirement Medical Plans	Total
Prior service cost	$27	$—	$27
Net actuarial loss	8,915	429	9,344
Total amounts included in AOCI	8,942	429	9,371
Prepaid (accrued) pension cost	(3,780)	904	(2,876)
Net balance sheet liability	$5,162	$1,333	$6,495
Plan Funded Status
The projected benefit obligation, accumulated benefit obligation and aggregate fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $19.5 billion, $18.1 billion and $14.4 billion, respectively, as of October 3, 2020 and $17.5 billion, $16.1 billion and $13.9 billion, respectively, as of September 28, 2019.
For pension plans with projected benefit obligations in excess of plan assets, the projected benefit obligation and aggregate fair value of plan assets were $19.8 billion and $14.6 billion, respectively, as of October 3, 2020 and $18.5 billion and $14.8 billion respectively, as of September 28, 2019.
The Company’s total accumulated pension benefit obligations at October 3, 2020 and September 28, 2019 were $19.1 billion and $17.0 billion, respectively. Approximately 98% was vested as of both October 3, 2020 and September 28, 2019.
The accumulated postretirement medical benefit obligations and fair value of plan assets for postretirement medical plans with accumulated postretirement medical benefit obligations in excess of plan assets were $2.1 billion and $0.8 billion, respectively, at October 3, 2020 and $1.9 billion and $0.8 billion, respectively, at September 28, 2019.
Plan Assets
A significant portion of the assets of the Company’s defined benefit plans are managed in third-party master trusts. The investment policy and allocation of the assets in the master trusts were approved by the Company’s Investment and

Administrative Committee, which has oversight responsibility for the Company’s retirement plans. The investment policy ranges for the major asset classes are as follows:

Asset Class	Minimum	Maximum

Equity investments	30%	60%
Fixed income investments	20%	40%
Alternative investments	10%	30%
Cash & money market funds	—%	10%
The primary investment objective for the assets within the master trusts is the prudent and cost effective management of assets to satisfy benefit obligations to plan participants. Financial risks are managed through diversification of plan assets, selection of investment managers and through the investment guidelines incorporated in investment management agreements. Investments are monitored to assess whether returns are commensurate with risks taken.
The long-term asset allocation policy for the master trusts was established taking into consideration a variety of factors that include, but are not limited to, the average age of participants, the number of retirees, the duration of liabilities and the expected payout ratio. Liquidity needs of the master trusts are generally managed using cash generated by investments or by liquidating securities.
Assets are generally managed by external investment managers pursuant to investment management agreements that establish permitted securities and risk controls commensurate with the account’s investment strategy. Some agreements permit the use of derivative securities (futures, options, interest rate swaps, credit default swaps) that enable investment managers to enhance returns and manage exposures within their accounts.
Fair Value Measurements of Plan Assets
Fair value is defined as the amount that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants and is generally classified in one of the following categories of the fair value hierarchy:
Level 1 – Quoted prices for identical instruments in active markets
Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets
Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable
Investments that are valued using the net asset value (NAV) (or its equivalent) practical expedient are excluded from the fair value hierarchy disclosure.
The following is a description of the valuation methodologies used for assets reported at fair value. The methodologies used at October 3, 2020 and September 28, 2019 are the same.
Level 1 investments are valued based on reported market prices on the last trading day of the fiscal year. Investments in common and preferred stocks are valued based on an exchange-listed price or a broker’s quote in an active market. Investments in U.S. Treasury securities are valued based on a broker’s quote in an active market.
Level 2 investments in government and federal agency bonds, corporate bonds and mortgage-backed securities (MBS) and asset-backed securities are valued using a broker’s quote in a non-active market or an evaluated price based on a compilation of reported market information, such as benchmark yield curves, credit spreads and estimated default rates. Derivative financial instruments are valued based on models that incorporate observable inputs for the underlying securities, such as interest rates or foreign currency exchange rates.

The Company’s defined benefit plan assets are summarized by level in the following tables:

	As of October 3, 2020
Description	Level 1	Level 2	Total	Plan Asset Mix

Cash	$207	$—	$207	1%
Common and preferred stocks(1)	3,308	—	3,308	20%
Mutual funds	1,154	—	1,154	7%
Government and federal agency bonds, notes and MBS	2,326	354	2,680	16%
Corporate bonds	—	935	935	6%
Other mortgage- and asset-backed securities	—	106	106	1%
Derivatives and other, net	(2)	7	5	—%
Total investments in the fair value hierarchy	$6,993	$1,402	$8,395

Assets valued at NAV as a practical expedient:
Common collective funds			3,993	24%
Alternative investments			3,375	21%
Money market funds and other			606	4%
Total investments at fair value			$16,369	100%

	As of September 28, 2019
Description	Level 1	Level 2	Total	Plan Asset Mix

Cash	$197	$—	$197	1%
Common and preferred stocks(1)	3,468	—	3,468	22%
Mutual funds	1,140	—	1,140	7%
Government and federal agency bonds, notes and MBS	2,042	404	2,446	16%
Corporate bonds	—	580	580	4%
Other mortgage- and asset-backed securities	—	127	127	1%
Derivatives and other, net	(6)	(21)	(27)	—%
Total investments in the fair value hierarchy	$6,841	$1,090	$7,931

Assets valued at NAV as a practical expedient:
Common collective funds			3,691	24%
Alternative investments			2,725	17%
Money market funds and other			1,293	8%
Total investments at fair value			$15,640	100%
(1)Includes 2.9 million shares of Company common stock valued at $355 million (2% of total plan assets) and 2.9 million shares valued at $373 million (2% of total plan assets) at October 3, 2020 and September 28, 2019, respectively.
Uncalled Capital Commitments
Alternative investments held by the master trust include interests in funds that have rights to make capital calls to the investors. In such cases, the master trust would be contractually obligated to make a cash contribution at the time of the capital call. At October 3, 2020, the total committed capital still uncalled and unpaid was $1.0 billion.
Plan Contributions
During fiscal 2020, the Company made $673 million of contributions to its pension and postretirement medical plans. The Company currently expects to make approximately $500 million to $600 million in pension and postretirement medical plan contributions in fiscal 2021. Final minimum funding requirements for fiscal 2021 will be determined based on a January 1, 2021 funding actuarial valuation, which is expected to be received during the fourth quarter of fiscal 2021.

Estimated Future Benefit Payments
The following table presents estimated future benefit payments for the next ten fiscal years:

	Pension Plans	Postretirement Medical Plans(1)
2021	$678	$59
2022	661	63
2023	691	67
2024	729	72
2025	771	76
2026 – 2030	4,433	446
(1)Estimated future benefit payments are net of expected Medicare subsidy receipts of $85 million.
Assumptions
Assumptions, such as discount rates, long-term rate of return on plan assets and the healthcare cost trend rate, have a significant effect on the amounts reported for net periodic benefit cost as well as the related benefit obligations.
Discount Rate — The assumed discount rate for pension and postretirement medical plans reflects the market rates for high-quality corporate bonds currently available. The Company’s discount rate was determined by considering yield curves constructed of a large population of high-quality corporate bonds and reflects the matching of the plans’ liability cash flows to the yield curves. The Company measures service and interest costs by applying the specific spot rates along that yield curve to the plans’ liability cash flows.
Long-term rate of return on plan assets — The long-term rate of return on plan assets represents an estimate of long-term returns on an investment portfolio consisting of a mixture of equities, fixed income and alternative investments. When determining the long-term rate of return on plan assets, the Company considers long-term rates of return on the asset classes (both historical and forecasted) in which the Company expects the pension funds to be invested. The following long-term rates of return by asset class were considered in setting the long-term rate of return on plan assets assumption:

Equity Securities	6%	to	10%
Debt Securities	2%	to	4%
Alternative Investments	6%	to	11%
Healthcare cost trend rate — The Company reviews external data and its own historical trends for healthcare costs to determine the healthcare cost trend rates for the postretirement medical benefit plans. The 2020 actuarial valuation assumed a 7.00% annual rate of increase in the per capita cost of covered healthcare claims with the rate decreasing in even increments over fourteen years until reaching 4.25%.
Sensitivity — A one percentage point (ppt) change in the discount rate and expected long-term rate of return on plan assets would have the following effects on the projected benefit obligations for pension and postretirement medical plans as of October 3, 2020 and on cost for fiscal 2021:

	Discount Rate		Expected Long-Term Rate of Return On Assets
Increase (decrease)	Benefit Expense	Projected Benefit Obligations	Benefit Expense
1 ppt decrease	$351	$3,988	$164
1 ppt increase	(303)	(3,380)	(164)
Multiemployer Benefit Plans
The Company participates in a number of multiemployer pension plans under union and industry-wide collective bargaining agreements that cover our union-represented employees and expenses its contributions to these plans as incurred. These plans generally provide for retirement, death and/or termination benefits for eligible employees within the applicable collective bargaining units, based on specific eligibility/participation requirements, vesting periods and benefit formulas. The risks of participating in these multiemployer plans are different from single-employer plans. For example:
•Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.

•If a participating employer stops contributing to the multiemployer plan, the unfunded obligations of the plan may become the obligation of the remaining participating employers.
•If a participating employer chooses to stop participating in these multiemployer plans, the employer may be required to pay those plans an amount based on the underfunded status of the plan.
The Company also participates in several multiemployer health and welfare plans that cover both active and retired employees. Health care benefits are provided to participants who meet certain eligibility requirements under the applicable collective bargaining unit.
The following table sets forth our contributions to multiemployer pension and health and welfare benefit plans:

	2020	2019	2018
Pension plans	$221	$189	$144
Health & welfare plans	217	218	172
Total contributions	$438	$407	$316
Defined Contribution Plans
The Company has defined contribution retirement plans for domestic employees who began service after December 31, 2011 and are not eligible to participate in the defined benefit pension plans. In general, the Company contributes from 3% to 9% of an employee’s compensation depending on the employee’s age and years of service with the Company up to plan limits. The Company has savings and investment plans that allow eligible employees to contribute up to 50% of their salary through payroll deductions depending on the plan in which the employee participates. The Company matches 50% of the employee’s contribution up to plan limits. In fiscal 2020, 2019 and 2018, the costs of these defined contribution plans were $217 million, $208 million and $162 million, respectively. The Company also has defined contribution retirement plans for employees in our international operations. The costs of these defined contribution plans were $25 million, $25 million and $21 million in fiscal years 2020, 2019 and 2018, respectively.
12Equity
The Company paid the following dividends in fiscal 2020, 2019 and 2018:

Per Share	Total Paid	Payment Timing	Related to Fiscal Period
$0.88	$1.6 billion	Second Quarter of Fiscal 2020	Second Half 2019
$0.88	$1.6 billion	Fourth Quarter of Fiscal 2019	First Half 2019
$0.88	$1.3 billion	Second Quarter of Fiscal 2019	Second Half 2018
$0.84	$1.2 billion	Fourth Quarter of Fiscal 2018	First Half 2018
$0.84	$1.3 billion	Second Quarter of Fiscal 2018	Second Half 2017
The Board of Directors did not declare a dividend with respect to fiscal year 2020 operations.
As a result of the acquisition of TFCF, TWDC became the parent entity of both TFCF and TWDC Enterprises 18 Corp. (formerly known as The Walt Disney Company and referred to herein as Legacy Disney). TWDC issued 307 million shares of common stock to acquire TFCF (see Note 4), and all the outstanding shares of Legacy Disney (other than shares of Legacy Disney held in treasury that were not held on behalf of a third party) were converted on a one-for-one basis into new publicly traded shares of TWDC.
In March 2019, Legacy Disney terminated its share repurchase program, and 1.4 billion treasury shares were cancelled, which resulted in a decrease to common stock and retained earnings of $17.6 billion and $49.1 billion, respectively. The cost of treasury shares cancelled was allocated to common stock based on the ratio of treasury shares to total shares outstanding, with the excess allocated to retained earnings. At October 3, 2020, TWDC held 19 million treasury shares.
TWDC’s authorized share capital consists of 4.6 billion common shares at $0.01 par value and 100 million preferred shares at $0.01 par value, both of which represent the same authorized capital structure in effect prior to the completion of the TFCF acquisition and as of September 29, 2018. As of September 29, 2018, Legacy Disney had 40 thousand preferred series B shares authorized with $0.01 par value, which were eliminated in fiscal 2019.
In fiscal 2018, the Company repurchased 35 million shares of its common stock for $3.6 billion.

The following table summarizes the changes in each component of accumulated other comprehensive income (loss) (AOCI) including our proportional share of equity method investee amounts:

	Market Value Adjustments(1)	Unrecognized Pension and Postretirement Medical Expense	Foreign Currency Translation and Other	AOCI

AOCI, before tax
Balance at September 30, 2017	$(93)	$(4,906)	$(523)	$(5,522)
Unrealized gains (losses) arising during the period	259	203	(204)	258
Reclassifications of net (gains) losses to net income	35	380	—	415
Balance at September 29, 2018	$201	$(4,323)	$(727)	$(4,849)
Unrealized gains (losses) arising during the period	136	(3,457)	(359)	(3,680)
Reclassifications of net (gains) losses to net income	(185)	278	—	93
Reclassifications to retained earnings	(23)	—	—	(23)
Balance at September 28, 2019	$129	$(7,502)	$(1,086)	$(8,459)
Unrealized gains (losses) arising during the period	(57)	(2,468)	(2)	(2,527)
Reclassifications of net (gains) losses to net income	(263)	547	—	284
Balance at October 3, 2020	$(191)	$(9,423)	$(1,088)	$(10,702)

	Market Value Adjustments(1)	Unrecognized Pension and Postretirement Medical Expense	Foreign Currency Translation and Other	AOCI

Tax on AOCI
Balance at September 30, 2017	$39	$1,839	$116	$1,994
Unrealized gains (losses) arising during the period	(68)	(47)	(13)	(128)
Reclassifications of net (gains) losses to net income	(12)	(102)	—	(114)
Balance at September 29, 2018	$(41)	$1,690	$103	$1,752
Unrealized gains (losses) arising during the period	(31)	797	28	794
Reclassifications of net (gains) losses to net income	43	(64)	—	(21)
Reclassifications to retained earnings(2)	—	(667)	(16)	(683)
Balance at September 28, 2019	$(29)	$1,756	$115	$1,842
Unrealized gains (losses) arising during the period	8	572	24	604
Reclassifications of net (gains) losses to net income	61	(127)	—	(66)
Balance at October 3, 2020	$40	$2,201	$139	$2,380

	Market Value Adjustments(1)	Unrecognized Pension and Postretirement Medical Expense	Foreign Currency Translation and Other	AOCI

AOCI, after tax
Balance at September 30, 2017	$(54)	$(3,067)	$(407)	$(3,528)
Unrealized gains (losses) arising during the period	191	156	(217)	130
Reclassifications of net (gains) losses to net income	23	278	—	301
Balance at September 29, 2018	$160	$(2,633)	$(624)	$(3,097)
Unrealized gains (losses) arising during the period	105	(2,660)	(331)	(2,886)
Reclassifications of net (gains) losses to net income	(142)	214	—	72
Reclassifications to retained earnings(2)	(23)	(667)	(16)	(706)
Balance at September 28, 2019	$100	$(5,746)	$(971)	$(6,617)
Unrealized gains (losses) arising during the period	(49)	(1,896)	22	(1,923)
Reclassifications of net (gains) losses to net income	(202)	420	—	218
Balance at October 3, 2020	$(151)	$(7,222)	$(949)	$(8,322)
(1)Primarily reflects market value adjustments for cash flow hedges.
(2)At the beginning of fiscal 2019, the Company adopted new FASB accounting guidance, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, and reclassified $691 million from AOCI to retained earnings. In addition, at the beginning of fiscal 2019, the Company adopted new FASB accounting guidance, Recognition and Measurement of Financial Assets and Liabilities, and reclassified $24 million ($15 million after tax) of market value adjustments on investments previously recorded in AOCI to retained earnings.
Details about AOCI components reclassified to net income are as follows:

Gains (losses) in net income:	Affected line item in the Consolidated Statements of Operations:	2020	2019	2018
Market value adjustments, primarily cash flow hedges	Primarily revenue	$263	$185	$(35)
Estimated tax	Income taxes	(61)	(43)	12
		202	142	(23)

Pension and postretirement medical expense	Cost and expenses	—	—	(380)
	Interest expense, net	(547)	(278)	—
Estimated tax	Income taxes	127	64	102
		(420)	(214)	(278)

Total reclassifications for the period		$(218)	$(72)	$(301)

13Equity-Based Compensation
Under various plans, the Company may grant stock options and other equity-based awards to executive, management and creative personnel. The Company’s approach to long-term incentive compensation contemplates awards of stock options and restricted stock units (RSUs). Certain RSUs awarded to senior executives vest based upon the achievement of market or performance conditions (Performance RSUs).
Stock options are generally granted at exercise prices equal to or exceeding the market price at the date of grant and become exercisable ratably over a four-year period from the grant date. The contractual terms for our outstanding stock option grants are 10 years. At the discretion of the Compensation Committee of the Company’s Board of Directors, options can occasionally extend up to 15 years after date of grant. RSUs generally vest ratably over four years and Performance RSUs generally fully vest after three years, subject to achieving market or performance conditions. Equity-based award grants generally provide continued vesting, in the event of termination, for employees that reach age 60 or greater, have at least ten years of service and have held the award for at least one year.
Each share granted subject to a stock option award reduces the number of shares available under the Company’s stock incentive plans by one share while each share granted subject to a RSU award reduces the number of shares available by two shares. As of October 3, 2020, the maximum number of shares available for issuance under the Company’s stock incentive plans (assuming all the awards are in the form of stock options) was approximately 160 million shares and the number available for issuance assuming all awards are in the form of RSUs was approximately 77 million shares. The Company satisfies stock option exercises and vesting of RSUs with newly issued shares. Stock options and RSUs are generally forfeited by employees who terminate prior to vesting.
Each year, generally during the first half of the year, the Company awards stock options and restricted stock units to a broad-based group of management, technology and creative personnel. The fair value of options is estimated based on the binomial valuation model. The binomial valuation model takes into account variables such as volatility, dividend yield and the risk-free interest rate. The binomial valuation model also considers the expected exercise multiple (the multiple of exercise price to grant price at which exercises are expected to occur on average) and the termination rate (the probability of a vested option being cancelled due to the termination of the option holder) in computing the value of the option.
The weighted average assumptions used in the option-valuation model were as follows:

	2020	2019	2018
Risk-free interest rate	1.8%	2.8%	2.4%
Expected volatility	23%	23%	23%
Dividend yield	1.36%	1.61%	1.57%
Termination rate	5.8%	4.8%	4.8%
Exercise multiple	1.83	1.75	1.75
Although the initial fair value of stock options is not adjusted after the grant date, changes in the Company’s assumptions may change the value of, and therefore the expense related to, future stock option grants. The assumptions that cause the greatest variation in fair value in the binomial valuation model are the expected volatility and expected exercise multiple. Increases or decreases in either the expected volatility or expected exercise multiple will cause the binomial option value to increase or decrease, respectively. The volatility assumption considers both historical and implied volatility and may be impacted by the Company’s performance as well as changes in economic and market conditions.
Compensation expense for RSUs and stock options is recognized ratably over the service period of the award. Compensation expense for RSUs is based on the market price of the shares underlying the awards on the grant date. Compensation expense for Performance RSUs reflects the estimated probability that the market or performance conditions will be met.
Compensation expense related to stock options and RSUs is as follows:

	2020	2019	2018
Stock option	$101	$84	$87
RSUs(1)	424	627	306
Total equity-based compensation expense(2)	525	711	393
Tax impact	(118)	(161)	(99)
Reduction in net income	$407	$550	$294
Equity-based compensation expense capitalized during the period	$87	$81	$70
(1)Fiscal 2019 includes a $164 million charge for acceleration of TFCF performance RSUs converted to Company RSUs in connection with the TFCF acquisition (see Note 4).
(2)Equity-based compensation expense is net of capitalized equity-based compensation and estimated forfeitures and excludes amortization of previously capitalized equity-based compensation costs.

The following table summarizes information about stock option transactions in fiscal 2020 (shares in millions):

	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	23	$90.05
Awards forfeited	(1)	127.94
Awards granted	4	147.04
Awards exercised	(3)	80.17
Outstanding at end of year	23	$101.41
Exercisable at end of year	13	$84.50
The following tables summarize information about stock options vested and expected to vest at October 3, 2020 (shares in millions):

			Vested
Range of Exercise Prices			Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Years of Contractual Life
$0	—	$50	2	$40.54	1.2
$51	—	$80	3	61.03	2.7
$81	—	$110	4	98.65	5.3
$111	—	$140	4	112.32	6.5
			13

			Expected to Vest
Range of Exercise Prices			Number of Options(1)	Weighted Average Exercise Price	Weighted Average Remaining Years of Contractual Life
$100	—	$125	5	$110.06	7.6
$126	—	$150	4	147.84	9.2
			9
(1)Number of options expected to vest is total unvested options less estimated forfeitures.
The following table summarizes information about RSU transactions in fiscal 2020 (shares in millions):

	Units	Weighted Average Grant-Date Fair Value
Unvested at beginning of year	12	$110.84
Granted(1)	6	142.77
Vested	(5)	108.13
Forfeited	(1)	117.25
Unvested at end of year (2)(3)	12	$128.56
(1)Includes 0.2 million Performance RSUs.
(2)Includes 1.4 million Performance RSUs.
(3)Excludes Performance RSUs issued in September 2018 and December 2019, for which vesting is subject to service conditions and the number of units vesting is subject to the discretion of the CEO. At October 3, 2020, the maximum number of these Performance RSUs that could be issued upon vesting is 0.1 million.
The weighted average grant-date fair values of options granted during fiscal 2020, 2019 and 2018 were $36.19, $28.76 and $28.01, respectively. The total intrinsic value (market value on date of exercise less exercise price) of options exercised and RSUs vested during fiscal 2020, 2019 and 2018 totaled $989 million, $646 million and $585 million, respectively. The aggregate intrinsic values of stock options vested and expected to vest at October 3, 2020 were $514 million and $63 million, respectively.

As of October 3, 2020, unrecognized compensation cost related to unvested stock options and RSUs was $140 million and $850 million, respectively. That cost is expected to be recognized over a weighted-average period of 1.6 years for stock options and 1.9 years for RSUs.
Cash received from option exercises for fiscal 2020, 2019 and 2018 was $305 million, $318 million and $210 million, respectively. Tax benefits realized from tax deductions associated with option exercises and RSUs vesting for fiscal 2020, 2019 and 2018 was approximately $220 million, $145 million and $160 million, respectively.
14Detail of Certain Balance Sheet Accounts

Current receivables	October 3, 2020	September 28, 2019

Accounts receivable	$11,299	$12,930
Other	1,835	2,894
Allowance for doubtful accounts	(426)	(343)
	$12,708	$15,481

Parks, resorts and other property
Attractions, buildings and improvements	$31,279	$29,509
Furniture, fixtures and equipment	22,976	21,265
Land improvements	6,828	6,649
Leasehold improvements	1,028	1,166
	62,111	58,589
Accumulated depreciation	(35,517)	(32,415)
Projects in progress	4,449	4,264
Land	1,035	1,165
	$32,078	$31,603

Intangible assets
Character/franchise intangibles, copyrights and trademarks	$10,572	$10,577
MVPD agreements	8,098	9,900
Other amortizable intangible assets	4,309	4,291
Accumulated amortization	(5,598)	(3,393)
Net amortizable intangible assets	17,381	21,375
Indefinite lived intangible assets	1,792	1,840
	$19,173	$23,215

Accounts payable and other accrued liabilities
Accounts payable	$12,663	$13,778
Payroll and employee benefits	2,925	3,010
Other	1,213	974
	$16,801	$17,762

Other long-term liabilities
Pension and postretirement medical plan liabilities	$6,451	$4,783
Other	10,753	8,977
	$17,204	$13,760

15Commitments and Contingencies
Commitments
The Company has various contractual commitments for broadcast rights for sports, films and other programming, totaling approximately $46.4 billion, including approximately $3.1 billion for available programming as of October 3, 2020, and approximately $40.6 billion related to sports programming rights, primarily for college football (including bowl games and the College Football Playoff) and basketball, NBA, NFL, UFC, MLB, Cricket, US Open Tennis, Top Rank Boxing, the PGA Championship and various soccer rights.
The Company has entered into operating leases for various real estate and equipment needs, including office space for general and administrative purposes, production facilities, retail outlets and distribution centers for consumer products, land and content broadcast equipment. In addition, the Company has non-cancelable financing leases, primarily for land and broadcast equipment. See Note 16 for discussion of the Company’s operating and financing lease commitments.
The Company also has contractual commitments for the construction of three new cruise ships, creative talent and employment agreements and unrecognized tax benefits. Creative talent and employment agreements include obligations to actors, producers, sports, television and radio personalities and executives.
Contractual commitments for broadcast programming rights and other commitments including cruise ships and creative talent totaled $58.8 billion at October 3, 2020, payable as follows:

Fiscal Year:	Broadcast Programming	Other	Total
2021	$12,043	$3,051	$15,094
2022	8,632	2,291	10,923
2023	6,030	988	7,018
2024	4,972	1,263	6,235
2025	5,058	1,060	6,118
Thereafter	9,643	3,737	13,380
	$46,378	$12,390	$58,768
Certain broadcast programming rights have payments that are variable based primarily on revenues and are not included in the table above.
Legal Matters
The Company, together with, in some instances, certain of its directors and officers, is a defendant in various legal actions involving copyright, breach of contract and various other claims incident to the conduct of its businesses. Management does not believe that the Company has incurred a probable material loss by reason of any of those actions.
Contractual Guarantees
The Company has guaranteed bond issuances by the Anaheim Public Authority that were used by the City of Anaheim to finance construction of infrastructure and a public parking facility adjacent to the Disneyland Resort. Revenues from sales, occupancy and property taxes from the Disneyland Resort and non-Disney hotels are used by the City of Anaheim to repay the bonds, which mature in 2037. In the event of a debt service shortfall, the Company will be responsible to fund the shortfall. As of October 3, 2020, the remaining debt service obligation guaranteed by the Company was $232 million. To the extent that tax revenues exceed the debt service payments subsequent to the Company funding a shortfall, the Company would be reimbursed for any previously funded shortfalls. To date, tax revenues have exceeded the debt service payments for these bonds.
16Leases
At the beginning of fiscal 2020, the Company adopted new lease accounting guidance issued by the FASB. The most significant change requires lessees to record the present value of operating lease payments as right-of-use assets and lease liabilities on the balance sheet. The new guidance continues to require lessees to classify leases between operating and finance leases (formerly “capital leases”).
We adopted the new guidance using the modified retrospective method at the beginning of fiscal year 2020. Reporting periods beginning after September 29, 2019 are presented under the new guidance, while prior periods continue to be reported in accordance with our historical accounting. The Company adopted the new guidance by applying practical expedients that permit us not to reassess our prior conclusions concerning whether:
•Any of our existing arrangements contain a lease;
•Our existing lease arrangements are operating or finance leases;
•To capitalize indirect costs; and
•Existing land easements are leases.
The adoption of the new guidance resulted in the recognition of approximately $3.7 billion of right-of-use assets and lease liabilities, which were measured by the present value of the remaining minimum lease payments. In accordance with the guidance, the Company elected to exclude from the measurement of the right-of-use asset and lease liability leases with a remaining term of one year (“Short-term leases”).
The present value of the lease payments was calculated using the Company’s incremental borrowing rate applicable to the lease, which is determined by estimating what it would cost the Company to borrow a collateralized amount equal to the total lease payments over the lease term based on the contractual terms of the lease and the location of the leased asset.
At adoption, in the Consolidated Balance Sheet we also reclassified:
•Deferred rent of approximately $0.3 billion for operating leases at the end of fiscal year 2019 from “Accounts payable and other accrued liabilities” (current portion) and “Other long-term liabilities” (non-current portion) to “Other assets” (right-of-use asset);
•A deferred sale leaseback gain of approximately $0.3 billion from “Deferred revenue and other” (current portion) and “Other long-term liabilities” (non-current portion) to “Retained earnings”; and
•Capitalized lease assets of approximately $0.2 billion from “Parks, resorts and other property” to “Other assets” related to finance leases.
Lessee Arrangements
The Company’s operating leases primarily consist of real estate and equipment, including office space for general and administrative purposes, production facilities, retail outlets and distribution centers for consumer products, land and content broadcast equipment. The Company also has finance leases, primarily for land and broadcast equipment.
We determine whether a new contract is a lease at contract inception or for a modified contract at the modification date. Our leases may require us to make fixed rental payments, variable lease payments based on usage or sales and fixed non-lease costs relating to the leased asset. Variable lease payments are generally not included in the measurement of the right-of-use asset and lease liability. Fixed non-lease costs, for example common-area maintenance costs, are included in the measurement of the right-of-use asset and lease liability as the Company does not separate lease and non-lease components.
Some of our leases include renewal and/or termination options. If it is reasonably certain that a renewal or termination option will be exercised, the exercise of the option is considered in calculating the term of the lease. As of October 3, 2020, our operating leases have a weighted-average remaining lease term of approximately 10 years, and our finance leases have a weighted-average remaining lease term of approximately 23 years. The weighted-average incremental borrowing rate is 2.5% and 6.3%, for our operating leases and finance leases, respectively. Additionally, as of October 3, 2020, the Company had signed non-cancelable lease agreements with total estimated future lease payments of approximately $277 million that had not yet commenced and therefore are not included in the measurement of the right-of-use asset and lease liability.

The Company’s operating and finance right-of-use assets and lease liabilities are as follows:

October 3, 2020
Right-of-use assets(1)
Operating leases	$3,687
Finance leases	361
Total right-of-use assets	4,048

Short-term lease liabilities(2)
Operating leases	747
Finance leases	37
784
Long-term lease liabilities(3)
Operating leases	2,640
Finance leases	271
2,911
Total lease liabilities	$3,695
(1)Included in “Other assets” in the Consolidated Balance Sheet. Includes approximately $0.6 billion of long-term prepaid rent that was presented as a right-of-use asset upon adoption.
(2)Included in “Accounts payable and other accrued liabilities” in the Consolidated Balance Sheet.
(3)Included in “Other long-term liabilities” in the Consolidated Balance Sheet.
The components of lease expense for the year ended October 3, 2020 are as follows:

Finance lease cost
Amortization of right-of-use assets	$37
Interest on lease liabilities	16
Operating lease cost	899
Variable fees and other(1)	491
Total lease cost	$1,443
(1)Includes variable lease payments related to our operating and finance leases and costs of Short-term leases, net of sublease income.
Rental expense for operating leases during fiscal 2019 and 2018, including common-area maintenance and contingent rentals, was $1.1 billion and $0.9 billion, respectively.
Cash paid during the year ended October 3, 2020 for amounts included in the measurement of lease liabilities as of the beginning of the reporting period is as follows:

Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows for operating leases	$879
Operating cash flows for finance leases	16
Financing cash flows for finance leases	37
Total	$932

Future minimum lease payments, as of October 3, 2020, are as follows:

	Operating	Financing
Fiscal year:
2021	$840	$56
2022	635	56
2023	494	51
2024	367	40
2025	310	35
Thereafter	1,565	482
Total undiscounted future lease payments	4,211	720
Less: Imputed interest	(824)	(412)
Total reported lease liability	$3,387	$308
Future minimum lease payments under non-cancelable operating leases and non-cancelable capital leases at September 28, 2019, presented based on our historical accounting prior to the adoption of the new lease guidance, are as follows:

	Operating Leases	Capital Leases
Fiscal year:
2020	$982	$19
2021	849	20
2022	670	19
2023	532	17
2024	407	16
Thereafter	2,491	458
Total minimum obligations	$5,931	549
Less: amount representing interest		(398)
Present value of net minimum obligations		$151

17Fair Value Measurement
The Company’s assets and liabilities measured at fair value are summarized in the following tables by fair value measurement Level. See Note 11 for definitions of fair value measures and the Levels within the fair value hierarchy.

	Fair Value Measurement at October 3, 2020
Description	Level 1	Level 2	Level 3	Total
Assets
Investments	$—	$1,057	$—	$1,057
Derivatives
Interest rate	—	515	—	515
Foreign exchange	—	505	—	505
Other	—	1	—	1
Liabilities
Derivatives
Interest rate	—	(4)	—	(4)
Foreign exchange	—	(549)	—	(549)
Other	—	(22)	—	(22)
Total recorded at fair value	$—	$1,503	$—	$1,503
Fair value of borrowings	$—	$63,370	$1,448	$64,818

	Fair Value Measurement at September 28, 2019
Description	Level 1	Level 2	Level 3	Total
Assets
Investments	$13	$—	$—	$13
Derivatives
Interest rate	—	89	—	89
Foreign exchange	—	771	—	771
Other	—	1	—	1
Liabilities
Derivatives
Interest rate	—	(93)	—	(93)
Foreign exchange	—	(544)	—	(544)
Other	—	(4)	—	(4)
Total recorded at fair value	13	220	—	233
Fair value of borrowings	$—	$48,709	$1,249	$49,958
The fair values of Level 2 investments are based on quoted market prices, adjusted for trading restrictions.
The fair values of Level 2 derivatives are primarily determined by internal discounted cash flow models that use observable inputs such as interest rates, yield curves and foreign currency exchange rates. Counterparty credit risk, which is mitigated by master netting agreements and collateral posting arrangements with certain counterparties, did not have a material impact on derivative fair value estimates.
Level 2 borrowings, which include commercial paper, U.S. dollar denominated notes and certain foreign currency denominated borrowings, are valued based on quoted prices for similar instruments in active markets or identical instruments in markets that are not active.
Level 3 borrowings include the Asia Theme Park borrowings, which are valued based on the current borrowing cost and credit risk of the Asia Theme Parks as well as prevailing market interest rates.
The Company’s financial instruments also include cash, cash equivalents, receivables and accounts payable. The carrying values of these financial instruments approximate the fair values.
The Company also has assets that are required to be recorded at fair value on a non-recurring basis. These assets are evaluated when certain triggering events occur (including a decrease in estimated future cash flows) that indicate the asset should be evaluated for impairment. In the third quarter of fiscal 2020, the Company recorded impairment charges for goodwill and intangible assets as disclosed in Note 19. The fair value of these assets reflected the estimated discounted future cash flows, which is a Level 3 valuation technique (see Note 19 for a discussion of the more significant inputs used in our discounted cash flow analysis).
Credit Concentrations
The Company monitors its positions with, and the credit quality of, the financial institutions that are counterparties to its financial instruments on an ongoing basis and does not currently anticipate nonperformance by the counterparties.
The Company does not expect that it would realize a material loss, based on the fair value of its derivative financial instruments as of October 3, 2020, in the event of nonperformance by any single derivative counterparty. The Company generally enters into derivative transactions only with counterparties that have a credit rating of A- or better and requires collateral in the event credit ratings fall below A- or aggregate exposures exceed limits as defined by contract. In addition, the Company limits the amount of investment credit exposure with any one institution.
The Company does not have material cash and cash equivalent balances with financial institutions that have below investment grade credit ratings and maintains short-term liquidity needs in high quality money market funds. As of October 3, 2020, the Company’s balances with individual financial institutions that exceeded 10% of the Company’s total cash and cash equivalents were 26% of total cash and cash equivalents. At October 3, 2020, the Company did not have balances (excluding money market funds) with individual financial institutions that exceeded 10% of the Company’s total cash and cash equivalents.
The Company’s trade receivables and financial investments do not represent a significant concentration of credit risk at October 3, 2020 due to the wide variety of customers and markets in which the Company’s products are sold, the dispersion of our customers across geographic areas and the diversification of the Company’s portfolio among financial institutions.
18Derivative Instruments
The Company manages its exposure to various risks relating to its ongoing business operations according to a risk management policy. The primary risks managed with derivative instruments are interest rate risk and foreign exchange risk.
The Company’s derivative positions measured at fair value are summarized in the following tables:

	As of October 3, 2020
	Current Assets	Other Assets	Other Current Liabilities	Other Long- Term Liabilities
Derivatives designated as hedges
Foreign exchange	$184	$132	$(77)	$(273)
Interest rate	—	515	(4)	—
Other	1	—	(15)	(4)
Derivatives not designated as hedges
Foreign exchange	53	136	(98)	(101)
Interest Rate	—	—	—	—
Other	—	—	(3)	—
Gross fair value of derivatives	238	783	(197)	(378)
Counterparty netting	(143)	(378)	184	338
Cash collateral (received) paid	(26)	(142)	—	9
Net derivative positions	$69	$263	$(13)	$(31)

	As of September 28, 2019
	Current Assets	Other Assets	Other Current Liabilities	Other Long- Term Liabilities
Derivatives designated as hedges
Foreign exchange	$302	$241	$(67)	$(244)
Interest rate	—	89	(82)	—
Other	1	—	(3)	(1)
Derivatives not designated as hedges
Foreign exchange	65	163	(107)	(126)
Interest Rate	—	—	—	(11)
Gross fair value of derivatives	368	493	(259)	(382)
Counterparty netting	(231)	(345)	258	318
Cash collateral (received) paid	(55)	(6)	—	7
Net derivative positions	$82	$142	$(1)	$(57)
Interest Rate Risk Management
The Company is exposed to the impact of interest rate changes primarily through its borrowing activities. The Company’s objective is to mitigate the impact of interest rate changes on earnings and cash flows and on the market value of its borrowings. In accordance with its policy, the Company targets its fixed-rate debt as a percentage of its net debt between a minimum and maximum percentage. The Company primarily uses pay-floating and pay-fixed interest rate swaps to facilitate its interest rate risk management activities.
The Company designates pay-floating interest rate swaps as fair value hedges of fixed-rate borrowings effectively converting fixed-rate borrowings to variable rate borrowings indexed to LIBOR. As of October 3, 2020 and September 28, 2019, the total notional amount of the Company’s pay-floating interest rate swaps was $15.8 billion and $9.9 billion, respectively.
The following table summarizes fair value hedge adjustments to hedged borrowings:

	Carrying Amount of Hedged Borrowings(1)		Fair Value Adjustments Included in Hedged Borrowings(1)
	October 3, 2020	September 28, 2019	October 3, 2020	September 28, 2019
Borrowings:
Current	$753	$1,121	$4	$(3)
Long-term	16,229	9,562	505	34
	$16,982	$10,683	$509	$31
(1)Includes $34 million and $37 million of gains on terminated interest rate swaps as of October 3, 2020 and September 28, 2019, respectively.
The following amounts are included in “Interest expense, net” in the Consolidated Statements of Operations:

	2020	2019	2018
Gain (loss) on:
Pay-floating swaps	$479	$337	$(230)
Borrowings hedged with pay-floating swaps	(479)	(337)	230
Benefit (expense) associated with interest accruals on pay-floating swaps	28	(58)	(15)
The Company may designate pay-fixed interest rate swaps as cash flow hedges of interest payments on floating-rate borrowings. Pay-fixed swaps effectively convert floating rate borrowings to fixed-rate borrowings. The unrealized gains or losses from these cash flow hedges are deferred in AOCI and recognized in interest expense as the interest payments occur. The Company did not have pay-fixed interest rate swaps that were designated as cash flow hedges of interest payments at October 3, 2020 or at September 28, 2019, and gains and losses related to pay-fixed swaps recognized in earnings for fiscal 2020, 2019 and 2018 were not material.

To facilitate its interest rate risk management activities, the Company sold options in November 2016, October 2017 and April 2018 to enter into future pay-floating interest rate swaps indexed to LIBOR for $2.0 billion in future borrowings. The Company repurchased these options in July 2020 for $2 million. The fair values of these contracts were $1 million and $11 million at June 27, 2020 and September 28, 2019, respectively. The options were not designated as hedges and did not qualify for hedge accounting; accordingly, changes in their fair value were recorded in earnings. Gains and losses on the options for fiscal 2020, 2019 and 2018 were not material.
Foreign Exchange Risk Management
The Company transacts business globally and is subject to risks associated with changing foreign currency exchange rates. The Company’s objective is to reduce earnings and cash flow fluctuations associated with foreign currency exchange rate changes, enabling management to focus on core business issues and challenges.
The Company enters into option and forward contracts that change in value as foreign currency exchange rates change to protect the value of its existing foreign currency assets, liabilities, firm commitments and forecasted but not firmly committed foreign currency transactions. In accordance with policy, the Company hedges its forecasted foreign currency transactions for periods generally not to exceed four years within an established minimum and maximum range of annual exposure. The gains and losses on these contracts offset changes in the U.S. dollar equivalent value of the related forecasted transaction, asset, liability or firm commitment. The principal currencies hedged are the euro, Japanese yen, British pound, Chinese yuan and Canadian dollar. Cross-currency swaps are used to effectively convert foreign currency denominated borrowings into U.S. dollar denominated borrowings.
The Company designates foreign exchange forward and option contracts as cash flow hedges of firmly committed and forecasted foreign currency transactions. As of October 3, 2020 and September 28, 2019, the notional amounts of the Company’s net foreign exchange cash flow hedges were $4.6 billion and $6.3 billion, respectively. Mark-to-market gains and losses on these contracts are deferred in AOCI and are recognized in earnings when the hedged transactions occur, offsetting changes in the value of the foreign currency transactions. Net deferred gains recorded in AOCI for contracts that will mature in the next twelve months total $106 million. The following table summarizes the effect of foreign exchange cash flow hedges on AOCI:

	2020	2019
Gain (loss) recognized in Other Comprehensive Income	$(63)	$156
Gain (loss) reclassified from AOCI into the Statement of Operations(1)	269	183
(1)Primarily recorded in revenue.
The Company designates cross currency swaps as fair value hedges of foreign currency denominated borrowings. The impact of the designated exposure is recorded to “Interest Expense, net” to offset the foreign currency impact of the foreign currency denominated borrowing. The non-hedged exposure is recorded to AOCI and is amortized over the life of the cross currency swap. As of October 3, 2020, the total notional amount of the Company’s designated cross currency swaps was Canadian $1.3 billion ($979 million). There were no designated cross currency swaps as of September 28, 2019. Fiscal 2020, gains and losses on cross currency swaps and related hedged items were not material, and there were no gains or losses in fiscal 2019 and 2018.
Foreign exchange risk management contracts with respect to foreign currency denominated assets and liabilities are not designated as hedges and do not qualify for hedge accounting. The notional amounts of these foreign exchange contracts at October 3, 2020 and September 28, 2019 were $3.5 billion and $3.8 billion, respectively. The following table summarizes the net foreign exchange gains or losses recognized on foreign currency denominated assets and liabilities and the net foreign exchange gains or losses on the foreign exchange contracts we entered into to mitigate our exposure with respect to foreign currency denominated assets and liabilities by the corresponding line item in which they are recorded in the Consolidated Statements of Operations:

	Costs and Expenses			Interest expense, net			Income Tax Expense
	2020	2019	2018	2020	2019	2018	2020	2019	2018
Net gains (losses) on foreign currency denominated assets and liabilities	$10	$(188)	$(146)	$1	$16	$39	$(35)	$50	$29
Net gains (losses) on foreign exchange risk management contracts not designated as hedges	(56)	123	104	—	(19)	(46)	33	(51)	(19)
Net gains (losses)	$(46)	$(65)	$(42)	$1	$(3)	$(7)	$(2)	$(1)	$10

Commodity Price Risk Management
The Company is subject to the volatility of commodities prices, and the Company designates certain commodity forward contracts as cash flow hedges of forecasted commodity purchases. Mark-to-market gains and losses on these contracts are deferred in AOCI and are recognized in earnings when the hedged transactions occur, offsetting changes in the value of commodity purchases. The notional amount of these commodities contracts at October 3, 2020 and September 28, 2019 and related gains or losses recognized in earnings were not material for fiscal 2020, 2019 and 2018.
Risk Management – Other Derivatives Not Designated as Hedges
The Company enters into certain other risk management contracts that are not designated as hedges and do not qualify for hedge accounting. These contracts, which include certain swap contracts, are intended to offset economic exposures of the Company and are carried at market value with any changes in value recorded in earnings. The notional amount and fair value of these contracts at October 3, 2020 and September 28, 2019 were not material. The related gains or losses recognized in earnings were not material for fiscal 2020, 2019 and 2018.
Contingent Features and Cash Collateral
The Company has master netting arrangements by counterparty with respect to certain derivative financial instrument contracts. The Company may be required to post collateral in the event that a net liability position with a counterparty exceeds limits defined by contract and that vary with the Company’s credit rating. In addition, these contracts may require a counterparty to post collateral to the Company in the event that a net receivable position with a counterparty exceeds limits defined by contract and that vary with the counterparty’s credit rating. If the Company’s or the counterparty’s credit ratings were to fall below investment grade, such counterparties or the Company would also have the right to terminate our derivative contracts, which could lead to a net payment to or from the Company for the aggregate net value by counterparty of our derivative contracts. The aggregate fair values of derivative instruments with credit-risk-related contingent features in a net liability position by counterparty were $53 million and $65 million at October 3, 2020 and September 28, 2019, respectively.
19Restructuring and Impairment Charges
Goodwill and Intangible Asset Impairment
Prior to the Company’s reorganization in October 2020, the former Direct-to-Consumer & International segment included the former International Channels reporting unit, which was comprised of the the Company’s international television networks. Our international television networks primarily derive revenues from affiliate fees charged to multi-channel video programming distributors (i.e. cable, satellite, telecommunications and digital over-the-top service providers) (MVPDs) for the right to deliver our programming under multi-year licensing agreements and the sales of advertising time/space on the networks. A majority of the operations in this reporting unit were acquired in the TFCF acquisition, and therefore the fair value of these businesses approximated the carrying value at the date of the acquisition of TFCF.
The International Channels business has been negatively impacted by the COVID-19 pandemic resulting in decreased viewership and lower advertising revenue related to the availability of content, including the deferral of certain live sporting events. The Company’s increased focus on DTC distribution in international markets is expected to negatively impact the International Channels business as we shift the primary means of monetizing our film and television content from licensing of linear channels to distribution on our DTC platforms because the International Channels reporting unit valuation does not include the value derived from this shift, which is reflected in other reporting units. In addition, the industry shift to DTC, including by us and many of our distributors, who are pursuing their own DTC strategies, has changed the competitive dynamics for the International Channels business and resulted in unfavorable renewal terms for certain of our distribution agreements.
Due to these circumstances, in the third quarter of fiscal 2020, we tested the International Channels’ goodwill and long-lived assets (including intangible assets) for impairment.
The impairment test requires a comparison of cash flows expected to be generated over the useful life of an asset group to the carrying value of the asset group. Assets are grouped at the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets. If the carrying value of an asset group exceeds the estimated undiscounted future cash flows, an impairment is measured as the difference between the fair value of the group’s long-lived assets and the carrying value of the group’s long-lived assets.
We determined the appropriate asset groups for our International Channels to be the regions in which they operate. We estimated the projected undiscounted cash flows over the remaining useful life of an asset group. The more significant inputs used in determining our estimate of the projected undiscounted cash flows included future revenue growth and projected margins as well as the estimate of the remaining useful life of an asset group.

If the carrying value of an asset group exceeded the estimated undiscounted cash flows, the impairment loss is the excess of the carrying value over the fair value. The determination of fair value requires us to make assumptions and estimates about how market participants would value the asset groups. The most sensitive factors affecting the fair value of an asset group are the future revenue growth and projected margins for these businesses as well as the discount rates used to calculate the present value of future cash flows.
In the third quarter of fiscal 2020, we recorded a non-cash impairment charge primarily on our MVPD agreement intangible assets of $1.9 billion. As of October 3, 2020, the remaining balance of the International Channels MVPD agreement intangible assets is approximately $3.0 billion.
We tested the International Channels reporting unit goodwill for impairment on an interim basis by comparing the fair value of the International Channels reporting unit to its carrying value. The fair value was determined using a discounted cash flow analysis. The determination of fair value requires us to make assumptions and estimates about how market participants would value the International Channels. The more sensitive inputs used in the discounted cash flow analysis include future revenue growth and projected margins as well as the discount rates used to calculate the present value of future cash flows. Given the ongoing impacts of COVID-19, the projected cash flows and underlying assumptions are subject to greater uncertainty than normal.
In the third quarter of fiscal 2020, the carrying value of the International Channels exceeded the fair value, and we recorded a non-cash impairment charge of $3.1 billion to fully impair the International Channels reporting unit goodwill.
The $1.9 billion impairment of our MVPD relationships and $3.1 billion impairment of goodwill are recorded in “Restructuring and impairment charges” in the Consolidated Statements of Operations.
TFCF Integration
In fiscal 2019, the Company implemented a restructuring and integration plan as a part of its initiative to realize cost synergies from the acquisition of TFCF. The restructuring plan is substantially complete as of the end of fiscal 2020. In connection with this plan, during fiscal 2020, the Company recorded $0.5 billion of restructuring charges, which included $0.4 billion of severance (including employee contract terminations). To date, we have recorded restructuring charges of $1.7 billion, including $1.2 billion related to severance and $0.3 billion of equity based compensation costs, primarily for TFCF awards that were accelerated to vest upon the closing of the TFCF acquisition. These charges are recorded in “Restructuring and impairment charges” in the Consolidated Statements of Operations. With the TFCF integration efforts nearly complete, the Company expects that total severance and other restructuring charges will remain at approximately $1.7 billion.
The changes in restructuring reserves related to the TFCF integration for fiscal 2019 and 2020 are as follows:

Balance at September 29, 2018	$—
Additions in fiscal 2019:
Disney Media and Entertainment Distribution	713
Disney Parks, Experiences and Products	11
Corporate	182
Total additions in fiscal 2019	906
Payments in fiscal 2019	(230)
Balance at September 28, 2019	676
Additions in fiscal 2020:
Disney Media and Entertainment Distribution	382
Disney Parks, Experiences and Products	9
Corporate	62
Total additions in fiscal 2020	453
Payments in fiscal 2020	(772)
Balance at October 3, 2020	$357
Other
In the fourth quarter of fiscal 2020, the Company approved a workforce reduction plan, primarily at the Disney Parks, Experiences and Products segment, which we expect to be completed by the end of fiscal 2021. The Company recorded $287 million of restructuring charges for severance related to this plan in fiscal 2020. These charges are recorded in “Restructuring and impairment charges” in the Consolidated Statements of Operations.

20New Accounting Pronouncements
Accounting Pronouncements Adopted in Fiscal 2020
•Leases - See Note 16
•Improvements to Accounting for Costs of Films and License Agreements for Program Materials - See Note 8
Facilitation of the Effects of Reference Rate Reform
In March 2020, the FASB issued guidance which provides optional expedients and exceptions for applying current GAAP to contracts, hedging relationships, and other transactions affected by the transition from the use of LIBOR to an alternative reference rate. We are currently evaluating our contracts and hedging relationships that reference LIBOR and the potential effects of adopting this new guidance. The guidance can be adopted immediately and is applicable to contracts entered into on or before December 31, 2022.
Simplifying the Accounting for Income Taxes
In December 2019, the FASB issued guidance which simplifies the accounting for income taxes. The guidance amends the rules for recognizing deferred taxes for investments, performing intraperiod tax allocations and calculating income taxes in interim periods. It also reduces complexity in certain areas, including the accounting for transactions that result in a step-up in the tax basis of goodwill and allocating taxes to members of a consolidated group. The guidance is effective at the beginning of the Company’s 2022 fiscal year (with early adoption permitted). We currently do not expect the new guidance will have a material impact on our financial statements.
Measurement of Credit Losses on Financial Instruments
In June 2016, the FASB issued new accounting guidance which modifies existing guidance related to the measurement of credit losses on financial instruments, including trade and loan receivables. The new guidance requires the allowance for credit losses to be measured based on expected losses over the life of the asset rather than incurred losses. The guidance is effective at the beginning of the Company’s 2021 fiscal year. The adoption will not have a material impact on our financial statements.

QUARTERLY FINANCIAL SUMMARY
(in millions, except per share data)

(unaudited)	Q1(1)		Q2(1)		Q3(1)		Q4(1)
2020
Revenues	$20,877		$18,025		$11,779		$14,707
Income (loss) from continuing operations before income taxes	2,626		1,051		(4,840)		(580)
Segment operating income(9)	3,996		2,407		1,099		606
Net income (loss) from continuing operations	2,168		528		(4,509)		(629)
Net income (loss) attributable to Disney	2,107		460		(4,721)		(710)
Loss from discontinued operations, net of tax	(21)		(8)		(3)		—
Earnings (loss) per share:
Diluted - continuing operations	$1.17	(2)	$0.26	(3)	$(2.61)	(5)	$(0.39)	(7)
Diluted - total	1.16		0.25		(2.61)		(0.39)
Basic - continuing operations	1.18		0.26		(2.61)		(0.39)
Basic - total	1.17		0.25		(2.61)		(0.39)
2019
Revenues	$15,303		$14,924		$20,262		$19,118
Income from continuing operations before income taxes	3,431		7,236		2,009		1,247
Segment operating income(9)	3,655		3,815		3,952		3,425
Net income from continuing operations	2,786		5,589		1,616		906
Net income attributable to Disney	2,788		5,452		1,760		1,054
Income from discontinued operations, net of tax	—		22		366		299
Earnings per share:
Diluted - continuing operations	$1.86		$3.53	(4)	$0.79	(6)	$0.43	(8)
Diluted - total	1.86		3.55		0.97		0.58
Basic - continuing operations	1.87		3.55		0.79		0.43
Basic	1.87		3.56		0.98		0.58
(1)On March 20, 2019, the Company began consolidating the results of TFCF and Hulu (see Note 4). As a result, revenues and operating results in fiscal 2020 and the third and fourth quarter of fiscal 2019 reflected the impact of this transaction.
(2)Results included amortization related to TFCF and Hulu intangible assets and fair value step-up on film and television costs (adverse impact of $0.30 on diluted earnings (loss) per share (EPS)) and restructuring and impairment charges (adverse impact of $0.06 on EPS).
(3)Results included amortization related to TFCF and Hulu intangible assets and fair value step-up on film and television costs (adverse impact of $0.27 on EPS) and restructuring and impairment charges (adverse impact of $0.06 on EPS).
(4)Results included the Hulu gain (favorable impact of $2.46 on EPS), restructuring and impairment charges (adverse impact of $0.33 on EPS), an impairment in our investment in Vice (adverse impact of $0.18 on EPS), and amortization related to TFCF and Hulu intangible assets and fair value step-up on film and television costs (adverse impact of $0.05 on EPS).
(5)Results included goodwill and intangible asset impairments at our International Channels business (adverse impact of $2.53 on EPS), amortization related to TFCF and Hulu intangible assets and fair value step-up on film and television costs (adverse impact of $0.28 on EPS), restructuring and impairment charges (adverse impact of $0.04 on EPS), and the DraftKings gain (favorable impact of $0.16 on EPS).
(6)Results included amortization related to TFCF and Hulu intangible assets and fair value step-up on film and television costs (adverse impact of $0.34 on EPS), restructuring and impairment charges (adverse impact of $0.09 on EPS), equity investment impairments (adverse impact of $0.08 on EPS), and an adjustment to the Hulu gain (adverse impact of $0.05 on EPS).
(7)Results included amortization related to TFCF and Hulu intangible assets and fair value step-up on film and television costs (adverse impact of $0.30 on EPS), restructuring and impairment charges (adverse impact of $0.17 on EPS), the DraftKings gain (favorable impact of $0.25 on EPS), and a non-cash gain on the sale of an investment (favorable impact of $0.03 on EPS).
(8)Results included amortization related to TFCF and Hulu intangible assets and fair value step-up on film and television costs (adverse impact of $0.30 on EPS), a charge for the settlement of a portion of the debt originally assumed in the TFCF acquisition (adverse impact of $0.22 on EPS), and restructuring and impairment charges (adverse impact of $0.13), and a gain on the deemed settlement of preexisting relationships with TFCF as part of the accounting for the acquisition (favorable impact of $0.01 on EPS).
(9)Segment operating results reflect earnings before the corporate and unallocated shared expenses, restructuring and impairment charges, other income, net, interest expense, net, income taxes and noncontrolling interests.